Exhibit 10.1
Execution Version

SYNDICATED FACILITY AGREEMENT
among
TOYS “R” US (UK) LIMITED,
CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,
TOYS “R” US (AUSTRALIA) PTY LTD.,
CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,
VARIOUS LENDERS,
DEUTSCHE BANK AG NEW YORK BRANCH,
as ADMINISTRATIVE AGENT and SECURITY AGENT,
DEUTSCHE BANK AG, LONDON BRANCH,
as FACILITY AGENT
and
DEUTSCHE BANK AG NEW YORK BRANCH
and
BANK OF AMERICA, N.A.,
as CO-COLLATERAL AGENTS

Dated as of October 15, 2009

DEUTSCHE BANK SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as JOINT LEAD ARRANGERS,
DEUTSCHE BANK SECURITIES INC,
and
BANC OF AMERICA SECURITIES LLC,
as JOINT BOOK-RUNNERS,
BANC OF AMERICA SECURITIES LLC, as SYNDICATION AGENT,
and
CITIBANK, N.A.
and
GOLDMAN SACHS LENDING PARTNERS LLC,
as DOCUMENTATION AGENTS

Bringing this document or any certified copy of this document into the Republic of Austria as well as any written confirmation or written reference to this document may cause the imposition of Austrian Stamp Tax.

          SYNDICATED FACILITY AGREEMENT, dated as of October 15, 2009, among Toys “R” Us Europe, LLC, (the “European Parent Guarantor”), TRU Australia Holdings, LLC, (the “Australian Parent Guarantor”), Toys “R” Us (UK) Limited (the “UK Holdco”), Toys “R” Us Limited (“Toys UK” and together with the UK Holdco, the “U.K. Borrowers”), Toys “R” Us (Australia) Pty Ltd (ABN 77 057 455 026) (the “Australian Borrower”), Toys “R” Us GmbH (the “German Borrower”), Toys “R” Us SARL (the “French Borrower”), Toys “R” Us Iberia, S.A. (the “Spanish Borrower” and, together with the U.K. Borrowers, Australian Borrower, German Borrower and French Borrower, collectively, the “Borrowers”), the other Obligors party hereto from time to time (including any additional Guarantors who join pursuant to Section 17.20) the Lenders party hereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG, London Branch, as Facility Agent, Deutsche Bank AG New York Branch and Bank of America, N.A., as Co-Collateral Agents. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
W I T N E S S E T H :
          WHEREAS, the proceeds of Loans and the Commitments hereunder will refinance the borrowings and commitments under the Existing Credit Agreement; and
          WHEREAS, subject to and upon the terms and conditions set forth herein, the Lead Arrangers have arranged, and the Lenders are willing to make available to the Borrowers, the senior secured revolving credit facility provided for herein;
          NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Definitions and Accounting Terms.
          1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Account” shall mean an “account” as such term is defined in Article 9 of the UCC and any and all supporting obligations in respect thereof and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, (e) letter-of-credit rights or letters of credit, or (f) rights to payment for money or funds advanced other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.
          “Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already an Obligor or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity

Interests, become a Wholly-Owned Subsidiary of an Obligor (or shall be merged with and into an Obligor, with such Obligor being the surviving or continuing Person).
          “Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.
          “Administrative Agent” shall mean Deutsche Bank AG New York Branch, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
          “Advisory Agreement” shall mean the Advisory Agreement dated as of July 21, 2005 by and among the Parent, Bain Capital Partners, LLC, Bain Capital, Ltd., Toybox Holdings, LLC and Vornado Truck LLC, as amended and in effect from time to time in a manner not prohibited hereunder.
          “Advisory Fees” shall mean annual advisory fees, closing fees and transaction fees payable by the Obligors pursuant to the Advisory Agreement, but not to exceed the amounts payable thereunder as in effect on the Effective Date.
          “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.
          “Agents” shall mean and include the Administrative Agent, the Facility Agent, the Security Agent, the Co-Collateral Agents, the Lead Arrangers, the Syndication Agent and the Documentation Agents.
          “Aggregate Cap Amount” shall mean £140,000,000.
          “Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by any Group Member in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of any Group Member incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Obligors’ Agent), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 10.04, and (iii) the Fair Market Value of all other consideration payable in connection with such Permitted Acquisition.
          “Aggregate Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Loans then outstanding (for this purpose, using the Pounds Sterling Equivalent of amounts not denominated in Pounds Sterling) and (b) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans).

          “Agreed Security Principles” shall mean those principles set forth on Schedule 1.01(c) hereto.
          “Agreement” shall mean this Syndicated Facility Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
          “Agreement Value” shall mean for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in its reasonable discretion equal to:
     (a) in the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Obligor to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Obligor was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);
     (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Obligor which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or
     (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Obligor that is party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Obligor exceeds (ii) the present value of the future cash flows to be received by such Obligor in each case pursuant to such Hedge Agreement.
          “Anti-Terrorism Laws” shall have the meaning provided in Section 8.22(a).
          “Applicable Commitment Fee Percentage” shall mean (i) for any day on which the Aggregate Exposure is less than or equal to 33.0% of the Total Commitment then in effect, 1.00%, (ii) for any day on which the Aggregate Exposure exceeds 33% of the Total Commitment then in effect but is less than or equal to 66% of the Total Commitment then in effect, 0.75% and (ii) for any day on which the Aggregate Exposure exceeds 66% of the Total Commitment then in effect, 0.50%.
          “Applicable Eligible Jurisdiction” shall mean (i) in the case of Eligible Credit Card Receivables of the Qualified Obligors, England and Wales and Australia, as applicable, and (ii) in the case of Eligible Inventory of the Qualified Obligors, England and Wales and Australia, as applicable.
          “Applicable Law” shall mean as to any Person (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case, of or by any Governmental Authority which has jurisdiction over such Person or any property of such Person.
          “Applicable Margin” initially shall mean a percentage per annum equal to 4.00%. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any Loans than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Historical Excess Availability indicated to have been achieved in any certificate delivered in accordance with the following sentence:

		Loans Maintained as Euro
Level	Historical Excess Availability	Rate Loans
I	Greater than 66% of Total Commitments	3.75%
II	Equal to or less than 66% of Total Commitments but greater than 33% of Total Commitments	4.00%
III	Equal to or less than 33% of Total Commitments	4.25%
          The Historical Excess Availability used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of the Obligors’ Agent (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of the Obligors’ Agent to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 5 days of the last day of any fiscal quarter of the Obligors’ Agent which certificate shall set forth the calculation of the Historical Excess Availability as at the last day of the Test Period ended immediately prior to the relevant Start Date. The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent or (y) the date which is 5 days following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those that correspond to a Historical Excess Availability at Level III (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, (x) the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins at all times during which there shall exist any Event of Default and (y) so long as no Default or Event of Default exists, at all times prior to the date of delivery of the Quarterly Pricing Certificate for the first Fiscal Quarter ending after the first anniversary of the Effective Date the Adjustable Applicable

Margins shall be maintained at Level II above. The Administrative Agent shall notify the Facility Agent in writing when the Applicable Margin changes.
          “Approved Member State” shall mean any country which is the jurisdiction of incorporation or organization of any Group Member.
          “Asset Sale” shall mean any sale, transfer or other disposition by any Obligor to any Person (including by way of redemption by such Person) other than to an Obligor of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (x) sales of assets pursuant to Sections 10.02(ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) and (y) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than £2,000,000.
          “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L.
          “Associate” shall have the meaning given in section 128F(9) of the Australian Tax Act.
          “Australian Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Australian Borrowing Limit” shall mean £55,000,000.
          “Australian Collection Account” shall mean each account established at an Australian Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(c).
          “Australian Collection Banks” shall have the meaning provided in Section 5.03(c).
          “Australian Disbursement Account” shall mean each checking and/or disbursement account maintained by the Australian Obligors for their respective general corporate purposes, including for the purpose of paying their trade payables and other operating expenses (other than a disbursement account that is an Excluded Account).
          “Australian Dollar Loans” shall mean each Loan denominated in Australian Dollars at the time of the incurrence thereof.
          “Australian Dollar Rate” shall mean (a) the applicable Australian Screen Rate; or (b) if (i) no Australian Screen Rate is available for the currency or period of that Loan or (ii) the basis on which the agreed Australian Screen Rate page is calculated or displayed is changed and the Required Lenders instruct the Administrative Agent (after consultation by the Administrative Agent with the Australian Borrower) that in their opinion it ceases to reflect the Lenders’ cost of funding to the same extent as at the date of this Agreement, and no new relevant page is specified under the definition of “Australian Screen Rate”, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Facility Agent to leading banks in the London interbank market, as of 11:00 (London time) on the Interest Determination Date for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Australian Dollar Loans, or in the circumstances described in clause (i) to the proviso to Section 2.10(b) in respect of such Australian Dollar Loans, the Australian Dollar Rate determined pursuant to this definition shall instead be the rate determined by each affected Lender to be that which expresses as a percentage rate per annum the cost to that affected Lender of funding its participation in that Australian Dollar Loan from whatever source or sources it may reasonably select.
          “Australian Dollars” and “A$” shall mean freely transferable lawful currency of the Commonwealth of Australia (expressed in Australian dollars).
          “Australian Employee Liability Reserves” shall mean, with respect to each Australian Obligor, such amount as the Co-Collateral Agent may from time to time determine, which amount shall represent an amount payable by such Australian Obligor pursuant to sections 556(1)(e), 556(1)(g) and 556(1)(h) of the Corporations Act.
          “Australian Obligor” shall mean any Obligor incorporated, organized or established under the laws of the Commonwealth of Australia.
          “Australian Parent Guarantor” shall have the meaning set forth in the preamble hereto.
          “Australian Perfection Certificate” shall mean the Australian Perfection Certificate in the form thereof included in Exhibit D-1 or any other form approved by the Administrative Agent, as the same may be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
          “Australian Screen Rate” shall mean in relation to Australian Dollar Rate, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen for a term equivalent to the relevant period. If the agreed page is replaced, the service ceases to be available, or the basis on which that rate is calculated or displayed is changed and the Required Lenders instruct the Administrative Agent (after consultation by the Administrative Agent with the Obligors’ Agent) that in their opinion it ceases to reflect the Lenders’ cost of funding to the same extent as at the date of this Agreement, the Administrative Agent on the instructions of the Required Lenders may specify another page or service displaying the appropriate rate after consultation by the Administrative Agent with the Obligors’ Agent.
          “Australian Tax Act” shall mean the Income Tax Assessment Act 1936 (Australia) or the Income Tax Assessment Act 1997 (Australia), as the context requires.
          “Authorized Officer” shall mean, with respect to (a) delivering Notices of Borrowing, Notices of Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the respective Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the

Administrative Agent or the respective Issuing Lender, (b) delivering financial information and officer’s certificates pursuant to this Agreement, a director, chief financial officer, treasurer or the principal accounting officer of the Obligors’ Agent and (c) any other matter in connection with this Agreement or any other Credit Document, any executive officer or financial officer of the respective Obligor and any other officer or similar official with responsibility for the administration of the obligations in respect of this Agreement.
          “Availability Condition” shall mean (A) in the case of determining whether a Dominion Period is in effect, the greater of (i) £19,000,000 and (ii) 17 1/2% of the lesser of (x) the Total Commitment as then in effect and (y) the Borrowing Base at such time and (B) in the case of determining whether a Compliance Period is in effect, the greater of (i) £14,000,000 and (ii) 12 1/2% of the lesser of (x) the Total Commitment as then in effect and (y) the Borrowing Base at such time.
          “Available Currency” shall mean (i) with respect to the U.K. Borrowers, U.S. Dollars, Australian Dollars, Pounds Sterling and Euros, (ii) with respect to the Australian Borrower, U.S. Dollars, Australian Dollars, Pounds Sterling and Euros, (iii) with respect to the German Borrower, Euros, (iv) with respect to the Spanish Borrower, Euros and (v) with respect to the French Borrower, Euros.
          “Back-Stop Arrangements” shall have the meaning provided in Section 3.03(b).
          “Bank Product Reserve” shall mean a reserve established by the Co-Collateral Agents from time to time in their Permitted Discretion in respect of the Obligors’ liabilities (or potential liabilities) as part of their cash management system under Cash Management Agreements such as, but not limited to, reserves for returned items, customary charges for maintaining Deposit Accounts and similar items. The Co-Collateral Agents shall establish reserves for any overdraft lines or similar arrangements which have been designated as Qualified Secured Cash Management Agreement pursuant to Section 13.21.
          “Bankruptcy Code” shall have the meaning provided in Section 11.01(e).
          “Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States or any successor thereto.
          “Borrower” and “Borrowers” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrowing” shall mean the borrowing of one Type of Loan from all the Lenders having Commitments on a given date (or resulting from a conversion or conversions on such date) having the same Interest Period.
          “Borrowing Base” shall mean, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent and each of the Co-Collateral Agents in accordance with Section 9.01(j), equal to, without duplication, the sum of (a) 85% of Eligible Credit Card Receivables of the Qualified Obligors, plus (b) 85% of the then extant Net Orderly Liquidation Value of Eligible Inventory of the Qualified Obligors minus (c) the sum (without duplication) of the Reserves then established by the Co-Collateral Agents with respect to the Borrowing Base. The Co-Collateral Agents shall have the right (but no obligation) to review such computations and if such computations have not been calculated in accordance with the terms of this Agreement, the Co-Collateral Agents shall have the right to correct any such errors.
          “Borrowing Base Certificate” shall have the meaning provided in Section 9.01(j).
          “Borrowing Base Collateral” shall mean any Collateral used in calculating the Borrowing Base.
          “Business” shall mean any corporation, limited liability company, unlimited liability company, limited or general partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.
          “Business Day” shall mean (a) for all purposes other than as covered by clauses (b), (c) and (d) below, any day except Saturday, Sunday and any day which shall be in New York, New York or London, England, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, U.S. Dollar Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank eurodollar market, (c) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Sterling Loans and Euro Loans, any day which is a Business Day described in clause (a) and which is also (i) a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and (ii) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer 2 (TARGET 2) System is open and (d) with respect to all notices and determinations in connection with, and payments of principal and interest on, Australian Dollar Loans, any day which is a Business Day described in clause (a) above and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Sydney, Australia.
          “Calculation Period” shall mean, with respect to any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition or other event for which financial statements have been delivered to the Lenders pursuant to Section 9.01(b) or (c), as applicable.
          “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received, or Indebtedness borrowed by any Group Member in connection with such capital expenditures (excluding borrowings under this Agreement), (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (C) the proceeds from any sale or other disposition of any Obligors’ assets (other than assets constituting Collateral consisting of Inventory and Accounts and the proceeds thereof), to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition, or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Obligors in cash by a third party (including landlords) during such period of calculation.
          “Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
          “Cash Equivalents” shall mean:
     (i) securities issued by, or unconditionally fully guaranteed by, the federal government of the United States, Australia, Switzerland, any Approved Member State or any agency or instrumentality thereof and in each case maturing within one year from the date of acquisition thereof;
     (ii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (iv) (x) time deposits, demand deposits, bearer deposit notes, certificates of deposit, eurodollar time deposits, bankers’ acceptances or similar instruments of deposit, in each case, with maturities of not more than one year from the date of acquisition by such Person, and (y) overnight bank deposits, in the case of each of the foregoing clauses (x) and (y), issued by (i) any commercial bank organized under the laws of Australia, the United States of America or any State thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 or (ii) any commercial bank organized under the laws of any member state of the European Union or any Approved Member State, as of the date hereof, or Switzerland having combined capital and surplus in excess of the applicable foreign currency equivalent of $500,000,000;

     (v) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above or with any primary dealer;
     (vi) investments of the type and maturity described in clause (i) though (v) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies;
     (vii) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above; and
     (viii) deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business.
          “Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debt card, electronic funds transfer and other cash management arrangements.
          “Cash Management Control Agreement” shall mean a power of attorney, or signing rights “control agreement” or other agreement, in each case in form and substance reasonably acceptable to the Administrative Agent which, in the case of the English Obligors and Australian Obligors, can be incorporated within the relevant Security Document governed by the laws of England and Wales or Australia (as applicable) (unless a separate control agreement is deemed advisable by the Administrative Agent), and containing terms regarding the treatment of all cash and other amounts on deposit in (or credited to) the respective Deposit Account governed by such Cash Management Control Agreement consistent with the requirements of Section 5.03.
          “Cash Management Creditors” shall mean, collectively, each Lender Counterparty and each person (other than a Group Member or Affiliate thereof) party to a Secured Cash Management Agreement.
          “Cash Management Obligations” shall have the meaning specified in the definition of “Secured Obligations”.
          “Centre of Main Interests” shall have the meaning provided in Article 3(1) of Council Regulation (EC) No 1346/2000 of May 29, 2000 on Insolvency Proceedings.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

          “Change of Control” shall mean at any time:
     (a) occupation of a majority of the seats (other than vacant seats) on the board of directors (or other body exercising similar management authority) of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent (or prior to the consummation of a Qualifying IPO, the Sponsor) nor (ii) appointed by directors so nominated; or
     (b) after the consummation of a Qualifying IPO, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended) other than any one or more of the Sponsor Group, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Equity Interests that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more (on a fully diluted basis) of the total then outstanding Equity Interests of the Parent entitled to vote for the election of directors of the Parent and (ii) Equity Interests of the Parent entitled to vote for the election of directors of the Parent in an amount greater than the number of shares of such capital stock beneficially owned by the Sponsor Group (or over which the Sponsor Group has voting control); or
     (c) prior to the consummation of a Qualifying IPO, a change in the Control of the Parent such that the Obligors are not Controlled by any one or more of the Sponsor Group; or
     (d) the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each Obligor free and clear of all Liens (other than those Liens specified in clauses (i), (iv) and (xi) of Section 10.01), except where such failure is as a result of a transaction permitted by the Credit Documents.
          “Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.
          “Claims” shall have the meaning provided in the definition of “Environmental Claims”.
          “Co-Collateral Agent” and “Co-Collateral Agents” shall mean Deutsche Bank AG New York Branch and Bank of America, N.A. in their capacity as co-collateral agents for the Secured Creditors pursuant to this Agreement.
          “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or Section 11.

          “Collateral Access Agreement” shall mean any landlord waivers, mortgagee waivers, bailee letters and any similar usage, access or acknowledgment agreements of any Person, such as a warehouseman, processor, lienholder or lessor, in possession of any assets of any Obligor, in each case in form and substance reasonably satisfactory to the Administrative Agent.
          “Collateral and Guaranty Requirements” shall mean, at any time, the requirement that:
     (a) on or prior to the Effective Date and as a condition precedent to such date, the Administrative Agent shall have received from the Obligors that are not Borrowers (i) a duly executed counterpart of this Agreement or a Joinder Agreement in respect thereof acceding to the Agreement as a Guarantor, and (ii) duly executed Security Documents required to be delivered by each Obligor specified on Schedule 1.01(d) Part 1;
     (b) on or prior to the 120th day following the Effective Date and subject to the Agreed Security Principles, the Administrative Agent shall have received from the Obligors (i) duly executed Security Documents required to be delivered by each Obligor specified on Schedule 1.01(d) Part 2 and (ii) all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as such Obligor would have been required to deliver pursuant to Section 6 of this Agreement had such Security Document been delivered on the Effective Date;
     (c) on the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received insurance certificates from the Parent’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 9.03 is in full force and effect and such certificates shall (i) name the Security Agent, as collateral agent on behalf of the Secured Creditors, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Security Agent, on behalf of the Lenders, as the loss payee and/or an additional insured thereunder and provides for at least thirty days’ prior written notice to the Administrative Agent of any cancellation of such policy;
     (d) subject to the Agreed Security Principles (which for avoidance of doubt for purposes of this clause (d) takes into account the stamp duties and other potentially significant costs that may be incurred by a Spanish Obligor), within 15 days (or such later date as the Administrative Agent may agree in its sole discretion) after any Obligor creates, establishes or acquires a Subsidiary (other than an Immaterial Subsidiary) or a Subsidiary which was an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, the Administrative Agent shall have received from such Subsidiary (i) a duly executed counterpart to this Agreement (or a joinder agreement in respect thereof duly joining such Subsidiary as a Guarantor hereunder), (ii) duly executed security agreements, documents and instruments reasonably satisfactory in form and substance to the Security Agent granting to the Security Agent as security for the Secured Obligations a valid and enforceable, first priority, perfected security interest in all or substantially all of the assets (including all tangible and intangible assets, including receivables, contract rights, securities, inventory, equipment, material Real Property, insurances and material patents, trademarks and other intellectual property) of such Subsidiary and (iii) all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as such Subsidiary would have been required to deliver pursuant to Section 6 of this Agreement had such Subsidiary been an Obligor on the Effective Date; and, that in connection with the execution and delivery of such Security Documents, the Subsidiary shall take such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve and protect the security interests granted (or purported to be granted), in each case to the extent customary in connection with secured transactions under the laws of the respective jurisdiction or deemed necessary or desirable by the Administrative Agent based on the advice of local counsel;
     (e) subject to the Agreed Security Principles, within 15 days (or such later date as the Administrative Agent may agree in its sole discretion) after any Obligor creates, establishes or acquires a Subsidiary (other than an Immaterial Subsidiary), the Administrative Agent shall have received from the parent (or parents) of such Subsidiary, (i) a duly executed pledge agreement or agreements reasonably satisfactory in form and substance to the Administrative Agent pledging to the Security Agent as security for the Secured Obligations a valid and enforceable, first priority, perfected security interest over the Equity Interests of such Subsidiary and (ii) all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as the parent (and/or such Subsidiary) would have been required to deliver pursuant to Section 6 of this Agreement had such Security Documents been delivered on the Effective Date by an Obligor; and such parent or such Subsidiary, as applicable, shall have taken such actions as may be necessary (or reasonably requested by the Administrative Agent or its counsel) under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such pledge agreement;
     (f) unless otherwise agreed to by the Administrative Agent, all Indebtedness of any Obligor that is owing to any other Obligor or any other Group Member shall be evidenced by an Intercompany Note or by a promissory note or an instrument in form reasonably satisfactory to the Administrative Agent and shall have been pledged pursuant to the applicable Security Document and the Security Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;
     (g) on or prior to the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion), the Administrative Agent shall have received from each Australian Obligor and each English Obligor fully executed Cash Management Control Agreements with respect to their Core Concentration Accounts, Collection Accounts and other Deposit Accounts (other than Excluded Accounts and Disbursement Accounts); it being understood and agreed by the parties hereto that the Collection Accounts and the Core Concentration Accounts shall not be subject to cash pooling or other similar arrangements;
     (h) (i) on or prior to the Effective Date, each Qualified Obligor shall have delivered to the Administrative Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit S which have been executed on behalf of such Obligor and addressed to such Obligor’s credit card services provider and (ii) unless consented to in writing by the Co-Collateral Agents, the Qualified Obligors shall not enter into any agreements with a credit card services provider other than the ones expressly contemplated herein unless, contemporaneously therewith, a Credit Card Notification is executed and delivered to the Administrative Agent;
     (i) subject to the Agreed Security Principles, all documents, instruments, forms and statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the applicable Security Documents and perfect such Liens to the extent required by, and with the priority required by, such Security Document, shall have been filed, registered or recorded or delivered to the Security Agent for filing, registration or recording;
     (j) subject to the Agreed Security Principles, each Obligor shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder;
     (k) the Administrative Agent shall have received from each Parent Guarantor and any of its Subsidiaries which is either an Obligor or which is an obligee with respect to any Indebtedness owing to it from (or guaranteed by) an Obligor, a counterpart of the Intercompany Subordination Agreement duly executed and delivered by each Parent Guarantor and each such Subsidiary; provided that in the case of any such Person which becomes an Obligor or an obligee with respect to any such Indebtedness after the Effective Date and which is not already a party to the Intercompany Subordination Agreement, such Person shall execute and deliver a supplement or joinder agreement to the Intercompany Subordination Agreement at the time it becomes such an Obligor or obligee; and
     (l) on or prior to the Effective Date, the Administrative Agent shall have received the Intellectual Property Rights Agreement.
Notwithstanding anything to the contrary above or elsewhere in this Agreement, no Eligible Inventory or Eligible Credit Card Receivable will be included in the Borrowing Base unless the Security Agent has been granted a perfected first registered or first priority security interest in such Collateral.
          “Collection Accounts” shall mean, collectively, the English Collection Accounts and the Australian Collection Accounts.

          “Collective Bargaining Agreement” shall mean any collective bargaining, union or similar collective agreement with any type of employees’ representatives applying or relating to any employee of any Group Member.
          “Commercial Letter of Credit” shall mean any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Qualified Obligor in the ordinary course of business of such Qualified Obligor.
          “Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Commitment”, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11.01, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b), or (z) increased from time to time pursuant to Section 2.14.
          “Commitment Commission” shall have the meaning provided in Section 4.01(a).
          “Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.
          “Compliance Period” shall mean any period (x) commencing on the date on which the Excess Availability is less than or equal to the Availability Condition and (y) ending on the first date thereafter on which the Excess Availability has been greater than the Availability Condition for 30 consecutive days.
          “Confidential Information” shall mean all information and data, including, without limitation, technical, business, marketing and financial information, disclosed to the Agents (or any of them), any Issuing Lender or any Lender by either Parent Guarantor or any of its respective Subsidiaries in connection with this Agreement, any other Credit Document or any of the Transactions, whether tangible, intangible, electronic, verbal or written form or by observation and all memoranda, summaries, samples, notes, analyses, compilations, studies, or other documents prepared by the Agents (or any of them), any Issuing Lender or any Lender which contain, reflect or are derived from such information and/or data; provided, however, the term “Confidential Information” shall not include information or data which (a) is, or becomes, generally available other than as a result of a disclosure by the respective Agent, Issuing Lender or Lender in violation of any Credit Document, (b) is, or becomes, available to an Agent, any Issuing Lender or Lender from a source other than either Parent Guarantor or any of their respective Subsidiaries or its representatives, provided that such source is not, and was not, actually known by such Agent, Issuing Lender or Lender, as the case may be, to be prohibited from transmitting such information or data by any contractual, fiduciary or other legal obligation of confidentiality to either Parent Guarantor or any of its respective Subsidiaries, (c) was available to an Agent, an Issuing Lender or a Lender on a non-confidential basis prior to disclosure by either Parent Guarantor or any of its respective Subsidiaries or their respective representatives or (d) is or was independently developed by an Agent, an Issuing Lender or a Lender without use of the Confidential Information.

          “Consolidated EBITDA” shall mean, for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus, in each case to the extent deducted in determining Consolidated Net Income for such period, (b) depreciation, amortization, and all other non-cash charges (other than non-cash charges for which a cash payment will be required to be made in that period), (c) provisions for Taxes based on income, (d) interest expense, (e) Advisory Fees, (f) expenses in respect of intercompany agreements relating to licensing of intellectual property and management services consistent with current arm’s length accounting practices and (g) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the Administrative Agent.
          “Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA of the Parent Guarantors and their respective Subsidiaries for such period, minus the aggregate amount of all Capital Expenditures (which, for the avoidance of doubt shall never be less than zero for purposes of this definition) made by the Obligors during such period to (b) the sum of (1) the scheduled principal amount of all amortization payments made during such period on all Indebtedness of the Parent Guarantors and their respective Subsidiaries for such period (including the principal component of all Capitalized Lease Obligations but excluding the Secured Obligations, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof) plus (2) Consolidated Interest Expense of the Parent Guarantors and their respective Subsidiaries payable in cash for such period plus (3) the amount of all cash payments made by the Parent Guarantors and their respective Subsidiaries which are Obligors in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (excluding such cash payments related to asset sales not in the ordinary course of business).
          “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense (including that attributable to Capitalized Lease Obligations in accordance with GAAP) of the Parent Guarantors and their respective Subsidiaries payable in cash (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause) the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, all as determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Parent Guarantors and their respective Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than an Obligor and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than an Obligor and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
          “Control” shall mean the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
          “Core Australian Concentration Account” shall have the meaning provided in Section 5.03(d).
          “Core Concentration Accounts” shall mean, collectively, the Core English Concentration Accounts and the Core Australian Concentration Accounts.
          “Core English Concentration Account” shall have the meaning provided in Section 5.03(d).
          “Corporations Act” shall mean the Corporations Act 2001 of Australia.

          “Cost” means the cost of purchases, as reported on the Obligors’ financial stock ledger based upon the Obligors’ accounting practices in effect on the Effective Date or thereafter consented to by the Administrative Agent, whose consent will not be unreasonably withheld. “Cost” does not include inventory capitalization costs or other non-purchase price charges (except for freight charges with respect to all Inventory to the extent treated consistently with the Obligors’ accounting practices in effect on the Effective Date) used in the Obligors’ calculation of cost of goods sold.
          “Credit Account” shall have the meaning provided in Section 5.03(g).
          “Credit Card Notifications” shall have the meaning provided in the definition of Collateral and Guaranty Requirements.
          “Credit Document Obligations” shall have the meaning specified in the definition of Secured Obligations.
          “Credit Documents” shall mean this Agreement, the Intercompany Subordination Agreement, the Intellectual Property Rights Agreement, each Security Document and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Incremental Commitment Agreement, each Note, each Joinder Agreement and each Incremental Security Document.
          “Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).
          “Customer Credit Liabilities” shall mean, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Qualified Obligors entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Qualified Obligors, net of any dormancy reserves maintained by the Qualified Obligors on their books and records in the ordinary course of business consistent with past practices.
          “Customer Credit Liabilities Reserve” shall mean as of any date, an amount equal to (A) forty-five percent (45%) of the Customer Credit Liabilities minus (B) dormancy fees, each as reflected in the books and records of the Qualified Obligors.
          “Customs Broker Agreement” shall mean an agreement in substantially the form attached hereto as Exhibits T-1 and T-1 (or such other form acceptable to the Administrative Agent) among a Qualified Obligor, a customs broker or other carrier, and the Administrative Agent in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Security Agent and agrees, upon notice from the Security Agent to hold and dispose of the subject Inventory and other property solely as directed by the Security Agent.
          “DB Australian Account” shall have the meaning provided in Section 5.03(f).

          “DB English Account” shall have the meaning provided in Section 5.03(e).
          “DB London” shall mean Deutsche Bank AG, London Branch, in its individual capacity, and any successor corporation or merger, consolidation or otherwise.
          “DBNY” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor corporation by merger, consolidation or otherwise.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean, at any time of determination thereof, any Lender that (i) has failed to fund any portion of the Loans or participations in Letter of Credit Outstandings required to be funded by it hereunder (including its obligations under Section 2.01(a), Section 2.04 or Section 3), (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder, (iii) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or become the subject of a bankruptcy or insolvency proceeding or a takeover (in receivership or similar proceeding) by a Governmental Authority, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof, (iv) does not meet a capital adequacy or liquidity requirement applicable to such Lender as determined by the relevant Governmental Authority or (v) has notified the Obligors’ Agent, any Issuing Lender, the Facility Agent and/or the Administrative Agent of any of the foregoing (including any notification of its intent not to comply with its funding obligations described in preceding clause (i)); provided that for purposes of Section 3 and any documentation entered into pursuant to the Back-Stop Arrangements only, the term “Defaulting Lender” shall also include (a) any Lender with an Affiliate that (x) either (A) Controls such Lender or (B) at the election of the Administrative Agent, is under common Control with such Lender and (y) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a takeover by a Governmental Authority or does not meet a capital adequacy or liquidity requirement applicable to such Affiliate as determined by the relevant Governmental Authority, (b) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least 90 consecutive days, and (c) any Lender that any Issuing Lender or the Administrative Agent believes in good faith has defaulted in its obligations under any other credit facility to which such Lender is a party, provided further that the Administrative Agent shall use reasonable endeavors to provide written notice to any Lender that qualifies as a Defaulting Lender hereunder.
          “Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization. All funds in such Deposit Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Account.

          “Disbursement Accounts” shall mean, collectively, the English Disbursement Accounts and the Australian Disbursement Accounts.
          “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Documentation Agents” shall mean Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, in their capacities as Documentation Agents in respect of the credit facilities hereunder.
          “Documents” shall mean, collectively, (i) the Credit Documents and (ii) the Refinancing Documents.
          “Dominion Period” shall mean any period (i) commencing on the date on which either (x) a Specified Default has occurred and is continuing or (y) the Excess Availability is less than or equal to the Availability Condition for any three days (whether or not consecutive) during any thirty-day period and (ii) ending on the first date thereafter on which (x) no Specified Default exists and (y) the Excess Availability has been greater than the Availability Condition for 30 consecutive days.
          “Drawing” shall have the meaning provided in Section 3.05(b).
          “Effective Date” shall have the meaning provided in Section 13.10.
          “Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Qualified Obligor from its credit and debit card services providers as arise in the ordinary course of business and which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below and which have originated in an Applicable Eligible Jurisdiction. None of the following shall be deemed to be Eligible Credit Card Receivables:
     (a) Accounts due from its credit and debit card services providers that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Co-Collateral Agents;

     (b) Accounts due from its credit and debit card services providers with respect to which a Qualified Obligor does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Security Agent for its own benefit and the benefit of the other Secured Creditors pursuant to the Security Documents, those Liens specified in clauses (a) and (e) of the definition of Permitted Encumbrances and Permitted Encumbrances having priority by operation of Applicable Law over the Lien of the Administrative Agent) (the foregoing not being intended to limit the discretion of the Co-Collateral Agents to change, establish or eliminate any Reserves on account of any such Liens);
     (c) Accounts due from its credit and debit card services providers that are not subject to a first registered or first priority (except as provided in clause (b), above) security interest in favor of the Security Agent for its own benefit and the benefit of the other Secured Creditors;
     (d) Accounts due from its credit and debit card services providers which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit/debit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit/debit card processors shall not be deemed violative of this clause);
     (e) except as otherwise approved by the Co-Collateral Agents, Accounts due from its credit and debit card services providers as to which the credit or debit card processor has the right under certain circumstances to require a Qualified Obligor to repurchase the Accounts from such credit or debit card processor; or
     (f) Accounts due from major credit and debit card processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines in its Permitted Discretion acting in good faith to be unlikely to be collected.
          “Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory:
     (a) (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Qualified Obligor in the United Kingdom or Australia within sixty (60) days of the date of determination, but which has not yet been received by a Qualified Obligor or (ii) which has been delivered to a carrier in the United Kingdom or Australia for receipt by a Qualified Obligor in the United Kingdom or Australia within five (5) Business Days of the date of determination, but which has not yet been received by a Qualified Obligor;
     (b) for which the purchase order is in the name of a Qualified Obligor and title has passed to a Qualified Obligor;
     (c) except as otherwise agreed by the Co-Collateral Agents, for which a Qualified Obligor is designated as “shipper” and/or the consignor and the document of title or waybill reflects a Qualified Obligor as consignee (along with delivery to a

Qualified Obligor or its customs broker of the documents of title, to the extent applicable, with respect thereto);
     (d) as to which the Security Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);
     (e) as to which a Tri-Party Agreement has been executed and delivered in favor of the Security Agent;
     (f) which is insured in accordance with the provisions of this Agreement and the other Credit Documents, including, without limitation, marine cargo insurance; and
     (g) which otherwise is not excluded from the definition of Eligible Inventory;
provided that the Administrative Agent may (and shall, at the written direction of any Co-Collateral Agent, after consultation with the other Co-Collateral Agent), upon notice to the Obligors’ Agent, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent or any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or equal and ratable with, the Lien of the Security Agent (such as, without limitation, a right of stoppage in transit) or may otherwise adversely impact the ability of the Security Agent to realize upon such Inventory.
          “Eligible Inventory” shall mean as of any date of determination, without duplication, (a) Eligible Letter of Credit Inventory, (b) Eligible In-Transit Inventory and (c) items of Inventory of a Qualified Obligor that are finished goods, merchantable and readily saleable to the public in the ordinary course that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:
     (a) Inventory that is not solely owned by a Qualified Obligor, or is leased by or is on consignment to a Qualified Obligor, or as to which the Qualified Obligors do not have title thereto;
     (b) Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located in the United Kingdom or Australia (or any territories or possessions thereof);
     (c) Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located at a location that is owned or leased by the Qualified Obligors, except to the extent that the Qualified Obligors shall have used commercially reasonable efforts to furnish (in the case of each such location leased by a third party for which the Qualified Obligors contracted with such third party on or before the Effective Date), or shall have furnished (in the case of each such location leased by a third party for which the Qualified Obligors contracted with such third party after the Effective Date), the Security Agent with (i) any registrations or notifications that the

Administrative Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) an intercreditor agreement (containing, among other things, a lien waiver) executed by the Person owning any such location on terms reasonably acceptable to the Co-Collateral Agents; provided that, with respect to any location which is leased by a third party as of the Effective Date and which contains Inventory to be utilized to fulfill internet orders or Inventory to be forwarded to stores or distribution centers of the Qualified Obligors, such Inventory shall not be deemed ineligible solely by virtue of this clause (c) if such an intercreditor agreement is not obtained by the Qualified Obligors (after having used commercially reasonable efforts to obtain same); provided, further, that any Inventory located at a location described in clauses (i) and/or (ii) below shall not be deemed ineligible solely by virtue of this clause (c) even if such an intercreditor agreement is not furnished for any such location: (i) any location that is not owned or leased by the Qualified Obligor at which Inventory of an English Obligor is located (or locations under the control of the same Person other than store leases) having a value of less than or equal to £6,000,000 at Cost (or, with respect to seasonal locations, at which Inventory is located having a value less than or equal to £12,000,000 at Cost for a period of not greater than 60 days), or (ii) any location that is not owned or leased by the Qualified Obligor at which Inventory of an Australian Obligor is located (or under the control of the same Person other than store leases) having a value of less than or equal to £2,000,000 at Cost (or, with respect to seasonal locations, at which Inventory is located having a value less than or equal to £4,000,000 at Cost for a period of not greater than 60 days);
     (d) Inventory that is located at a distribution center that is leased by the Qualified Obligors, except to the extent that (unless otherwise agreed by the Co-Collateral Agents) the Qualified Obligors shall have used commercially reasonable efforts to furnish (in the case of each such distribution center for which the Qualified Obligors have entered into a lease on or before the Effective Date), or shall have furnished (in the case of each such distribution center for which the Qualified Obligors have entered into a lease after the Effective Date), the Administrative Agent with a landlord’s lien waiver and Collateral Access Agreement on terms reasonably acceptable to the Co-Collateral Agents executed by the Person owning any such distribution center; provided that any Inventory located at a distribution center described in clauses (i) and/or (ii) below shall not be deemed ineligible solely by virtue of this clause (d) even if such a landlord’s lien waiver and Collateral Access Agreement is not furnished for any such distribution center: (i) any distribution center at which Inventory of an English Obligor is located (or locations under the control of the same Person other than store leases) having a value of less than or equal to £6,000,000 at Cost (or, with respect to seasonal warehouses, at which Inventory is located having a value less than or equal to £12,000,000 at Cost for a period of not greater than 60 days), or (ii) any distribution center at which Inventory of an Australian Obligor is located (or under the control of the same Person other than store leases) having a value of less than or equal to £2,000,000 at Cost (or, with respect to seasonal warehouses, at which Inventory is located having a value less than or equal to £4,000,000 at Cost for a period of not greater than 60 days);
     (e) Inventory that represents goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are work in process, raw materials, or that constitute spare parts or supplies used or consumed in a Qualified Obligor’s business, (iv) are bill and hold goods, or (v) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority with respect thereto;
     (f) Inventory that except as otherwise agreed by the Co-Collateral Agents, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;
     (g) Inventory that is not subject to a perfected first priority security interest in favor of the Security Agent, for its own benefit and the benefit of the other Secured Creditors (subject only to Permitted Liens having priority by operation of Applicable Law);
     (h) Inventory that consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories;
     (i) Inventory that casualty insurance in compliance with the provisions of Section 9.03 is not in effect;
     (j) Inventory that has been sold but not yet delivered or Inventory to the extent that any Qualified Obligor has accepted a deposit therefor;
     (k) Inventory that is acquired in a Permitted Acquisition by a Qualified Obligor, unless the Co-Collateral Agents shall have received or conducted (i) appraisals, from appraisers reasonably satisfactory to the Co-Collateral Agents, of such Inventory to be acquired in such Acquisition and (ii) such other due diligence as the Co-Collateral Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Co-Collateral Agents; or
     (l) is otherwise unacceptable to the Co-Collateral Agents in their Permitted Discretion.
          “Eligible Letter of Credit Inventory” means, as of any date of determination (without duplication of other Eligible Inventory), Inventory:
     (a) (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Qualified Obligor in the United Kingdom or Australia within sixty (60) days of the date of determination, but which has not yet been received by a Qualified Obligor, or (ii) which has been delivered to a carrier in the United Kingdom or Australia for receipt by a Qualified Obligor in the United Kingdom or Australia within five (5) Business Days of the date of determination, but which has not yet been received by a Qualified Obligor;
     (b) the purchase order for which is in the name of a Qualified Obligor, title has passed to a Qualified Obligor and the purchase of which is supported by a Commercial Letter of Credit issued under this Agreement having an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit; provided that ninety percent (90%) of the maximum Stated Amount of all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit;
     (c) except as otherwise agreed by the Co-Collateral Agents, for which a Qualified Obligor is designated as “shipper” and/or consignor and the document of title or waybill reflects a Qualified Obligor as consignee (along with delivery to a Qualified Obligor or its customs broker of the documents of title, to the extent applicable, with respect thereto);
     (d) as to which the Security Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);
     (e) which is insured in accordance with the provisions of this Agreement and the other Credit Documents, including, without limitation, marine cargo insurance;
     (f) as to which a Tri-Party Agreement has been executed and delivered in favor of the Security Agent; and
     (g) which otherwise is not excluded from the definition of Eligible Inventory;
provided that the Administrative Agent may (and shall, at the written direction of any Co-Collateral Agent, after consultation with the other Co-Collateral Agent), upon notice to the Obligors’ Agent, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event that the Administrative Agent or any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Security Agent (such as, without limitation, a right of stoppage in transit) or may otherwise adversely impact the ability of the Security Agent to realize upon such Inventory.
          “Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that such Person, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000; provided, further, that an Eligible Transferee shall exclude (w) any natural person, (x) the Parent Guarantors and their respective Subsidiaries, (y) the Parent, or (z) the Sponsor Group or any of their respective Affiliates to the extent that, after giving effect to any proposed assignment, the Sponsor Group and their respective Affiliates would hold in the aggregate more than 25% of the Total Commitment; provided that, (1) to the extent that the Sponsor Group or any of their respective Affiliates hold in the aggregate more than 10% of the Total Commitment, the Sponsor Group and their respective Affiliates shall be subject to clauses (a) and (b) of the definition of Sponsor Lender Limitations with respect to that portion of their Commitments which exceeds 10% of the Total Commitments, and (2) the Sponsor Group and each of their respective Affiliates shall in all events be subject to the provisions of clause (c) of the definition of Sponsor Lender Limitations.
          “Employment Agreements” shall mean those agreements set forth on Schedule 1.01(e) hereto.
          “EMU Legislation” shall mean the legislative measures of the European Union for the introduction of changeover to or operation of the Euro in one or more member states being in part legislative measures to implement the third stage of the European Monetary Union.
          “End Date” shall have the meaning provided in the definition of Applicable Margin.
          “Enforcement Event” shall mean the occurrence of an Event of Default which is continuing and which has resulted in the Administrative Agent or the Security Agent (as the case may be) giving notice along with its intention to take enforcement action pursuant to the Credit Documents; provided that no such notice shall be required for an Enforcement Event to have occurred if an Event of Default of the type described in Section 11.01(e) has occurred and is continuing.
          “English Collection Account” shall mean each account established at an English Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(b).
          “English Collection Bank” shall have the meaning provided in Section 5.03(b).
          “English Disbursement Account” shall mean each checking and/or disbursement account maintained by each English Obligor for their respective general corporate purposes, including for the purpose of paying their trade payables and other operating expenses (other than a disbursement account that is an Excluded Account).
          “English Employee Liability Reserves” shall mean, with respect to each English Obligor, such amount as the Co-Collateral Agents may from time to time determine, which amount shall represent the aggregate amount payable by such English Obligor to creditors in respect of the categories of preferential debts set out in Schedule 6 of the Insolvency Act 1986.
          “English Obligor” shall mean any Obligor incorporated, organized or established under the laws of England and Wales.
          “English Perfection Certificate” shall mean the English Perfection Certificate in the form thereof included in Exhibit D-2 or any other form approved by the Administrative Agent, as the same may be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
          “Enterprise Act Reserves” shall mean, at any time, with respect to each English Obligor, the maximum amount which would be required to be made available by such English Obligor to unsecured creditors if Section 176A of the Insolvency Act of 1986 applied (with such amount being equal to £600,000 as at the date of this Agreement) without duplication of any such amounts used in determining Net Orderly Liquidation Value.
          “Environment” shall mean all gases, air, vapors, liquids, water, land, surface and sub-surface soils, rock, flora, fauna, wetlands and all other natural resources or part thereof including artificial or manmade buildings, structures or enclosures.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
          “Environmental Law” shall mean any applicable law or directive concerning the Environment or health and safety which is at any time binding upon a Group Member in the jurisdictions in which such Group Member carries on business or operates (including, without limitation, by the export of its products or its waste thereto).
          “Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with an Obligor or a Subsidiary of an Obligor would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of either an Obligor or a Subsidiary of an Obligor being or having been a general partner of such person.
          “Euro LIBOR” shall mean, with respect to each Borrowing of Euro Loans, (i) the applicable screen rate, the same being the percentage rate per annum determined by the Banking Federation of the European Union for the relevant Interest Period, displayed on Reuters Page EURIBOR-01. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders; or (ii) (if no screen rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Facility Agent to leading banks in the European interbank market, in each case, as of 11:00 A.M. (Brussels time) on the Interest Determination Date for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Euro Loans, or in the circumstances described in clause (i) to the proviso to Section 2.10(b) in respect of such Euro Loans, the Euro LIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lender) to fund a Borrowing of Loans denominated in Euros with maturities comparable to the Interest Period applicable thereto.
          “Euro Loans” shall mean each Loan denominated in Euros at the time of the incurrence thereof.
          “Euro Rate” shall mean and include each of the Australian Dollar Rate, Eurodollar Rate, the Sterling Rate and Euro LIBOR.
          “Euro Rate Loan” shall mean each U.S. Dollar Loan, each Sterling Loan, each Euro Loan and each Australian Dollar Loan.
          “Eurodollar Rate” shall mean with respect to each Borrowing of U.S. Dollar Loans, (a) (x) the applicable screen rate, the same being the British Bankers’ Association Interest Settlement Rate for the relevant currency and Interest Period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders; or (y) (if no screen rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Facility Agent to leading banks in the London interbank market, in each case, as of 11:00 A.M. (London time) on the Interest Determination Date for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
          “European Parent Guarantor” shall have the meaning set forth in the preamble hereto.
          “Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).
          “Event of Default” shall have the meaning provided in Section 11.

          “Excess Availability” shall mean, as of any date of determination, the remainder of (i) the lesser of (x) the Total Commitment at such time and (y) the Borrowing Base at such time minus (ii) the Aggregate Exposure at such time.
          “Excluded Accounts” shall mean (w) cash deposit accounts existing on the Effective Date maintained by an Obligor solely for the purpose of holding cash collateral for bank guarantees or other security deposits (it being understood that the amounts held in such accounts cannot be increased pursuant to this clause (w) and such accounts are only “Excluded Accounts” so long as such Obligor maintains the corresponding bank guarantees, (x) all disbursement accounts established solely for the payment of medical, dental, disability or other similar expenses in connection with insurance or benefit programs for employees of the Obligors, (y) all trust accounts established (or otherwise maintained) solely with respect to withholding, sales, use, value added or similar taxes and all payroll accounts (which are solely for such purposes) and (z) any cash accounts established (or otherwise maintained) by any Obligor that do not have cash balances at any time exceeding the Pounds Sterling Equivalent of £5,000,000 in the aggregate for all such cash accounts of the Obligors which funds in such Excluded Accounts shall not be funded from, or when withdrawn from such Excluded Accounts, shall not be replenished by, funds constituting proceeds of Collateral so long as a Dominion Period exists and continues; provided in no event shall Excluded Accounts include any Collection Accounts, Disbursement Accounts, Core Concentration Accounts or any other account pursuant to which an account control agreement has been executed and delivered to the Security Agent pursuant to any Security Document.
          “Executive Order” shall have the meaning provided in Section 8.22(a).
          “Existing Credit Agreement” shall mean the Senior Facilities Agreement, dated as of July 21, 2005, among Toys “R” Us (UK) Limited, as original borrower, the other borrowers and guarantors named therein, Deutsche Bank AG, London Branch, as facility agent and security agent, and the other lenders party thereto (as amended, restated, supplemented or otherwise modified through and including the Effective Date).
          “Existing Indebtedness” shall have the meaning provided in Section 6.06(c).
          “Existing Letters of Credit” shall have the meaning provided in Section 3.01(a)(B).
          “Expenses” shall mean all present and future reasonable expenses incurred by or on behalf of the Administrative Agent, the Security Agent, the Co-Collateral Agents or any Issuing Lender in connection with this Agreement, any other Credit Document or otherwise in its capacity as the Administrative Agent under this Agreement, a Co-Collateral Agent under the Credit Documents, or the Security Agent under any Security Document or as an Issuing Lender under this Agreement, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, all reasonable and invoiced costs and expenses incurred during a Dominion Period by the Administrative Agent (and the Security Agent and the Co-Collateral Agents) in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent (and the Security Agent and the Co-

Collateral Agents), collateral examination fees and expenses, reasonable fees and expenses of accountants, appraisers or other consultants, experts or advisors employed or retained by the Administrative Agent, the Security Agent and the Co-Collateral Agents, fees and taxes related to the filing of financing statements, costs of preparing and recording any other Credit Documents, all expenses, costs and fees set forth in this Agreement and the other Credit Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.
          “Facility Agent” shall mean Deutsche Bank AG, London Branch in its role as Facility Agent for the Lenders hereunder or such other institution as may be appointed by the Administrative Agent.
          “Facing Fee” shall have the meaning provided in Section 4.01(c).
          “Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer and a willing seller (who are not Affiliates of each other) who does not have to sell would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or an Authorized Officer of the Obligors’ Agent, or the Obligor selling such asset.
          “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
          “Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
          “Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Obligors.
          “Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each April, July, October or January of such Fiscal Year in accordance with the fiscal accounting calendar of the Obligors.
          “Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year.
          “French Borrower” shall have the meaning provided in the first paragraph of this Agreement.

          “French Obligor” shall mean any Obligor incorporated or organized under the laws of France.
          “French Pledged Shares” shall mean the shares (parts sociales) pledged pursuant to the French Share Pledge.
          “French Share Pledge” shall mean the French law share pledge (nantissement de parts sociales) over the share capital of Toys “R” US SARL.
          “Fronting Lender” shall mean DBNY, in its individual capacity or any Person serving as a successor Administrative Agent hereunder, in its individual capacity as a Fronting Lender.
          “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 5.02, 9.16 and 10, including defined terms as used therein, and for all purposes of determining the Consolidated Fixed Charge Coverage Ratio, are subject (to the extent provided therein) to Section 13.07(a).
          “German Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “German Obligor” shall mean any Obligor incorporated, organized or established under the laws of the Federal Republic of Germany.
          “German Security” shall have the meaning provided in Section 16.02(b).
          “Governmental Authority” shall mean the government of the United States of America, England and Wales, the Commonwealth of Australia, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Group” shall mean, collectively, each Parent Guarantor and its respective Subsidiaries other than the Propcos.
          “Group Member” shall mean any Obligor or any Subsidiary thereof that is a part of the Group.
          “Guarantor” shall mean and include (a) each Parent Guarantor, (b) each Borrower (in its capacity as a guarantor under the Guaranty), (c) each Person identified on Schedule 8.13 as such, and (d) each Subsidiary of each Parent Guarantor required to execute this Agreement as a Guarantor as required by the Collateral and Guaranty Requirements.
          “Guaranty” shall mean the guaranty set forth in Section 17.
          “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.
          “Hedge Agreements” shall mean any Interest Rate Protection Agreements and Other Hedging Agreements or other similar arrangements.
          “Hedge Product Reserve” shall mean, as of the date of any determination, the Obligors’ aggregate exposure (as determined by the Co-Collateral Agents in their Permitted Discretion) under any Qualified Secured Hedging Agreement.
          “Hedging/Cash Management Security Documents” shall have the meaning provided in Section 13.21.
          “Hedging Creditors” shall mean, collectively, each Lender Counterparty and each person (other than a Group Member or Affiliate thereof) party to a Secured Hedging Agreement.
          “Hedging Obligations” shall have the meaning specified in the definition of “Secured Obligations”.
          “Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.
          “Historical Excess Availability” shall mean, on any date of determination, the average Excess Availability for the Test Period most recently ended on or prior to such date; provided that Excess Availability shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
          “Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary, or group of Subsidiaries, of either Parent Guarantor (other than the Borrowers) that had, together with its Subsidiaries, consolidated assets representing less than 3% of the consolidated assets of the Group.
          “Incremental Commitment” shall mean, for any Lender, any Commitment provided by such Lender after the Effective Date in an Incremental Commitment Agreement delivered pursuant to Section 2.14; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.14.
          “Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit Q (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.14.

          “Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.14(b), as applicable.
          “Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement: (i) no Default or Event of Default exists or would exist after giving effect thereto; (ii) all of the representations and warranties contained in the Credit Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); (iii) the delivery by the Obligors’ Agent to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Obligor, acknowledging that such Loan Commitment and all Loans subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such Incremental Commitment shall constitute Secured Obligations under the Credit Documents and secured on an equal and ratable basis with the Secured Obligations under the Security Documents; (iv) the delivery by the Obligors’ Agent to the Administrative Agent of an opinion or opinions, in form and substance satisfactory to the Administrative Agent, from counsel to the Obligors satisfactory to the Administrative Agent and dated such date, covering such matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (v) the delivery by each Obligor to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request; (vi) the incurrence of Loans in an aggregate principal amount equal to the aggregate Incremental Commitments then being obtained shall be permitted at such time under any indenture, loan agreement or other material agreement to which any Obligor is a party or by which it or any of its property or assets is bound or to which it may be subject; (vii) the Obligors’ Agent shall have delivered a certificate executed by an Authorized Officer of the Obligors’ Agent, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (vi); and (viii) the completion by each Obligor of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Commitment in order to create, continue or maintain the security interests of the Security Agent in the Collateral and the perfection thereof (including, without limitation, any amendments to Security Documents, additional Security Documents, any mortgage amendments, title insurance policies and such other documents reasonably requested by the Administrative Agent to be delivered in connection therewith).
          “Incremental Lender” shall have the meaning provided in Section 2.14(b).
          “Incremental Security Documents” shall have the meaning provided in Section 2.14(b).
          “Indebtedness” shall mean, as to any Person, without duplication:
     (a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person); provided, however,

that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
     (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
     (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
     (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);
     (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
     (f) all Contingent Obligations of such Person;
     (g) all Capitalized Lease Obligations of such Person; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
     (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;
     (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
     (j) the Agreement Value of all Hedge Agreements;
     (k) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and
     (l) Indebtedness consisting of obligations incurred or to be incurred in connection with Permitted Acquisitions under non-compete, consulting agreements, earn-

out agreements and similar deferred purchase arrangements but only to the extent that the contingent consideration relating thereto is not paid within thirty (30) days after the amount due is finally determined.
          Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capitalized Lease Obligation, (B) any obligations relating to overdraft protection and netting services, or (C) any preferred stock required to be included as Indebtedness in accordance with GAAP and FAS 150.
          The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Person” shall have the meaning provided in Section 13.01(a).
          “Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Loans made by such Lender (and the aggregate principal amount of all Specified Foreign Currency Loans in which participations have been acquired by such Lender pursuant to Section 15) and then outstanding (for this purpose, using the Pounds Sterling Equivalent of amounts not denominated in U.S. Dollars) and (b) such Lender’s Percentage in the aggregate amount of all Letter of Credit Outstandings at such time. For purposes of this definition, the amount of Loans made by the Fronting Lender shall be reduced by the aggregate amount of Specified Foreign Currency Participations therein purchased by the other Lenders in such Loans pursuant to Section 15.
          “Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.
          “Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any state or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Intellectual Property Rights Agreement” shall mean the agreement dated as of the Effective Date between Geoffrey LLC and the Security Agent, for its own benefit and the benefit of the Secured Parties.
          “Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by any Obligor or any Subsidiary of any Obligor to any other Obligor or any other Subsidiary of such Obligor.
          “Intercompany Loans” shall have the meaning provided in Section 10.05(vii).

          “Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit M (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.
          “Intercompany Subordination Agreement” shall mean an intercompany subordination agreement, duly executed and delivered substantially in the form of Exhibit N (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.
          “Interest Determination Date” shall mean, in relation to any period for which an interest rate is to be determined, (a) if the currency is Pounds Sterling, the first day of that period; (b) if the currency is Euro, a Business Day that is two TARGET Days before the first day of that Interest Period; or (c) for any other currency, two Business Days before the first day of that Interest Period.
          “Interest Period” shall have the meaning provided in Section 2.09.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
          “Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC.
          “Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, credit or other advances to such Person or the purchase or acquisition of any stock, obligations or securities of, or any other Equity Interest in, or any capital contribution to, any other Person, or the purchase or ownership of a futures contract or otherwise be or becoming liable for the purchase or sale of currency or other commodities at a future date in the form of a futures contract, or holding any cash or Cash Equivalents. For the purposes of this Agreement, any extension of credit by the Parent Guarantors and their Subsidiaries pursuant to cash pooling, net balance or balance transfer arrangements shall be deemed to be an Investment by way of Intercompany Loan in the Person in which a negative balance is credited and the making of an Investment by the Person in which a positive balance is credited.
          “ISDA Master Agreement” shall mean the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.
          “Issuing Lender” shall mean DBNY (except as otherwise provided in Section 12.09), Bank of America, N.A., and any other Lender reasonably acceptable to the Administrative Agent and the Obligors’ Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

          “Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit I, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Joint Lead Arranger” shall mean each of Deutsche Bank Securities Inc., and Banc of America Securities LLC, in their capacities as Lead Arrangers in respect of the credit facilities hereunder.
          “Judgment Currency” shall have the meaning provided in Section 13.18(a).
          “Judgment Currency Conversion Date” shall have the meaning provided in Section 13.18(a).
          “L/C Supportable Obligations” shall mean (i) obligations of any Group Member with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of any Group Member as are otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (y) any Indebtedness or other obligations that are subordinated in right of payment to the Secured Obligations and (z) any Equity Interests).
          “Lead Arrangers” shall mean Deutsche Bank Securities Inc., and Banc of America Securities LLC, in their capacities as Joint Lead Arrangers in respect of the credit facilities hereunder.
          “Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
          “Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).
          “Lender Counterparty” shall mean any counterparty to a Cash Management Agreement or Interest Rate Protection Agreement and/or Other Hedging Agreement that is a Lender or an affiliate thereof (even if such Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Cash Management Agreement, Interest Rate Protection Agreement and/or Other Hedging Agreement.
          “Lender Creditors” shall mean, collectively, the Lead Arrangers, the Administrative Agent, the Facility Agent, the Security Agent, each Co-Collateral Agent, the Fronting Lender, the Lenders and each Issuing Lender.
          “Letter of Credit” shall (i) have the meaning provided in Section 3.01(a), (ii) mean a standby Letter of Credit or Commercial Letter of Credit, issued in connection with the purchase of Inventory by a Borrower and for other purposes for which such Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iii) be in form reasonably satisfactory to the applicable Issuing Lender.

          “Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).
          “Letter of Credit Outstandings” shall mean, at any time, the sum of (a) the Stated Amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
          “Letter of Credit Request” shall have the meaning provided in Section 3.03(a).
          “Lien” shall mean any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
          “Loan” shall have the meaning provided in Section 2.01(a).
          “Local Law Financing Documents” shall mean all credit agreements, security documents, notes and other documents in respect of the Local Law Financings.
          “Local Law Financings” shall mean working capital or other revolving credit facilities incurred by any Group Member (other than any Group Member that is a Qualified Obligor or a Parent Guarantor) in aggregate amounts not to exceed £28,000,000 and secured solely by Inventory or Accounts (or such other assets as may be agreed by the Administrative Agent) owned by such Group Member.
          “Management Agreements” shall mean those agreements set forth on Schedule 1.01(f) as of the Effective Date.
          “Mandatory Cost” shall mean the cost imputed to each Lender of compliance with (a) the cash ratios and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority, as determined in accordance with Schedule 1.01(b) and (b) any reserve asset requirements of the European Central Bank.
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Adverse Effect” shall mean any event, change, condition, occurrence or circumstance which, either individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (x) the property, assets, business, operations, liabilities or condition (financial or otherwise) of the Parent Guarantors and their respective Subsidiaries taken as a whole, (y) the rights or remedies of the Lenders, the Administrative Agent or the Security Agent hereunder or under any other Credit Document or (z) the ability of any Obligor to perform its obligations to the Lenders (including any Issuing Lender), the Administrative Agent, the Co-Collateral Agents or the Security Agent hereunder or under any other Credit Document.

          “Material Asset Sale” shall mean any asset sale the net sale proceeds of which exceed £5,000,000.
          “Maturity Date” shall mean October [15], 2012.
          “Maximum Letter of Credit Amount” shall have the meaning provided in Section 3.02(a).
          “Minimum Borrowing Amount” shall mean (a) for U.S. Dollar Loans $1,000,000, (b) for Euro Loans, €1,000,000, (c) for Australian Dollar Loans A$1,000,000 and (d) for Sterling Loans £1,000,000.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean a mortgage, leasehold mortgage, debenture, immovable hypothec, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent.
          “Mortgaged Property” shall mean each parcel of Real Property and improvements thereto with respect to which a Mortgage, if any, is granted pursuant to Sections 9.13 and/or 9.14.
          “Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) any Obligor or an ERISA Affiliate (or is deemed under Section 4212(c) of ERISA to have contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to such plan).
          “NAIC” shall mean the National Association of Insurance Commissioners.
          “Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets the subject of such Recovery Event).
          “Net Orderly Liquidation Value” shall mean the “net orderly liquidation value” determined by an unaffiliated valuation company acceptable to the Co-Collateral Agents after performance of an inventory valuation to be done at the Co-Collateral Agents’ request and the Borrowers’ expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such Inventory.
          “Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of and (iv) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions).
          “Non-Defaulting Lender” shall mean and include each Lender, but shall exclude a Defaulting Lender; provided, however, solely for purposes of Section 4.01(a), a Lender that is a Defaulting Lender solely under clause (iii), (iv) or (v) (but, in the case of such clause (v), only to the extent relating to either clause (iii) or (iv)) of the definition thereof shall be treated as a Non-Defaulting Lender and not as a Defaulting Lender.
          “Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by an Obligor or any Subsidiary of an Obligor residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
          “Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
          “Note” shall have the meaning provided in Section 2.05(a).
          “Notice of Borrowing” shall have the meaning provided in Section 2.03.
          “Notice of Continuation” shall have the meaning provided in Section 2.06.
          “Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, 2nd Floor, New York, New York 10005-2858, Attention: Scottye D. Lindsey, Telephone No.: (212) 250-6115, Telecopier No.: (646) 736-7095, and email: scottye.d.lindsey@db.com and (ii) for operational notices, the office of the Administrative Agent located at 60 Wall Street, 2nd Floor, New York, New York 10005-2858, Attention: Scottye D. Lindsey, Telephone No.: (212) 250-6115, Telecopier No.: (646) 736-7095, and email: scottye.d.lindsey@db.com; and the office of the Facility Agent located at 10 Bishops Square, Floor 4, London, United Kingdom, Attention: Matthew Newman, Telephone No.: +44 (0) 547-4342 as the case may be, and the office of the Facility Agent located at 10 Bishops Square, Floor 4, London, United Kingdom, Attention: Matthew Newman, Telephone No.: +44 (0) 547-4342 or (in either case) such other office or person as the Administrative Agent or the Facility Agent, may hereafter designate in writing as such to the other parties hereto.
          “Obligation Currency” shall have the meaning provided in Section 13.18(a).

          “Obligations” shall mean with respect to any Obligor, all obligations and liabilities of such Obligor which may arise under or in connection with this Agreement or any other Credit Document to which such Obligor is a party, in each case whether on account of principal, premium (if any), guaranty obligations, reimbursement obligations (including Unpaid Drawings with respect to Letters of Credit), fees, penalties, indemnities, costs, expenses (including Expenses) or otherwise (including (x) all fees and disbursements of counsel to any Secured Creditor that are required to be paid by such Obligor pursuant to the terms of this Agreement or any other Credit Document and (y) all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization, moratorium or similar proceeding of any Obligor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding).
          “Obligor” shall mean each Borrower and each Guarantor.
          “Obligors’ Agent” means the European Parent Guarantor in the capacity in which it has been appointed to act on behalf of each Obligor pursuant to Section 2.15.
          “OFAC” shall have the meaning provided in Section 8.22(a)(v).
          “Offshore Associate” shall mean an Associate (a) which is a non-resident of Australia and does not acquire, or would not acquire, the participations in the Facilities in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia or (b) which is a resident of Australia and which acquires, or would acquire, the participations in the Loans and/or Commitments in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in the country, and which, in either case, is not acquiring the participations in the Loans and/or Commitments or receiving payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered managed investment scheme.
          “Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
          “Parent” shall mean Toys “R” Us Inc., a Delaware corporation.
          “Parent Guarantors” shall mean, collectively, the European Parent Guarantor and the Australian Parent Guarantor.
          “Participant” shall have the meaning provided in Section 3.04(a).
          “Participating Member State” shall mean, at any time, any member state of the European Union which has adopted the Euro as its lawful currency at such time.
          “Participating Specified Foreign Currency Lender” shall have the meaning provided in Section 15.01.
          “Patriot Act” shall have the meaning provided in Section 13.17.

          “Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Specified Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, (b) the average Excess Availability for the preceding 30 days shall have been equal to or greater than the greater of (x) £28,000,000 and (y) 25% of the lesser of (i) the Total Commitment as then in effect and (ii) the Borrowing Base at such time and (c) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied and the Consolidated Fixed Charge Coverage Ratio, as projected on a pro forma basis for the twelve months following such transaction or payment, will be equal to or greater than 1.25:1.00; provided that solely for determining whether the Payment Conditions are satisfied with respect to Section 10.08(iii), the requirement for the Pro Forma Availability Condition to be satisfied may be disregarded. Prior to undertaking any transaction or payment which is subject to the Payment Conditions and subject to the proviso on the preceding sentence, the Obligors shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clauses (b) and (c) above in form and substance reasonably satisfactory to the Administrative Agent.
          “Payment Office” shall mean the office of the Facility Agent located at 10 Bishops Square, Floor 4, London, United Kingdom, Attention: Matthew Newman, Telephone No.: +44 (0) 547-4342 or such other office as the Facility Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Pensions Act 2004” shall mean the United Kingdom Pensions Act 2004.
          “Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
          “Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of such Lender shall mean a fraction (expressed as a percentage) the numerator of which is such Lender’s Individual Exposure at such time and the denominator of which is the Aggregate Exposure at such time.
          “Perfection Certificate” shall mean each of the English Perfection Certificate, the Australian Perfection Certificate and the Pledged Securities Perfection Certificate.
          “Perfection Certificate Supplement” shall mean a Perfection Certificate supplement in the form thereof included in Exhibit G or any other form approved by the Administrative Agent.
          “Permitted Acquisition” shall mean the acquisition by an Obligor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into such Obligor (so long as such Obligor is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by such Obligor consists solely of cash (including proceeds of Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary of such Acquired Entity or Business, (1) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such Non-Wholly Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (3) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (C) all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in a jurisdiction of an Obligor or any such other jurisdiction reasonably acceptable to the Administrative Agent, (D) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.11 and (E) all requirements of Sections 9.16, 10.02 and 10.12 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
          “Permitted Acquisition Basket Amount” shall mean (i) for the Fiscal Year ending closest to January 31, 2010, £7,500,000, and (ii) for each Fiscal Year thereafter, £20,000,000.
          “Permitted Discretion” shall mean the exercise of the Co-Collateral Agents’ good faith and reasonable business judgment consistent with industry standards for asset based lending in the retail industry in consideration of any factor which is reasonably likely to (i) adversely affect the value of any Borrowing Base Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof or (ii) materially increase the likelihood that the Lenders would not receive payment in full in cash for all of the Secured Obligations. In exercising such judgment, the Co-Collateral Agents, as applicable, may consider such factors already included in or tested by the definition of Eligible In-Transit Inventory, Eligible Letter of Credit Inventory, Eligible Credit Card Receivables or Eligible Inventory, as well as any of the following: (i) the changes in collection history and dilution or collectability with respect to the Eligible Credit Card Receivables; (ii) changes in demand for, pricing of, or product mix of Inventory; (iii) changes in any concentration of risk with respect to the respective Qualified Obligors’ Eligible Credit Card Receivables or Inventory; and (iv) any other factors that change the credit risk of lending to any

Borrower on the security of any Qualified Obligors’ Eligible Credit Card Receivables or Inventory; provided that the Co-Collateral Agents shall not “double count.”
          “Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.
          “Permitted Liens” shall have the meaning provided in Section 10.01.
          “Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unlimited liability company, unincorporated association, joint venture or other entity or Governmental Authority.
          “Plan” shall mean an “employee pension benefit plan” within the meaning of section 3(2) of ERISA subject to Title IV of ERISA maintained or contributed to by any Obligor or any ERISA Affiliate or to which any Obligor or any ERISA Affiliate is required to make any payment or contribution (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to such plan).
          “Pledged Securities Perfection Certificate” shall mean the Pledged Securities Perfection Certificate in the form thereof included in Exhibit D-3 or any other form approved by the Administrative Agent, as the same may be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
          “Pounds Sterling” and “£” shall mean freely transferable lawful currency of the United Kingdom (expressed in Pounds Sterling).
          “Pounds Sterling Equivalent” shall mean, with respect to an amount of money denominated in a currency other than Pounds Sterling, at any time for the determination thereof, the amount of Pounds Sterling which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Facility Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.
          “Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.
          “Primary Obligations” shall have the meaning provided in Section 11.02(b).
          “Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the

Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
          “Pro Forma Availability” shall mean, for any date of calculation, the projected Excess Availability for each Fiscal Month during any projected twelve Fiscal Months.
          “Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any transaction or payment, the Pro Forma Availability for each of the twelve Fiscal Months following, and after giving effect to, such transaction or payment, will be equal to or greater than the greater of (i) £28,000,000 and (ii) 25% of the Total Commitment as then in effect.
          “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness), to finance a Permitted Acquisition, to finance any other acquisition of an Acquired Entity or Business, to finance a Dividend pursuant to Section 10.03(vi) or to finance an Investment pursuant to Section 10.05(xix)) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding voluntary permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (c) any Permitted Acquisition, any other acquisition of an Acquired Entity or Business or any Material Asset Sale then being consummated as well as any other Permitted Acquisition, any such other acquisition or any other Material Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, other acquisition or Material Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:
     (i) all Indebtedness (A) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions, to finance any other acquisition of an Acquired Entity or Business to finance Dividends pursuant to Section 10.03(vi) or to finance Investments pursuant to Section 10.05(xix)) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition or such other acquisition, another Investment or a Dividend, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (B) (other than revolving Indebtedness, except to the extent accompanied by a corresponding voluntary permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

     (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (A) the rate applicable thereto, in the case of fixed rate indebtedness, or (B) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
     (iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition, any other acquisition of an Acquired Entity or Business if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.
          “Propcos” shall mean, collectively, each of Toys “R” Us Properties (UK) Limited, Toys “R” Us France Real Estate SAS and Toys R Us Iberia Real Estate, S.L.
          “Qualified Obligor” shall mean and include each Obligor organized in England and Wales or Australia.
          “Qualified Preferred Stock” shall mean any Preferred Equity of each Parent Guarantor so long as the terms of any such Preferred Equity (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to one year after the Maturity Date, (w) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of each Parent Guarantor or any of its respective Subsidiaries, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of each Parent Guarantor, or liquidations involving each Parent Guarantor, and (z) are otherwise reasonably satisfactory to the Administrative Agent.
          “Qualified Secured Cash Management Agreements” shall have the meaning provided in Section 13.21.
          “Qualified Secured Hedging Agreements” shall have the meaning provided in Section 13.21.
          “Qualifying IPO” means an equity issuance by the Parent consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common stock (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 as amended (whether alone or in connection with a secondary public offering) and (ii) resulting in gross proceeds to the Parent of at least $100,000,000.
          “Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date.
          “Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Margin.
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Recovery Event” shall mean the receipt by any Group Member of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of any Group Member and (ii) under any policy of insurance required to be maintained under Section 9.03.
          “Refinancing” shall mean the refinancing transactions described in Section 6.06.
          “Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.
          “Register” shall have the meaning provided in Section 13.15.
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.
          “Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
          “Rent Reserve” shall mean a reserve established by the Co-Collateral Agents in their Permitted Discretion in respect of rent payments made by a Qualified Obligor for each location at which Inventory of a Qualified Obligor is located that is not subject to a Collateral Access Agreement (without duplication of any such amounts used in determining Net Orderly

Liquidation Value) (as reported to the Co-Collateral Agents by the Obligors’ Agent from time to time as requested by the Co-Collateral Agents), as adjusted from time to time by the Co-Collateral Agents in their Permitted Discretion.
          “Replaced Lender” shall have the meaning provided in Section 2.13.
          “Replacement Lender” shall have the meaning provided in Section 2.13.
          “Reportable Event” shall mean an event described in section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation section 4043.
          “Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose Commitments (or, after the termination of all Commitments, outstanding Individual Exposures) at such time represents at least a majority of the Total Commitment in effect at such time less the Commitments of all Defaulting Lenders (or, after the termination of all Commitments, the sum of then total outstanding Individual Exposures of all Non-Defaulting Lenders, at such time.
          “Reserves” shall mean reserves, if any, established by the Co-Collateral Agents from time to time hereunder in their Permitted Discretion against the Borrowing Base, including, without limitation and duplication, (i) Bank Product Reserves, (ii) Hedge Product Reserves, (iii) Rent Reserves, (iv) Shrink Reserves, (v) ROT Reserves, (vi) freight costs related to Eligible Inventory in transit, (vii) Customer Credit Liabilities Reserves, (viii) the Australian Employee Liability Reserves, (ix) the Enterprise Act Reserves and the English Employee Liability Reserves, (x) amounts owing by any Obligor to any Person to the extent secured by a Lien on, or trust over, any Borrowing Base Collateral and (xi) such other events, conditions or contingencies as to which the Co-Collateral Agents, in their Permitted Discretion, determine reserves should be established from time to time hereunder.
          “Restricted” shall mean, when referring to cash or Cash Equivalents of a Group Member, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of a Group Member (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Security Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by such Group Member.
          “Returns” shall have the meaning provided in Section 8.09.
          “ROT Reserve” shall mean an amount reasonably estimated by the applicable Qualified Obligors in consultation with the Co-Collateral Agents to be equal to that amount of Inventory owned by the Qualified Obligors that is subject to retention of title but only to the extent of any payables due or outstanding that are secured by such Inventory.
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
          “SEC” shall have the meaning provided in Section 9.01(h).

          “Secured Cash Management Agreements” shall mean (i) each Cash Management Agreement entered into by an Obligor with any Lender Counterparty and (ii) each Cash Management Agreement entered into by an Obligor with any Person which is not a Lender Counterparty, provided that (x) such Cash Management Agreement expressly states that it constitutes a “Secured Cash Management Agreement” for purposes of this Agreement and the other Credit Documents, (y) the Obligor and the other parties thereto shall have delivered to the Administrative Agent a written notice specifying that such Cash Management Agreement constitutes a “Secured Cash Management Agreement” for purposes of this Agreement and the other Credit Documents and in the case of such Obligor, that such Secured Cash Management Agreement and the obligations of the Obligors thereunder have been, and will be, incurred in compliance with this Agreement and (z) such other Person has entered into an intercreditor agreement with respect to the relevant Cash Management Agreement on terms reasonably satisfactory to the Administrative Agent.
          “Secured Creditors” shall mean, collectively, the Lender Creditors, the Hedging Creditors and the Cash Management Creditors.
          “Secured Debt Agreements” shall mean and include (w) this Agreement, (x) the other Credit Documents, (y) the Secured Hedging Agreements entered into with any Hedging Creditors and (z) the Secured Cash Management Agreements entered into with any Cash Management Creditors.
          “Secured Hedging Agreements” shall mean (i) each Interest Rate Protection Agreement and/or Other Hedging Agreement entered into by an Obligor with any Lender Counterparty and (ii) each Other Hedging Agreement with respect to currencies entered into by an Obligor with a Person that is not a Lender Counterparty, provided that (x) either the confirmation or the master agreement (however described therefor) governing such Other Hedging Agreement expressly states that it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, (y) the Obligor and the other parties thereto shall have delivered to the Administrative Agent a written notice specifying that such Other Hedging Agreement constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents and in the case of such Obligor, that such Secured Hedging Agreement and the obligations of the Obligors thereunder have been, and will be, incurred in compliance with this Agreement and (z) such other Person has entered into an intercreditor agreement with respect to the relevant Other Hedging Agreement on terms reasonably satisfactory to the Administrative Agent; provided, that in the case of each of clauses (i) and (ii) above, on the effective date of such Secured Hedging Agreement and from time to time thereafter, at the request of the Co-Collateral Agents, the Obligors shall have notified the Administrative Agent in writing of the aggregate amount or exposure under such Secured Hedging Agreement.
          “Secured Obligations” shall mean and include, as to any Obligor, all of the following:
     (i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all Obligations of such Obligor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Credit Document to which such Obligor is a party (including, without limitation, in the event such Obligor is a Guarantor, all such obligations, liabilities and indebtedness of such Obligor under the Guaranty) (all such Obligations under this clause (i), except to the extent consisting of Hedging Obligations or Cash Management Obligations, being herein collectively called the “Credit Document Obligations”);
     (ii) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Obligor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Obligor to the Hedging Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, without limitation, in the event such Obligor is a Guarantor, all obligations, liabilities and indebtedness of such Obligor under the Guaranty, in respect of the Secured Hedging Agreements), and the due performance and compliance by such Obligor with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Hedging Obligations”);
     (iii) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Obligor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Obligor to the Cash Management Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Cash Management Agreement, whether such Secured Cash Management Agreement is now in existence or hereinafter arising (including, without limitation, in the event such Obligor is a Guarantor, all obligations, liabilities and indebtedness of such Obligor under the Guaranty, in respect of the Secured Cash Management Agreements), and the due performance and compliance by such Obligor with all of the terms, conditions and agreements contained in each such Secured Cash Management Agreement (all such obligations, liabilities and indebtedness under this clause (iii) being herein collectively called the “Cash Management Obligations”);
     (iv) any and all sums advanced by the Security Agent in order to preserve the Collateral or preserve its security interest in the Collateral;
     (v) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Obligor referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Security Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs; and
     (vi) all amounts paid (or incurred) by any Indemnified Person as to which such Indemnified Person has the right to reimbursement under Section 13.01 or any indemnity contained in any Security Document;
it being acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or any Security Document or extended from time to time after the date of this Agreement or any Security Document.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Security Agent” shall mean the Administrative Agent in its capacity as (x) collateral agent for the Secured Creditors pursuant to the Security Documents, and shall include any successor to the Security Agent as provided in Section 12.09; and/or (y) security trustee for the Secured Creditors pursuant to Schedule 19 of this Agreement and shall include any successor as provided in clause 7 of Schedule 19 of this Agreement.
          “Security Document” shall mean and include each of the documents listed on Schedule 1.01(d) (after the execution and delivery thereof), the Incremental Security Documents (after the execution and delivery thereof) each Cash Management Control Agreement and each other security agreement or other instrument, document, agreement or grant executed and delivered pursuant to the Collateral and Guaranty Requirements or pursuant to Section 9.13 or 9.14 to secure any of the Secured Obligations; provided, that any cash collateral or other agreements entered into pursuant to the Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.03 and 10.01(iv) and (y) the term “Credit Documents” as used in Sections 10.04(i), 10.09 and 13.01.
          “Shrink” shall mean Inventory identified by the Qualified Obligors as lost, misplaced or stolen.
          “Shrink Reserve” shall mean an amount reasonably estimated by the Co-Collateral Agents to be equal to that amount which is required in order that the Shrink reflected in the Qualified Obligors’ stock ledger would be reasonably equivalent to the Shrink calculated as part of the Qualified Obligors’ most recent physical inventory.
          “Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.
          “Spanish Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Specified Default” shall mean the failure of any Obligor to comply with the terms of Section 5.03 or Section 10.13 or a default under Section 11.01(c) from the failure of any Obligor to comply with the terms of Section 10.07 or the occurrence of any Event of Default specified in Section 11.01(a) or (e).
          “Specified Foreign Currency Funding Capacity” at any date of determination, for any Lender, shall mean the ability of such Lender to fund Loans denominated in Australian Dollars, Pounds Sterling and/or Euros, as set forth in the records of the Administrative Agent pursuant to the receipt by the Administrative Agent of a notification in writing by such Lender to the Administrative Agent within three (3) Business Days prior to such Lender becoming a Lender hereunder.
          “Specified Foreign Currency Loan” shall have the meaning provided in Section 15.01.
          “Specified Foreign Currency Participation” shall have the meaning provided in Section 15.01.
          “Specified Foreign Currency Participation Fee” shall have the meaning provided in Section 15.06.
          “Specified Foreign Currency Participation Settlement” shall have the meaning provided in Section 15.02(a).
          “Specified Foreign Currency Participation Settlement Amount” shall have the meaning provided in Section 15.02(b).
          “Specified Foreign Currency Participation Settlement Date” shall have the meaning provided in Section 15.02(a).
          “Specified Foreign Currency Participation Settlement Period” shall have the meaning provided in Section 15.02(b).
          “Sponsor Group” means the Sponsors and the Sponsor Related Parties.
          “Sponsor Lender Limitations” shall mean, with respect to the Sponsor Group or any of their respective Affiliates which becomes an assignee of any portion of the Obligations, such Person(s) shall have executed a waiver in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Person(s) acknowledges and agrees that (a) it shall only have the right to vote up to 10% of the Total Commitments and, to the extent that the

Sponsor Group or any of their respective Affiliates hold in the aggregate more than 10% of the Total Commitments, Lenders other than the Sponsor Group or any of their respective Affiliates shall be permitted to vote the Commitments held by the Sponsor Group and/or any of their respective Affiliates in excess of such amount (the “Excess Sponsor Amount”) on a pro rata basis, based on their respective Percentage of the Total Commitments, (b) if the Obligors’ Agent requests that this Agreement or any other Credit Document be modified, amended or waived in a manner which would require the consent of the Required Lenders or the Supermajority Lenders, as applicable, no such consent shall be deemed given unless such consent is obtained without giving effect to the Excess Sponsor Amount, and (c) it shall have no right (i) to require the Agents or any Lender to undertake any action (or refrain from taking any action) with respect to any Credit Document, (ii) to attend any meeting with the Agents or any Lender or receive any information from the Agents or any Lender, (iii) to the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (iv) to make or bring any claim, in its capacity as Lender, against any Agent or any Lender with respect to the fiduciary duties of such Agent or Lender and the other duties and obligations of the Agents hereunder; except, that, no amendment, modification or waiver to any Credit Document shall, without the consent of the Sponsor Group or any of their respective Affiliates, deprive any such Person, as assignee, of its pro rata share of any payments to which the Lenders as a group are otherwise entitled hereunder.
          “Sponsor Related Parties” shall mean, with respect to any Person, (a) any Controlling stockholder or partner (including, in the case of an individual Person who possesses Control, the spouse or immediate family member of such Person, provided that such Person retains Control of the voting rights, by stockholders agreement, trust agreement or otherwise of the Equity Interests owned by such spouse or immediate family member) or 80% (or more) owned Subsidiary, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more Controlling interest of which consist of such Person and/or such Persons referred to in the immediately preceding clause (a), or (c) the limited partners of the Sponsors.
          “Sponsors” means, collectively, Bain Capital (TRU) VIII, L.P., a Delaware limited partnership; Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership; Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership; Bain Capital Integral Investors, LLC, a Delaware limited liability company; BCIP TCV, LLC, a Delaware limited liability company; Kohlberg Kravis Roberts & Co.; Toybox Holdings, LLC; Vornado Truck, LLC; and Vornado Realty Trust; and each of their respective Affiliates.
          “Start Date” shall have the meaning provided in the definition of Applicable Margin.
          “Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met); provided that the “Stated Amount” of each Letter of Credit denominated in Australian Dollars, U.S. Dollars or Euro shall be, on any date of calculation, the Pounds Sterling Equivalent of the maximum amount available to be drawn in the respective currency thereunder (determined without regard to whether any conditions to drawing could then be met).
          “Sterling Loans” shall mean each Loan denominated in Pounds Sterling at the time of the incurrence thereof.
          “Sterling Rate” shall mean, with respect to each Borrowing of Sterling Loans, (i) the applicable screen rate, the same being the British Bankers’ Association Interest Settlement Rate for the relevant currency and Interest Period displayed on the appropriate page of the Reuters screen and if the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders; or (ii) if no screen rate is available for the currency or Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Facility Agent to leading banks in the London interbank market, in each case, as of 11:00 A.M. (London time) on the Interest Determination Date for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan, provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Sterling Loans, or in the circumstances described in clause (i) to the proviso to Section 2.10(b) in respect of such Sterling Loans, the Sterling Rate determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund a Borrowing of Loans denominated in Pounds Sterling with maturities comparable to the Interest Period applicable thereto.
          “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of each Parent Guarantor other than, for avoidance of doubt, any Propco.
          “Supermajority Lenders” shall mean those, Non-Defaulting Lenders (other than Affiliated Lenders) which would constitute the Required Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66 2/3%”.
          “Syndication Agent” shall mean Banc of America Securities LLC, in its capacity as Syndication Agent in respect of the credit facilities hereunder, and any successors thereto.
          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

          “Taxes” or “Tax” shall mean all present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, surcharges, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.
          “TEG Letter” shall have the meaning provided in Section 2.08(h).
          “Termination Date” shall mean the date on which all Secured Obligations have been paid in full (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice been given (or reasonably satisfactory arrangements have otherwise been made)), no Letter of Credit is outstanding and all Commitments have been terminated.
          “Tertiary Obligations” shall mean (i) all Hedging Obligations under Secured Hedging Agreements that are not Qualified Secured Hedging Agreements, (ii) all Cash Management Obligations under Secured Cash Management Agreements that are not Qualified Secured Cash Management Agreements and (iii) all Hedging Obligations and Cash Management Obligations under Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements in excess of £30,000,000 in the aggregate for all such obligations (it being understood and agreed that the Qualified Secured Cash Management Agreements and the Qualified Secured Hedging Agreements will be secured on a first-in-time basis).
          “Test Period” shall mean, on any date of determination, the period of four consecutive Fiscal Quarters then last ended (taken as one accounting period).
          “Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.
          “Total Unutilized Commitment” shall mean, at any time, an amount equal to the remainder of (a) the Total Commitment in effect at such time less (b) the Aggregate Exposure at such time.
          “Toys UK” shall have the meaning set forth in the preamble hereto.
          “Transaction” shall mean, collectively, (a) the consummation of the Refinancing, (b) the execution, delivery and performance by each Obligor of the Credit Documents to which it is a party, the incurrence of Loans, if any, on the Effective Date and the use of proceeds thereof and (c) the payment of all Transaction Costs.
          “Transaction Costs” shall mean the fees, costs and expenses (including legal fees and expenses, and (if any) title premiums, survey charges, and recording taxes and fees) payable to third-parties by the Obligors on or before the first anniversary of the Effective Date and incurred in order to consummate the transactions contemplated by the Credit Documents.
          “Tri-Party Agreement” means an agreement substantially in the form of Exhibits H-1 and H-2 (or such other form acceptable to the Administrative Agent) among a

Qualified Obligor, any Person providing freight, warehousing and consolidation services to such Qualified Obligor and the Security Agent, in which such Person acknowledges that (a) the Security Agent holds a first priority Lien on the Inventory of the Qualified Obligors, (b) such Person has furnished written acknowledgment to such Qualified Obligor that such Person holds Inventory in its possession as bailee for such Qualified Obligor and that such Qualified Obligor has title to such Inventory, (c) any Inventory delivered to a carrier for shipment will reflect a Qualified Obligor as consignor and consignee, (d) it will promptly notify the Administrative Agent and the Security Agent of its receipt of notice from the seller of such Inventory of the seller’s stoppage of delivery of such Inventory to the Qualified Obligor, and (e) agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent.
          “Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a U.S. Dollar Loan, an Australian Dollar Loan, a Sterling Loan or a Euro Loan.
          “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as from time to time in effect in the relevant jurisdiction.
          “U.K. Borrowers” shall have the meaning provided in the first paragraph of this Agreement.
          “UK Holdco” shall have the meaning provided in the first paragraph of this Agreement.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
          “United States” and “U.S.” shall each mean the United States of America.
          “Unpaid Drawing” shall have the meaning provided in Section 3.05(a).
          “Unrestricted” shall mean, when referring to cash or Cash Equivalents of any Group Member, that such cash or Cash Equivalents are not Restricted.
          “Unutilized Commitment” shall mean, with respect to any Lender at any time, such Lender’s Commitment at such time less the sum of (a) the aggregate outstanding principal amount of all Loans (taking the Pounds Sterling Equivalent of any such Loans denominated in a currency other than Pounds Sterling) made by such Lender at such time and (b) such Lender’s Percentage of the Letter of Credit Outstandings at such time (taking the Pounds Sterling Equivalent of any such Letters of Credit denominated in a currency other than Pounds Sterling).
          “U.S. Obligor” shall mean any Obligor that (i) is a United States person (as such term is defined in Section 7701(a)(30) of the Code) or (ii) is treated as an entity that is disregarded as separate from a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.
          “U.S. Dollar Loans” shall mean each Loan denominated in U.S. Dollars at the time of the incurrence thereof bearing interest at a rate determined by reference to the Eurodollar Rate.
          “U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
          “VAT” shall mean value added tax as provided for in the United Kingdom’s Value Added Tax Act 1994 and any other tax, including a goods and services tax of a similar nature in any jurisdiction.
          “Weekly Borrowing Base Period” shall mean any period (x) commencing on the date on which the Excess Availability is less than or equal to the greater of (i) £19,000,000 and (ii) 17.5% of the lesser of (a) the Total Commitment as then in effect and (b) the Borrowing Base at such time and (y) ending on the first date thereafter on which the Excess Availability has been greater than the greater of (i) £19,000,000 and (ii) 17.5% of the lesser of (a) the Total Commitment as then in effect and (b) the Borrowing Base at such time for 30 consecutive days.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, unlimited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than any Group Member under applicable law).
          1.02. Interpretation. In this Agreement, where it relates to a French entity, a reference to:
     (a) a guarantee includes, without limitation, any cautionnement, aval and any garantie which is independent from the debt to which it relates;
     (b) a lease includes, without limitation, a bail and an opération de crédit-bail;
     (c) a reconstruction includes, without limitation, any contribution of part of this business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with Articles L.236-1 to L.236-24 of the French Code de commerce; and
     (d) a security interest includes, without limitation, any type of security (privilege, sûreté réelle).

          SECTION 2. Amount and Terms of Credit.
          2.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), each Lender with a Commitment severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Maturity Date, a revolving loan or revolving loans to each Borrower (each, a “Loan” and, collectively, the “Loans”), which Loans:
     (i) shall be made and maintained in the respective Available Currency permitted for the Borrowers, as the case may be;
     (ii) except as hereafter provided, shall, at the option of the Borrowers, be incurred and maintained as one or more Borrowings of U.S. Dollar Loans, Australian Dollar Loans, Sterling Loans or Euro Loans; provided that, except as otherwise specifically provided in Section 2.10(b), all Loans made as part of the same Borrowing shall at all times consist of Loans of the same Type;
     (iii) may be repaid and reborrowed in accordance with the provisions hereof;
     (iv) shall not be made (and shall not be required to be made) by any such Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual Exposure of such Lender to exceed the amount of its Commitment at such time, (y) the Aggregate Exposure to exceed the lesser of the Total Commitment at such time and the Borrowing Base or (z) the Aggregate Exposure plus the principal amount of any outstandings under the Local Law Financings (for this purpose, using the Pounds Sterling Equivalent of amounts not denominated in Pounds Sterling) to exceed the Aggregate Cap Amount; provided that the outstanding amount of Loans made to the Australian Borrower shall not exceed the Australian Borrowing Limit at any time; and
     (v) which are denominated in Australian Dollars, Pounds Sterling or Euros and are required to be made by a Participating Specified Foreign Currency Lender, shall, subject to Section 15, be made by the Fronting Lender.
          (b) Notwithstanding anything to the contrary in Section 2.01(a), Section 7.03 or elsewhere in this Agreement, the Co-Collateral Agents shall have the right to establish Reserves in such amounts, and with respect to such matters, as the Co-Collateral Agents in their Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base (which Reserves shall reduce such then existing Borrowing Base in an amount equal to such Reserves); provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrowers (during which period the Co-Collateral Agents shall be available to discuss any such proposed Reserve with the Borrowers) and during which such five Business Day period the Borrowers shall be unable to borrow an amount equal to such proposed Reserves; provided, further, that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, Customer Credit Liabilities), or (2) changes to Reserves or the establishment of additional Reserves if a Material Adverse Effect under clause (y) of the definition thereof has occurred or it would be reasonably likely that a Material Adverse Effect under clause (y) of the definition thereof would occur were such Reserves not changed or established prior to the expiration of such five Business Day period.
          2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans of a specific Type shall not be less than the Minimum Borrowing Amount applicable to such Type of Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten Borrowings of Euro Rate Loans (or such greater number of Borrowings of Euro Rate Loans as may be agreed to from time to time by the Administrative Agent) in the aggregate.
          2.03. Notice of Borrowing. Whenever a Borrower desires to incur Loans hereunder, such Borrower shall give the Facility Agent at the Notice Office (with a copy to the Administrative Agent) at least (x) four Business Days’ prior notice of each Australian Dollar Loan to be incurred hereunder, (y) three Business Days’ prior notice of each U.S. Dollar Loan and Euro Loan to be incurred hereunder and (z) one Business Day’s prior written notice of each Sterling Loan to be incurred hereunder; provided that any such notice shall be deemed to have been given on a certain day only if given before (x) 9:30 A.M. (London time) on such day, in the case of Sterling Loans and (y) 9:30 A.M. (London time) on such day, in the case of Australian Dollar Loans, U.S. Dollar Loans and Euro Loans. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing (stated in the Available Currency), (ii) the date of such Borrowing (which shall be a Business Day) and (iii) the initial Interest Period to be applicable thereto. The Facility Agent shall promptly give each Lender notice of such proposed Borrowing (with a copy to the Administrative Agent), of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          2.04. Disbursement of Funds. No later than 2:00 P.M. (London time) on the date specified in each Notice of Borrowing, each Lender, subject to Section 15, will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in U.S. Dollars (in the case of U.S. Dollar Loans), in Australian Dollars (in the case of Australian Dollar Loans), in Pounds Sterling (in the case of Sterling Loans) or Euros (in the case of Euro Loans), as the case may be, and in immediately available funds at the Payment Office, and the Facility Agent will make available to the relevant Borrower or Borrowers at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent and the Facility Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Facility Agent such Lender’s portion of any Borrowing to be made on such date, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent on such date of Borrowing and the Facility Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Facility Agent by such Lender, the Facility Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Facility

Agent’s demand therefor, the Facility Agent shall promptly notify the relevant Borrower or Borrowers, and the relevant Borrower or Borrowers shall immediately pay such corresponding amount to the Facility Agent. The Facility Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Facility Agent to the relevant Borrower or Borrowers until the date such corresponding amount is recovered by the Facility Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, in the case of Australian Dollar Loans, Sterling Loans or Euro Loans, the cost to the Facility Agent of acquiring overnight funds in Australian Dollars, Pounds Sterling or Euros, as the case may be) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder. Notwithstanding this Section 2.04 and subject to the provisions of Section 15, (x) the Fronting Lender shall be obligated to make each Participating Specified Foreign Currency Lender’s pro rata portion of a Specified Foreign Currency Loan and (y) each Participating Specified Foreign Currency Lender shall not be obligated to make its pro rata portion of a Specified Foreign Currency Loan.
          2.05. Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender to such Borrower shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit B (except in the case of any Spanish Obligor to the extent execution of a promissory note would give rise to payment of stamp duty), with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).
          (b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.
          (c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect, or in any manner impair, the obligations of any Borrower to pay the Loans (and all related Secured Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the respective Borrower shall promptly execute and deliver to the respective Lender, at such Borrower’s expense, the requested Note in the appropriate amount or amounts to evidence such Loans.
          2.06. Continuations. Any Loan (other than any Base Rate Loan) may be continued upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower (or the Obligors’ Agent) giving notice substantially in the form of Exhibit A-2 attached hereto to the Facility Agent (with a copy to the Administrative Agent), in accordance with the applicable provisions for Interest Period set forth in Section 2.09 (such notice a “Notice of Continuation”), of the length of the next Interest Period to be applicable to such Loan.
          2.07. Pro Rata Borrowings. Except as provided in Section 15, all Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
          2.08. Interest. (a) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan made to such Borrower maintained as a U.S. Dollar Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.
          (b) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan made to such Borrower maintained as a Sterling Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Sterling Rate for such Interest Period plus any Mandatory Costs.
          (c) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan made to such Borrower maintained as a Euro Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Euro LIBOR for such Interest Period plus any Mandatory Costs.
          (d) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan maintained as a Australian Dollar Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Australian Dollar Rate for such Interest Period.

          (e) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder and under any other Credit Document shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and overdue interest on, Sterling Loans and any other overdue amounts owing in Pounds Sterling, equal to the rate which is 2% in excess of the Applicable Margin in effect from time to time for Sterling Loans plus the Sterling Rate for such successive periods not exceeding three months as the Facility Agent may determine from time to time in respect of amounts comparable to the amount not paid plus any Mandatory Costs, (2) in the case of overdue principal of, and overdue interest on, Euro Loans and any other overdue amounts owing in Euros, equal to the rate which is 2% in excess of the Applicable Margin in effect from time to time for Euro Loans plus the Euro LIBOR for such successive periods not exceeding three months as the Facility Agent may determine from time to time in respect of amounts comparable to the amount not paid plus any Mandatory Costs, (3) in the case of overdue principal of, and overdue interest on, Australian Dollar Loans and any other overdue amounts owing in Australian Dollars, equal to the rate which is 2% in excess of the Applicable Margin in effect from time to time for Australian Dollar Loans plus the Australian Dollar Rate for such successive periods not exceeding three months as the Facility Agent may determine from time to time in respect of amounts comparable to the amount not paid, and (4) in the case of overdue principal of, and overdue interest on, U.S. Dollar Loans and any other overdue amounts owing in U.S. Dollars, equal to the rate which is equal to the rate which is 2% in excess of the rate then borne by such Loans. Interest that accrues under this Section 2.08(e) shall be payable on demand. With respect to the French Borrower, default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.
          (f) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (ii) in respect of each Loan, (x) on the date of any repayment or prepayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.
          (g) Upon each Interest Determination Date, the Facility Agent shall determine the Euro Rate for each Interest Period applicable to the respective Loans and shall promptly notify the respective Borrowers and the Lenders thereof (with a copy to the Administrative Agent). Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
          (h) For the purposes of articles L.313-1 et seq., R.313-1 and R.313-2 of the French Code de la consommation, the Parties acknowledge that by virtue of certain characteristics of the Loans (and in particular the variable interest rate applicable to Loans and the Borrowers’ right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global (effective global rate) cannot be calculated at the date of this Agreement. However, the French Borrower acknowledges that it has received from the Administrative Agent a letter containing an indicative calculation of the taux effectif global, based on examples calculated on assumptions as to the taux de période and durée de période set out in the letter (the

“TEG Letter”). Each of the parties to this Agreement acknowledges that such TEG Letter forms part of this Agreement.
          2.09. Interest Periods. At the time any Borrower gives any Notice of Borrowing or Notice of Continuation in respect of the making of, or continuing into, any Loan (in the case of the initial Interest Period applicable thereto) or prior to (x) in the case of an Australian Dollar Loan, 9:30 A.M. (London time) on the fourth Business Day, (y) in the case of Euro Loan or a U.S. Dollar Loan, 9:30 A.M. (London time) on the third Business Day and (z) in the case of a Sterling Loan, 9:30 A.M. (London time) on the first Business Day, in each case prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be (i) a one or two week period, (ii) a one, two, three or six month period or (iii) a nine or twelve month period to the extent agreed to by all Lenders, provided that (in each case):
     (a) all Loans comprising a Borrowing shall at all times have the same Interest Period;
     (b) the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
     (c) if any Interest Period for a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (d) if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the preceding Business Day;
     (e) unless the Required Lenders otherwise agree or as otherwise provided below in the case of U.S. Dollar Loans, Australian Dollar Loans, Sterling Loans or Euro Loans, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and
     (f) no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date.
          If by 12:00 Noon (London time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Loans, any Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Loans as provided above, such Borrower shall be deemed to have elected to select a one month Interest Period for such U.S. Dollar Loans, Australian Dollar Loans, Sterling Loans or Euro Loans, as the case may be, in any such case effective as of the expiration date of such current Interest Period.

          2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
     (i) (x) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective Euro Rate and/or (y) the applicable Euro Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (1) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein or (2) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank eurodollar market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance of any Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (C) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the applicable eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i)) shall promptly give notice to the affected Borrowers and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders and the Facility Agent). Thereafter (w) in the case of clause (i) above, (A) in the event that U.S. Dollar Loans are so affected, U.S. Dollar Loans shall bear interest at the Base Rate until such time as the Administrative Agent notifies the Obligors’ Agent and the Lenders (with a copy to the Facility Agent) that the circumstances giving rise to such notice no longer exist, (B) in the event that Sterling Loans are so affected, the applicable Euro Rate shall be determined on the basis provided in the proviso to the definition of Sterling Rate, (C) in the event that Euro Loans are so affected, the applicable Euro Rate shall be determined on the basis provided in the proviso to the definition of Euro LIBOR and (D) in the event that Australian Dollar Loans are so affected, the applicable Euro Rate shall be determined on the basis provided in the proviso to the definition of Australian Dollar Rate, (x) in the case of clause (ii) above, the Borrowers agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the respective Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
          (b) At any time that any Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may, and in the case of a Loan affected by the circumstances described in Section 2.10(a)(iii), the affected Borrower shall, either (i) if the affected Loan is then being made initially, cancel such Borrowing by giving the Facility Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, (A) in the case of a U.S. Dollar Loan, require the affected Lender to convert such U.S. Dollar Loan into a Loan (which conversion, in the case of the circumstance described in Section 2.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan or such earlier day as shall be required by applicable law) bearing interest at the Base Rate and (B) in the case of any Euro Rate Loan (other than a U.S. Dollar Loan), repay all outstanding Borrowings which include such affected Euro Rate Loans in full in accordance with the applicable requirements of Section 5.01; provided that (i) if the circumstances described in Section 2.10(a)(iii) apply to any Australian Dollar Loans, Sterling Loan or Euro Loan, the respective Borrower may, in lieu of taking the actions described above, maintain such outstanding Australian Dollar Loans, Sterling Loan or Euro Loan, as the case may be, in which case, (x) in the case of Sterling Loans, the applicable Euro Rate shall be determined on the basis provided in the proviso to the definition of Sterling Rate (y) in the case of Euro Loans, the applicable Euro Rate shall be determined on the basis provided in the proviso to the definition of Euro LIBOR and (z) in the case of Australian Dollar Loans, the applicable Euro Rate shall be determined on the basis provided in the proviso to the definition of Australian Dollar Rate, as the case may be, unless the maintenance of such outstanding Australian Dollar Loans, Sterling Loan or Euro Loan, as the case may be, on such basis would not stop the conditions described in Section 2.10(a)(iii) from existing (in which case the actions described above, without giving effect to this proviso, shall be required to be taken) and (ii) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).
          (c) If any Lender determines that after the Effective Date the introduction of or any change in any Applicable Law concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then the respective Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice. For the avoidance of doubt, nothing in this Section 2.10(c) shall require any Borrower to pay to any Lender any amount for which such Lender is compensated by way of payment of Mandatory Costs.
          (d) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Australian Dollar Loans, Sterling Loans or Euro Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Sterling Loan or Euro Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Australian Dollar Loans, Sterling Loans or Euro Loans or in Section 2.10(a)(ii), such Lender shall promptly notify the Borrowers in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves in respect of such Australian Dollar Loans, Sterling Loans and/or Euro Loans (such written notice to provide in reasonable detail a computation of such additional amounts) and the respective Borrowers shall be obligated to pay to such Lender such specified amounts as additional interest at the time that such Borrower is otherwise required to pay interest in respect of such Australian Dollar Loans, Sterling Loans and Euro Loans or, if later, on written demand therefor by such Lender.
          2.11. Compensation. Each Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or continuation from or into, Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or continuation of any of its Euro Rate Loans occurs on a date which is not the last day of an Interest Period or maturity date, as applicable, with respect thereto; (c) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the respective Borrowers; or (d) as a consequence of (i) any other default by the respective Borrowers to repay Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).
          2.12. Change of Lending Office. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent (with a copy to the Facility Agent) to the extent not already reflected on Schedule 13.03, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate) to act as such with respect to such Loans and Letter of Credit Outstandings; provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs under Section 2.10, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although if such designation results in increased costs, the Borrowers shall be obligated to pay the costs which would have applied in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Except as provided in the immediately preceding sentence, each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).
          (b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Obligors’ Agent, use reasonable efforts (subject to overall policy considerations of such Lender) to mitigate the effects of such event, including by designating another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.
          2.13. Replacement of Lenders. (a) (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Obligors’ Agent shall have the right, in accordance with Section 13.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a

Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent, Fronting Lender (unless such Person will not be a Participating Specified Foreign Currency Lender) and any Issuing Lender; provided that:
     (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers) pursuant to which the Replacement Lender shall acquire the entire Commitment and all outstanding Loans and all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (i) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender, (B) an amount equal to all Unpaid Drawings (if any) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (ii) each Issuing Lender an amount equal to such Replaced Lender’s Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender; and
     (ii) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 shall be paid in full to such Replaced Lender concurrently with such replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.
          (b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06 and any others expressly stated to survive as to such Replaced Lender and (y) the Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.
          (c) Notwithstanding the foregoing, if after a good faith effort in consultation with the Administrative Agent, the Obligor’s Agent is unable to procure a Replacement Lender pursuant to this Section 2.13 for a Lender affected by the circumstances described in Section 2.10(a)(ii), Section 2.10(c), Section 3.06 and Section 5.04, then the Obligor’s Agent shall have the right on giving not less than five (5) Business Days’ written notice to the Administrative Agent (which shall promptly so notify the applicable Replaced Lender) to prepay without premium or penalty to the Facility Agent for the account of such Lender all (but not in part only) of such Lender’s participation in the aggregate Advances then outstanding, together with accrued interest thereon and all other sums owing to such Lender hereunder and otherwise in accordance with and subject to the provisions of this Agreement; provided that such prepayment shall not relieve any applicable Borrower from its obligation to pay such additional interest that may be due or any other amount that is due and owing to such Replaced Lender under this Agreement as of the date of such payment. When such prepayments are made, the Commitment of such Lender shall be canceled and reduced to zero and no amount prepaid in connection therewith may be redrawn.
          2.14. Incremental Loan Commitments. (a) The Borrowers shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.14, but without requiring the consent of the Administrative Agent (except as otherwise provided in this Section 2.14) or the Lenders, to request at any time and from time to time after the Effective Date (or, if later, after the satisfaction of any condition previously agreed to among the Agents and the Obligors’ Agent) and prior to the Maturity Date that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Loans and participate in Letters of Credit pursuant thereto; provided that (i) no Lender shall be obligated to provide an Incremental Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent and the Borrowers an Incremental Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Loans in excess of its Commitment (if any) or participate in any Letters of Credit in excess of its Percentage, in each case, as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.14, (ii) any Lender (including any Person which is an Eligible Transferee who will become a Lender) may so provide an Incremental Commitment without the consent of the Administrative Agent or any other Lender; provided that any Person that is not a Lender prior to the effectiveness of its Incremental Commitment shall require the consent of the Administrative Agent, each Issuing Lender and the Fronting Lender (unless such Person will not be a Participating Specified Foreign Currency Lender) (which consents shall not be unreasonably withheld) to provide an Incremental Commitment pursuant to this Section 2.14, (iii) the aggregate amount of each request (and provision therefor) for Incremental Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.14 (including Persons who are Eligible Transferees and will become Lenders) of at least £5,000,000 (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.14 shall not exceed in the aggregate £28,000,000, (v) the Borrowers shall not increase the Commitment pursuant to this Section 2.14 more than 3 times, (vi) such Incremental Commitments shall have the same terms as the Commitments, (vii) all Loans incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Secured Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Documents, and guaranteed under the relevant Guaranties, on a pari passu basis with all other Loans secured by each relevant Security Document and guaranteed under the Guaranty, and (viii) each Lender (including any Person which is an Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Letters of Credit pursuant to Sections 2.01(c) and 3.04, respectively, and make Loans as provided in Section 2.01(a) and such Loans shall constitute Loans for all purposes of this Agreement and the other applicable Credit Documents.
          (b) At the time of the provision of Incremental Commitments pursuant to this Section 2.14, (I) each Borrower, each Guarantor, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Borrowers and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Requirements have been satisfied, (iii) all conditions set forth in this Section 2.14 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied) and (II) each Borrower, each Guarantor and the Security Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent and the Security Agent such additional Security Documents and/or amendments to the Security Documents which are necessary to ensure that all Loans incurred pursuant to the Incremental Commitments and any Additional Margin are secured by each relevant Security Document (the “Incremental Security Documents”). The Administrative Agent shall promptly notify each Lender and the Facility Agent as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule 1.01(a) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.
          (c) It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, and be added to, the Total Commitment and each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other applicable Credit Document.
          (d) At the time of any provision of Incremental Commitments pursuant to this Section 2.14, each Borrower shall, in coordination with the Administrative Agent, repay outstanding Loans of certain of the Lenders, and incur additional Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Loans pro rata on the basis of their respective Commitments (after giving effect to any increase in the Total Commitment pursuant to this Section 2.14) and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

          2.15. Obligors’ Agent as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Obligors’ Agent as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the respective appointing Borrower that such appointment has been revoked. Each Borrower hereby irrevocably appoints and authorizes the Obligors’ Agent (i) to provide the Administrative Agent and/or the Facility Agent, as applicable, with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as the Obligors’ Agent deems appropriate on its behalf to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents. It is understood that the handling of the Credit Account and the Collateral of the respective Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the consolidated group. To induce the Administrative Agent, the Facility Agent, the Security Agent, the Co-Collateral Agents and the Lenders to do so, and in consideration thereof, each Borrower hereby agrees to indemnify the Administrative Agent, the Facility Agent, the Security Agent, each Co-Collateral Agent and each Lender and hold the Administrative Agent, the Facility Agent, the Security Agent, each Co-Collateral Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Administrative Agent, the Facility Agent, the Security Agent or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Credit Account and Collateral of the Borrowers as provided in this Agreement or (b) the Administrative Agent’s, the Facility Agent’s, the Security Agent’s, the Co-Collateral Agents’ and the Lenders’ relying on any instructions of the Obligors’ Agent, or (c) any other action taken by the Lenders hereunder or under the other Credit Documents, except that the Borrowers will have no liability to any Lender, the Administrative Agent, the Facility Agent, the Security Agent or any Co-Collateral Agent with respect to any such liability, expense, loss, claim, damage or injury to the extent the same has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of such Lender, the Administrative Agent, the Facility Agent, the Security Agent or such Co-Collateral Agent, as the case may be.
          SECTION 3. Letters of Credit.
          3.01. Letters of Credit. (a) (A) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), a Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the 10th day prior to the Maturity Date, for the account of the Borrowers and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to any Group Member, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) (although without limiting the nature of the Borrowers’ obligations in respect of the Letters of Credit, any particular Letter of Credit may name only one or more of the Borrowers, as the case may be, as the applicant or obligor therein and, at the direction of such respective Borrower(s), may be issued for the benefit of one or more Group Members). All Letters of Credit shall be issued on a sight basis only.
          (B) Schedule 3.01(a) contains a description of letters of credit that were issued pursuant to the Existing Credit Agreement and which remain outstanding on the Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the currency in which the letter of credit is denominated, (vi) the name of the beneficiary, (vii) the expiry date and (viii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Effective Date.
          (b) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 5th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or
     (ii) such Issuing Lender shall have received from any Borrower, any other Obligor or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).
          3.02. Maximum Letter of Credit Outstandings; Currencies Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (a) no Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (for this purpose, using the Pounds Sterling Equivalent of all amounts denominated in a currency other than Pounds Sterling) (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed £35,000,000 (the “Maximum Letter of Credit Amount”), (b) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) the Total Commitment at such time, (c) the issuance of any Letter of Credit shall be subject to the conditions set forth in this Agreement (including, without limitation, the conditions set forth in Section 7), (d) each Letter of Credit shall be denominated in either U.S. Dollars, Australian Dollars, Pounds Sterling or Euros, (e) each standby Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Maturity Date) and (ii) five Business Days prior to the Maturity Date and (f) each trade Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 180 days after the date of issuance thereof and (ii) five Business Days prior to the Maturity Date.
          3.03. Letter of Credit Requests; Minimum Stated Amount. (a) Whenever a Borrower desires that a Letter of Credit be issued, such Borrower shall give the Administrative Agent, the Facility Agent and the respective Issuing Lender at least (x) in the case of Letters of Credit denominated in Pounds Sterling, Euro and US Dollars, two Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof and (y) in the case of Letters of Credit denominated in Australian Dollars, four Business Days’ written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).
          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by such requesting Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from any Borrower, any other Obligor or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower to be named as account party therein and the Administrative Agent and the Facility Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Facility Agent and the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that one or more Lenders is a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit or increase or extend any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Defaulting Lenders, including by cash collateralizing (in Pounds Sterling or the Pounds Sterling Equivalent thereof in the case of a Letter of Credit denominated in a currency other than U.S. Dollars) such Defaulting Lender’s or Defaulting Lenders’ Percentage of the Letter of Credit Outstandings (such arrangements, the “Back-Stop Arrangements”).
          (c) The initial Stated Amount of each Letter of Credit shall not be less than £100,000 (or, in the case of a Letter of Credit issued in a currency other than Pounds Sterling, the Pounds Sterling Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.
          3.04. Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Percentages of the Lenders pursuant to Section 2.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new Percentages of the assignor and assignee Lender, as the case may be.
          (b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Obligor, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Facility Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s Percentage of such unreimbursed payment in Pounds Sterling (or, in the case of any unreimbursed payment made in a currency other than Pounds Sterling, the Pounds Sterling Equivalent of such unreimbursed payment, as determined by the Issuing Lender on the date on which such unreimbursed payment was made by such Issuing Lender) in immediately available funds. If the Facility Agent so notifies, prior to 12:00 Noon (London time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Pounds Sterling (or, in the case of any unreimbursed payment made in a currency other than Pounds Sterling, the Pounds Sterling Equivalent thereof) such Participant’s Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, at the respective Issuing Lender’s customary rate for interbank advances) for the first three days and at the interest rate applicable to U.S. Dollar Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s Percentage of any such payment.
          (d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its Percentage thereof, in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than Pounds Sterling, the Pounds Sterling Equivalent thereof) and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
          (e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.
          (f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, setoff, defense or other right which any Group Member may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Group Member and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default.
          3.05. Agreement to Repay Letter of Credit Drawings. (a) Each Borrower hereby agrees to reimburse each Issuing Lender, by making payment to the Facility Agent in Pounds Sterling (or, in the case of any unreimbursed payment made in a currency other than Pounds Sterling, the Pounds Sterling Equivalent of such payment or disbursement as determined by the respective Issuing Lender on the date of such payment or disbursement) in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it for the account of such Borrower, as the case may be (each such amount (or the Pounds Sterling Equivalent thereof, as the case may be), so paid until reimbursed by such Borrower, as the case may be, an “Unpaid Drawing”), not later than one Business Day following receipt by any such Borrower, as the case may be, of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.01(e) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (London time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by such Borrower, as the case may be, at a rate per annum equal to the applicable Euro Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for U.S. Dollar Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (London time) on the third Business Day following the receipt by any such Borrower, as the case may be, of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.01(e), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by such Borrower, as the case may be, at a rate per annum equal to the applicable Euro Rate as in effect from time to time plus the Applicable Margin for U.S. Dollar Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrowers prompt written notice of each Drawing under any Letter of Credit issued by it for the account of such Borrower, as the case may be; provided that the failure to give any such notice shall in no way affect, impair or diminish the obligations of such Borrowers hereunder.
          (b) The obligations of such Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Group Member may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, or gross negligence, faith on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (c) If any Lender becomes a Defaulting Lender at any time that any Letter of Credit is outstanding, such Borrowers shall enter into Back-Stop Arrangements with the relevant Issuing Lender or Issuing Lenders no later than two Business Days after the date such Lender becomes a Defaulting Lender.
          3.06. Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein, then, upon the delivery of the certificate referred to below to the Borrowers by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), each Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrowers, which notice shall include a certificate submitted to the Borrowers by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent and the Facility Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers.

          SECTION 4. Commitment Commission; Fees; Reductions of Commitment.
          4.01. Fees. (a) The Borrowers agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Maturity Date (or such earlier date on which the Total Commitment has been terminated) computed at a rate per annum equal to Applicable Commitment Fee Percentage of the Unutilized Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.
          (b) Each Borrower hereby agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Percentage) a fee in respect of each Letter of Credit issued for the account of such Borrower (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.
          (c) Each Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than £500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if £500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full £500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.
          (d) Each Borrower hereby agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it issued for the account of such Borrower, as the case may be, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.
          (e) The Borrowers agree to pay to each Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by the Obligors and such Agent.
          4.02. Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Day’s prior written notice to the Administrative Agent at the Notice Office

(which notice the Administrative Agent shall promptly transmit to each of the Lenders and the Facility Agent), the Obligors’ Agent shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of £1,000,000 in the case of partial reductions to the Total Unutilized Commitment; provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender; provided, further, that a notice of termination of the Total Unutilized Commitment in whole delivered by the Obligors’ Agent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Obligors’ Agent (by notice to the Administrative Agent on or prior to the specified effective date).
          (b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders and the Facility Agent), to terminate the entire Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01(a) shall be deemed modified to reflect such changed amounts) and such Lender’s Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06 and any others expressly stated to survive as to such repaid Lender.
          4.03. Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on October 30, 2009, unless the Effective Date has occurred on or prior to such date.
          (b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety upon the Maturity Date.
          SECTION 5. Prepayments; Payments; Taxes.
          5.01. Voluntary Prepayments. (a) Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Facility Agent (with a copy to the Administrative Agent) prior to 12:00 Noon (London time) at the Notice Office at least three Business Days’ prior written notice of its intent to prepay Loans which notice shall specify the amount of such prepayment and the Types of Loans to be prepaid and the specific Borrowing or Borrowings pursuant to which such Loans were made, and which notice the Facility Agent shall promptly transmit to each of the Lenders (with a copy to the Administrative Agent), provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Total Unutilized Commitment in whole as contemplated by Section 4.02(a), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 4.02(a); (ii) each partial prepayment of Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least the Minimum Borrowing Amount applicable to the Type of Loans being repaid (or such lesser amount as is acceptable to the Administrative Agent); (iii) such Borrower shall use reasonable efforts to allocate such prepayments in a manner so that Borrowings do not remain outstanding in amounts less than the Minimum Borrowing Amount applicable thereto (and, to the extent such Borrowings would remain outstanding in amounts which are less than the Minimum Borrowing Amount applicable thereto, such Borrower shall repay any Borrowings which are less than the Minimum Borrowing Amount applicable thereto at the end of the then current Interest Period) and (iv) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; provided that at such Borrower’s election in connection with any prepayment of Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default and no Event of Default then exists, be applied to any Loan of a Defaulting Lender unless and until the outstanding balance of the Loans of all Non-Defaulting Lenders equals such Non-Defaulting Lenders’ Percentage of such outstanding Loans.
          (b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers may, upon five Business Days’ prior written notice to the Facility Agent at the Notice Office (which notice the Facility Agent shall promptly transmit to each of the Lenders (with a copy to the Administrative Agent)), repay all Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) in accordance with, and subject to the requirements of Section 13.12(b), so long as (i) in the case of the repayment of Loans of any Lender pursuant to this clause (b), (A) the Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Commitments) and (B) such Lender’s Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (ii) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.
          5.02. Mandatory Repayments; Cash Collateralization. (a) (i) On any day on which any one or more of the following conditions shall exist, the Borrowers shall repay the Loans and/or cash collateralize outstanding Letters of Credit (in Pounds Sterling or, to the extent any Letter of Credit is denominated in a currency other than Pounds Sterling, in the Pounds Sterling Equivalent thereof) pursuant to clause (ii) below in such amount as may be required to cause such conditions to cease to exist on such day:
     (x) the Aggregate Exposure at such time exceeds 100% of the Borrowing Base at such time;
     (y) the Aggregate Exposure at such time exceeds the Total Commitment at such time; and/or

     (z) the aggregate Letter of Credit Outstandings at such time exceeds the Maximum Letter of Credit Amount.
          For purposes of this Section 5.02(a)(i), the Borrowing Base will be based upon the Borrowing Base Certificate most recently delivered less any reserves then in effect on the date of the calculation of the Aggregate Exposure. The Borrowing Base Certificate will not be the basis for determining the amount of the Aggregate Exposure. Such amounts shall be determined as of each day.
          In connection with any repayment and/or cash collateralization required pursuant to Section 5.02(a)(i) on any day, the Borrowers shall prepay the Loans in the following order:
     (i) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(x) on any day, the Borrowers shall repay on such day the principal of outstanding Loans in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day, and
     (ii) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(y) on any day, the Borrowers shall repay on such day the principal of outstanding Loans, in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day.
     (iii) If after giving effect to the prepayment of all Loans, the conditions set forth in Section 5.02(a)(i) continues to exist, the Borrowers shall pay to the Facility Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to 100% (or, if the Total Commitment has been terminated, 105%) of the amount of such excess, such cash and/or Cash Equivalents to be held as security for all Secured Obligations of the Borrowers to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (and which cash and/or Cash Equivalents may, without limiting the Borrowers’ obligations in respect thereof, be paid to and applied by the Issuing Lenders and/or the Lenders in satisfaction of the Secured Obligations of the Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any Letter of Credit issued for the account of a Borrower on the respective maturity dates thereof).
     (iv) Notwithstanding anything to the contrary contained above in this Section 5.02(a), so long as no Default or Event of Default has occurred and is continuing at the time of any prepayment or cash collateralization required pursuant to this Section 5.02(a), the Borrowers may prepay Loans and cash collateralize the relevant Letters of Credit as directed by the Borrowers (so long as such application cures the related conditions).
          (b) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which any Group Member receives any cash proceeds from any issuance or incurrence by any Group Member of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04), an amount equal to 100% of the net proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(e) and (f).
          (c) In addition to any other mandatory repayments pursuant to this Section 5.02 (but subject to Section 5.02(g)), on each date on or after the Effective Date upon which any Group Member receives any cash proceeds from any Asset Sale while a Compliance Period is in effect, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(e) and (f).
          (d) In addition to any other mandatory repayments pursuant to this Section 5.02 (but subject to Section 5.02(g)), on each date on or after the Effective Date upon which any Group Member receives any cash proceeds from any Recovery Event, in respect of Inventory, while a Compliance Period is in effect, an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(e) and (f).
          (e) Each amount required to be applied pursuant to Sections 5.02(b), (c) and (d) in accordance with this Section 5.02(e) shall be applied (i) first, to repay the outstanding principal amount of Loans without any reduction in the Total Commitment, and (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to cash collateralize (on a ratable basis) all outstanding Letters of Credit (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Secured Obligations of the Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit).
          (f) With respect to each repayment of Loans required by this Section 5.02, the Borrowers may designate the Types of Loans which are to be repaid and the specific Borrowing or Borrowings pursuant to which such Loans were made; provided that: (i) repayments of U.S. Dollar Loans pursuant to this Section 5.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be repaid in full at the end of the then current Interest Period and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
          (g) In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Loans shall be repaid in full on the Maturity Date.
          5.03. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Facility Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon

(London time) on the date when due and shall be made in (w) Pounds Sterling (or, in the case of any Unpaid Drawings denominated in a currency other than Pounds Sterling, in an amount equal to the Pounds Sterling Equivalent thereof) in immediately available funds at the Payment Office in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clauses (x), (y) and (z), (x) Australian Dollars in immediately available funds at the Payment Office, if such payment is made in respect of (i) principal of or interest on Australian Dollars Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Australian Dollars Loans (including, without limitation, pursuant to Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), (y) U.S. Dollars in immediately available funds at the Payment Office, if such payment is made in respect of (i) principal of or interest on U.S. Dollar Loans or (ii) any increased costs, indemnities or other amounts owing with respect to U.S. Dollar Loans (including, without limitation, pursuant to Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06) and (z) Euros in immediately available funds at the Payment Office, if such payment is made in respect of (i) principal of or interest on Euro Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Euro Loans (including, without limitation, pursuant to Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06). Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
          (b) Each English Obligor shall, along with the Security Agent, certain financial institutions selected by the Obligors’ Agent and approved by the Administrative Agent (the “English Collection Banks”), and each of those banks in which each Deposit Account (other than Excluded Accounts and Disbursement Accounts) are maintained by each such English Obligor, enter into on or prior to the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements in respect of each such Collection Account and Deposit Account (other than Excluded Accounts and English Disbursement Accounts), which such Collection Accounts shall not be subject to cash pooling or other similar arrangements. All amounts received by any English Obligor and any English Collection Bank in respect of sales of Inventory and other Collateral and all cash proceeds from all credit or debit card charges, in addition to all other cash received by any English Obligor from any other source, shall upon receipt be deposited into an English Collection Account, directly into an English Core Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts, sales of Inventory and other Collateral and all cash proceeds from all credit or debit card charges of any English Obligor, an Excluded Account.
          (c) Each Australian Obligor shall, along with the Security Agent, certain financial institutions selected by the Obligors’ Agent and approved by the Administrative Agent (the “Australian Collection Banks”), and each of those banks in which each Deposit Account (other than Excluded Accounts and Australian Disbursement Accounts) are maintained by each such Australian Obligor, enter into on or prior to the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements in respect of each such Collection Account and Deposit Account (other than Excluded Accounts and Australian Disbursement Accounts), which such Collection Accounts shall not be subject to cash pooling or other similar arrangements. All amounts received by any Australian Obligor and any Australian Collection Bank in respect of any sales of Inventory and other Collateral and all cash proceeds from all credit or debit card charges, in addition to all other cash received by any Australian Obligor from any other source, shall upon receipt be deposited into an Australian Collection Account, directly into a Core Australian Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts, sales of Inventory and other Collateral and all cash proceeds from all credit or debit card charges of any Australian Obligor, an Excluded Account.
          (d) (i) Any accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each, a “Core English Concentration Account” and, collectively, the “Core English Concentration Accounts”) (it being understood and agreed that such Core English Concentration Accounts shall not be subject to cash pooling or other similar arrangements) into which the amounts held in all of the English Collection Accounts, English Disbursement Accounts and other Deposit Accounts (other than Excluded Accounts) are transferred shall be subject to a Cash Management Control Agreement, provided that the aggregate amount retained in all such English Disbursement Accounts and Deposit Accounts pursuant to this clause shall not exceed that amount (as reasonably determined by the Obligors’ Agent) to cover all of the aggregate amount of all such outstanding obligations, and (ii) any accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each, a “Core Australian Concentration Account” and, collectively, the “Core Australian Concentration Accounts”) (it being understood and agreed that such Core Australian Concentration Accounts shall not be subject to cash pooling or other similar arrangements) into which the amounts held in all of the Australian Collection Accounts, Australian Disbursement Accounts and other Deposit Accounts (other than Excluded Accounts) are transferred shall be subject to a Cash Management Control Agreement, provided that the aggregate amount retained in all such Australian Disbursement Accounts and Deposit Accounts pursuant to this clause shall not exceed that amount (as reasonably determined by the Obligors’ Agent) to cover all of the aggregate amount of all such outstanding obligations. So long as no Dominion Period then exists, the Qualified Obligors shall be permitted to transfer cash from the Core Concentration Accounts to other Deposit Accounts and Disbursement Accounts to be used for working capital and general corporate purposes all subject to the requirements of this Section 5.03(d) and Section 10.13. If a Dominion Period exists, all collected amounts held in the Collection Accounts and the Core Concentration Accounts shall be applied as provided in Sections 5.03(e) and 5.03(f).
          (e) Each Credit Card Notification and each Cash Management Control Agreement relating to an English Collection Account or Core English Concentration Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such English Collection Account or Core English Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more account maintained by the Facility Agent at DB London (or if DB London is not the Facility Agent, at the institution designated by such successor Facility Agent) or an affiliate thereof (each a “DB English Account”). Subject to the terms of the respective Security Document, all amounts received in a DB English Account during a Dominion Period shall be applied (and allocated) by the

Administrative Agent on a daily basis in the following order (in each case to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to Section 5.02(b), (c) or (d), or (y) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document), subject to the provisions of the immediately succeeding sentence (to the extent applicable): (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent and the Security Agent under any of the Credit Documents; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Credit Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and then all accrued and unpaid Fees actually due and payable by any Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) any and all unpaid principal of Loans and Unpaid Drawings in respect of Letters of Credit issued for the account of any Borrower in each case which are then actually due and payable; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Loans, provided that, with respect to each repayment of Loans required by this Section 5.03(e)(5), so long as no Default or Event of Default then exists and less than all outstanding Loans would otherwise be required to be repaid pursuant to sub-clause (f)(6), the Obligors’ Agent may designate the Types of Loans which are to be repaid and the specific Borrowing or Borrowings pursuant to which such Loans were made; (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to cash collateralize (on a ratable basis) all outstanding Letters of Credit issued for the account of any Borrower (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Secured Obligations of the Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit); (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Secured Obligations of any Borrower then due and payable to the Administrative Agent and the Lenders under any of the Credit Documents; and (8) eighth, to the Borrowers. Each English Obligor agrees that it will not cause any proceeds of any Core Concentration Account to be otherwise redirected.
          (f) Each Credit Card Notification and each Cash Management Control Agreement relating to an Australian Collection Account or Core Australian Concentration Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Australian Collection Account or such Core Australian Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Facility Agent at DB London (or if DB London is not the Facility Agent, at the institution designated by such successor Facility Agent) or an affiliate thereof (each a “DB Australian Account”). Subject to the terms of the respective Security Document, all amounts received in a DB Australian Account during a Dominion Period shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to Section 5.02(b), (c) or (d), or (y) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document), subject to the provisions of the immediately succeeding sentence (to the extent applicable): (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent and the Security Agent under any of the Credit Documents; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Credit Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and then all accrued and unpaid Fees actually due and payable by any Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) any and all unpaid principal of Loans and Unpaid Drawings in respect of Letters of Credit issued for the account of any Borrower in each case which are then actually due and payable; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Loans (whether or not then due and payable), provided that, with respect to each repayment of Loans required by this Section 5.03(f)(6), so long as no Default or Event of Default then exists and less than all outstanding Loans would otherwise be required to be repaid pursuant to sub-clause (f)(6), the Obligors’ Agent may designate the Types of Loans which are to be repaid and the specific Borrowing or Borrowings pursuant to which such Loans were made; (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to cash collateralize (on a ratable basis) all outstanding Letters of Credit issued for the account of any Borrower (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Secured Obligations of the Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit); (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Secured Obligations of any Borrower then due and payable to the Administrative Agent and the Lenders under any of the Credit Documents; and (8) eighth, to the Borrowers. Each Australian Obligor agrees that it will not cause any proceeds of any Core Concentration Account to be otherwise redirected.
          (g) Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain accounts on its books in the name of each Borrower (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances made by the Lenders to the respective Borrower for the respective Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, Expenses and any other Secured Obligations relating thereto. Each Borrower will be credited, in accordance with this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Facility Agent and applied to the Secured Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Secured Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers’ or other Obligors’ contracts or obligations relating to the Accounts.
          5.04. Tax Gross-Up and Indemnities
          5.04.1 Definitions
          (a) In this Agreement:
          “Qualifying Obligor’s Tax Jurisdiction” shall mean the jurisdiction in which a Borrower is resident for tax purposes as at the Effective Date.
          “Change in Law” shall mean any change in the interpretation, administration, or application of any law, treaty, governmental rule, regulation, guideline, order, or any published practice or published concession of any relevant taxing authority.
          “Exempt Lender” shall mean, in relation to a Qualifying Obligor, a Lender which is able (otherwise than by reason of being a “Treaty Lender”) under the domestic law of that Qualifying Obligor’s Tax Jurisdiction or the jurisdiction of source of the interest (if different) to receive interest of that jurisdiction free of any withholding or deduction for or on account of tax imposed by either jurisdiction.
          “Facility Office” shall mean the office or offices notified by a Lender or an Issuing Bank to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
          “Protected Party” shall mean in relation to any Qualifying Obligor;
     (a) a Lender which:
     (i) is a Qualifying Lender in respect of that Qualifying Obligor; or
     (ii) has ceased to be a Qualifying Lender in respect of that Qualifying Obligor by reason of any Change in Law after the date it became a Lender under this Agreement but is (and was immediately prior to such change) lending from and tax resident in a Specified Sovereign; and
     (b) an Administrative Agent when acting on behalf of a Lender which is a Protected Party provided that such Administrative Agent is and has been at all relevant times in compliance with its obligations under Clause 5.04.5(b).
          “Qualifying Lender” shall mean:
          (a) In relation to a Qualifying Obligor resident for tax purposes in the United Kingdom:

a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document and is:
     (A) a Lender:
     (1) which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Credit Document; or
     (2) in respect of an advance made under a Credit Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
     (B) a Lender which is:
     (1) a company resident in the United Kingdom for United Kingdom tax purposes; or
     (2) a partnership each member of which is:
     (i) a company so resident in the United Kingdom; or
     (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009;
     (3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company; or
     (C) a Treaty Lender;
          (b) In relation to a Qualifying Obligor resident for tax purposes in Australia, a Lender which is not an Offshore Associate of an Australian Borrower;
          (c) In relation to a Qualifying Obligor resident for tax purposes in France, a Lender which:
     (A) acts for the purposes of this Agreement and the Credit Documents through a Facility Office in France provided that (A) such Lender takes into account all payments owed to it under this Agreement and under the Credit Documents for the calculation of its taxable income in France and (B) where such Lender has its head office (siège social) outside France, provides prior to the first interest payment in 2009 and thereafter, for each calendar year, prior to the first interest payment date of such year, valid certificates issued by the French tax authorities stating the place of its French facility office and the place where such facility office is subject to tax, in accordance with French administrative guidelines (D. adm. 5 I 1224, no 50, 1st December 1997 or any successor regulation); or
     (B) is a Treaty Lender; or
     (C) is exempt from withholding tax under French law on payments received under this Agreement or the Credit Documents from a Qualifying Obligor resident for tax purposes in France;
          (d) In relation to a Borrower resident for tax purposes in Spain, a Lender which is:
     (A) a Spanish credit entity or financial credit establishment registered with the Bank of Spain to which the provisions set out in paragraph (C) of Article 59 of Spanish Royal Decree 1777/2004, of 30 July 2004 apply;
     (B) a Spanish permanent establishment of a non-Spanish financial entity with which that Lender’s participation in that advance is effectively connected, and to which the provisions contained in the second paragraph of number 1 of Article 8 of Royal Decree 1776/2004, of 30 July 2004, apply;
     (C) a resident for tax purposes in a Member State of the European Union (other than Spain) or a permanent establishment of such Lender located in a Member State of the European Union (other than Spain) which in each case is not acting (in relation to that participation in that advance) through a permanent establishment in Spain and, furthermore, not acting through a territory considered as a tax haven (under Spanish law);
     (D) (a) a resident (as defined in the appropriate double taxation agreement) in a country with which Spain has a double taxation agreement giving residents of that country full exemption from taxation on interest imposed by Spain, or if such interest is recharacterized as income other than interest by either Spanish law or applicable double taxation agreement, a full exemption from or reduction to bill of taxation imposed by Spain on such recharacterized income; and (b) does not carry on a business in Spain through a permanent establishment with which the payment of interest under any Credit Document is effectively connected; or
     (E) a Spanish asset securitisation fund (Fondo de Titulización de Activos) to which the provisions set out in paragraph (K) of Article 59 of Royal Decree 1777/2004 of 30 July 2004 apply; and
          (e) In relation to a Qualifying Obligor resident for tax purposes in Germany, a Lender which is:

     (A) resident in Germany for German tax purposes or lending through a Facility Office in Germany, provided that interest payments received through such Facility Office are included within the taxable profits of that Facility Office for the purpose of calculating that Lender’s taxable income in Germany;
     (B) a Treaty Lender; or
     (C) an Exempt Lender; and
          (f) In relation to any Qualifying Obligor resident for tax purposes in any other jurisdiction, a Lender which is:
     (A) an Exempt Lender; or
     (B) a Treaty Lender;
provided that, in each of the cases (a) to (e) inclusive above, such Lender has complied and continues to comply with those obligations under Clause 5.04.5 and 5.04.6 necessary to establish its status as a Qualifying Lender, including as regards obtaining the benefit of applicable Taxation treaties and legislation.
          Each Lender confirms that it is a Qualifying Lender in relation to each Qualifying Obligor as of the date of this Agreement.
          “Qualifying Obligor” shall mean any Borrower and any Guarantor in the same jurisdiction as any Borrower.
          “Specified Sovereign” means the United States of America, Switzerland, Japan and any member state of the European Union as comprised on 1 January, 2004.
          “Tax Confirmation” shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document is either:
     (i) a company resident in the United Kingdom for United Kingdom tax purposes; or
     (ii) a partnership each member of which is:
     (A) a company so resident in the United Kingdom; or
     (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or

     (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act) of that company.
          “Tax Credit” shall mean a credit against, relief from or remission, rebate or repayment of any Tax.
          “Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Credit Document.
          “Tax Payment” shall mean either the increase in a payment made by a Qualifying Obligor to a Lender or Administrative Agent under Section 5.04.2 (Tax gross-up) or a payment under Section 5.04.3 (Tax indemnity).
          “Treaty Lender” shall mean a Lender which:
     (i) is treated as a resident of a Treaty State for the purposes of the Treaty referred to in paragraph (iii) below;
     (ii) does not carry on a business in the relevant Qualifying Obligor ‘s Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
     (iii) is entitled under the provisions of an applicable double taxation agreement with the relevant Qualifying Obligor’s Tax Jurisdiction (subject to the completion of any necessary procedural formalities) to full exemption from Tax imposed by the jurisdiction of the relevant Qualifying Obligor on any and all payments under a Credit Document and to receive such payments without a Tax Deduction.
          “Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the relevant Qualifying Obligor’s Tax Jurisdiction which makes provision for full exemption from tax imposed by the jurisdiction of the relevant Qualifying Obligor on any payment under the Credit Documents.
          “UK Non-Bank Lender” shall mean a Lender which gives a Tax Confirmation either in this Agreement or in the Assignment Agreement which it executes on becoming a Party.
          “Withholding Forms” shall mean (a) United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI (or, in each case, any successor form) by which a person may claim a complete exemption from withholding of U.S. federal income tax (if such forms are required to be provided on or before the Effective Date) or a complete exemption of or a reduction in United States withholding tax (if such forms are required to be provided after the Effective Date) on payments to that person and (b), in the case of a person claiming a complete exemption (as of the Effective Date) or a complete or partial exemption (after the Effective Date) under the “portfolio interest exemption,” a statement certifying that (i) such person is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the U.S. Obligor within the meaning of section 881(c)(3)(B) of the Code, and (C) a

“controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) that the interest payments in question are not effectively connected with the United States trade or business conducted by such person. Notwithstanding anything to the contrary in the preceding sentence, the provision of such forms shall not be required if the Lender is not legally entitled to do so.
          (b) Unless a contrary indication appears, in this Section 5.04 a reference to “determines” or “determined” means a determination made by the person making the determination, acting reasonably and in good faith.
          5.04.2 Tax gross-up
          (a) Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
          (b) Each of the Obligors’ Agent and each Lender shall promptly upon it becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly.
          (c) Each Lender shall provide to the Administrative Agent and Holdco (if requested by the Administrative Agent or the Obligors’ Agent):
     (i) a written confirmation that it is or, as the case may be, is not a Qualifying Lender and that it is or, as the case may be, is not tax resident in and lending through a Facility Office established in a Specified Sovereign; and
     (ii) such documents and other evidence as the Administrative Agent and/or the Obligors’ Agent may reasonably require pursuant to any enquiry from a relevant tax authority to support any confirmation given pursuant to sub-paragraph (i) above.
          Until such time as a Lender has complied with any request made under sub-paragraph (i) or (ii) above the Administrative Agent and each Qualifying Obligor shall be entitled to treat such Lender as not being a Qualifying Lender for all purposes under the Credit Documents or as the case may be as not tax resident in and lending through a Facility Office established in a Specified Sovereign.
          (d) Except as provided in paragraphs (e), (l) and (n), if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
          (e) A payment by a Qualifying Obligor shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax that is imposed by the relevant Qualifying Obligor’s Tax Jurisdiction (A) on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (except that the foregoing shall not apply (i) in the case of a Tax imposed by Australia and (ii) unless applicable by reason of Clause (B) below, to the extent that such Lender’s assignor, if any, was entitled at the time of assignment to receive an increased payment (see Section 5.04.5(c)) or (B) if on the date on which the payment falls due:

     (i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender unless (A) that Lender has ceased to be a Qualifying Lender or is not a Qualifying Lender as a result of any Change in Law after the date it became a Lender under this Agreement, and (B) that Lender was a Protected Party immediately prior to such change; or
     (ii) that Lender has not complied with its obligations under Clause 5.04.5 (Lender Status Confirmation) and/or Clause 5.04.6 (Filings); or
     (iii) in relation to a United Kingdom Qualifying Obligor, the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(B) of the definition of “Qualifying Lender”; and
     (A) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 which relates to the payment and that Lender has received from the Qualifying Obligor making the payment or from the Obligors’ Agent a certified copy of that Direction; and
     (B) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
     (iv) in relation to a United Kingdom Qualifying Obligor, the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(B) of the definition of “Qualifying Lender”; and
     (A) the relevant Lender has not given a Tax Confirmation to the Obligor’s Agent or it has revoked or otherwise retracted any Tax Confirmation given to the Obligors’ Agent or it has failed to comply with its obligations under Clause 5.04.5; and
     (B) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Obligors’ Agent which had not been so revoked or retracted and had complied with its obligations under clause 5.04.5; or
     (v) in relation to a Spanish Qualifying Obligor, such Lender has not complied with its obligations under paragraph (o) below; or
     (vi) the relevant Lender is a Treaty Lender and the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraphs (h), (k), (l) or (m) below.
          (f) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

          (g) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under section 975 of the ITA (or existing equivalent documentation in the relevant Obligor’s Tax Jurisdiction) or evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
          (h) A Treaty Lender and each Qualifying Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities (including making or obtaining filings, declarations and instructions) necessary for that Qualifying Obligor to obtain authorisation to make that payment without a Tax Deduction, provided that such Treaty Lender is legally entitled to complete any such procedural formalities.
          (i) No Obligor will be obliged to make any payment or increased payment pursuant to this Clause 5.04 in respect of a Tax Deduction where:
     (A) the Tax Deduction is required to be made, pursuant to European Council Directive 2003/48/EC, from a payment made or received by the Administrative Agent; and
     (B) the Tax Deduction arises as a result of a failure by the Administrative Agent to comply with the terms of Clause 5.04.5(b) (Location of Administrative Agent).
          (j) A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Obligors’ Agent by entering into this Agreement.
          (k) A UK Non-Bank Lender shall promptly notify the Obligors’ Agent and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.
          (l) A Lender which will be a Lender on the Effective Date and which will be entitled to receive a payment from a U.S. Obligor shall provide the necessary Withholding Forms on or prior to the Effective Date; provided, however that such Lender shall not be required to provide such Withholding Forms if it is not legally entitled to do so. No U.S. Obligor shall be obligated pursuant to Clause 5.04.2(d) to increase payments to be made to such Lender in respect of Taxes imposed by the United States if such Lender failed to provide the necessary Withholding Forms as so required, until such time as such Lender provides to the U.S. Obligor the necessary Withholding Forms as required by the preceding sentence.
          (m) Each Lender mentioned in (l) above agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous Withholding Forms obsolete or inaccurate in any material respect, such Lender will deliver to the U.S. Obligors and the Administrative Agent two new, accurate and complete original signed Withholding Forms, or such Lender shall immediately notify the U.S. Obligor of its inability to deliver any such Withholding Forms, in which case such Lender shall not be required to deliver any such Withholding Forms, except if the Lender’s inability to deliver such Withholding Forms is solely as a result of a change in circumstance of such Lender and not a change in circumstance of the U.S. Obligor.
          (n) A payment by a Qualifying Obligor shall not be increased under paragraph (d) above by reason of a Tax Deduction that is imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein.
          (o) In relation to the Spanish Qualifying Obligor , a Lender which is a Qualifying Lender solely by virtue of paragraphs (d) (C) and (d) (D) of the definition of “Qualifying Lender” shall provide the Spanish Qualifying Obligor, before any payment of interest is due or effectively paid, with a certificate of tax residence duly issued by the competent Tax authorities of its jurisdiction of residence or with the corresponding form, if any, required under the applicable treaty for the avoidance of double taxation, evidencing such Lender as resident for Tax purposes in that jurisdiction and, if a Treaty Lender, accrediting such Treaty Lender as resident in the relevant jurisdiction and declaring that it is entitled to the benefits of the relevant treaty for the avoidance of double taxation. Each such Lender shall deliver a new certificate of tax residence or form, as the case may be, to the Spanish Qualifying Obligor each time the existing certificate or form expires in accordance with applicable Spanish legislation. For such purposes, the Qualifying Obligor shall notify the Qualifying Lender within at least two months prior to the expiration date of the former tax certificates in order for the Qualifying Lender to provide the renewed tax certificates to the competent Tax authorities of its jurisdiction in a timely fashion.
          5.04.3 Tax indemnity
          (a) The Obligors’ Agent shall (within five Business Days of demand by the Administrative Agent) pay or procure that an Obligor pays to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in relation to a Credit Document.
          (b) Paragraph (a) above shall not apply:
     (i) with respect to any Tax assessed on a Lender or Administrative Agent (or any corresponding losses, liability, or costs):
     (A) under the law of the jurisdiction in which that Lender or Administrative Agent is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender or Administrative Agent is treated as resident for tax purposes or from which the Administrative Agent acts for the purpose of this Agreement; or
     (B) under the law of the jurisdiction in which that Lender’s Facility Office or the Administrative Agent is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income or gross receipts received or receivable (but not any sum deemed to be received or receivable) by that Administrative Agent or Lender; or
     (ii) to the extent a loss, liability or cost:
     (A) is compensated for by an increased payment under Clause 5.04.2 (Tax gross-up); or
     (B) would have been compensated for by an increased payment under Clause 5.04.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (e) of Clause 5.04.2 (Tax gross-up) applied; or
     (C) is suffered or incurred by a Lender that is a Qualifying Lender solely under paragraph (a)(B) of the definition of Qualifying Lender and:
     (iii) it has not given a Tax Confirmation to the Obligors’ Agent or it has revoked or otherwise retracted any Tax Confirmation given to the Obligors’ Agent or it has failed to comply with its obligations under Clause 5.04.2 (Tax Gross-Up) (h), (k) or (l) or Clause 5.04.5 (Lender Status Confirmation) or Clause 5.04.6 (Filings).
          (c) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Obligors’ Agent.
          (d) A Protected Party shall, on receiving a payment from an Obligor under this Clause 5.04.3, notify the Administrative Agent.
          5.04.4 Tax Credit
          If an Obligor makes a Tax Payment and the relevant Lender or Administrative Agent determines that:
     (a) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
     (b) that Lender or Administrative Agent has obtained, utilised and retained that Tax Credit, the Lender or Administrative Agent shall pay an amount to the Obligor which that Lender or Administrative Agent determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor, provided that if such Tax Credit is subsequently disallowed or reduced, such Obligor shall indemnify the relevant Lender or Administrative Agent, as the case may be, for or for the relevant portion of such amount. Nothing in this Section 5.04 or any other provision in any Credit Document shall require the Administrative Agent or any Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

          5.04.5 Lender Status Confirmation and Assignment
          (a) Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Assignment Agreement which it executes on becoming a Party, and for the benefit of the Administrative Agent and each Obligor, which of the following categories it falls in:
     (i) not a Qualifying Lender;
     (ii) a Qualifying Lender (other than a Treaty Lender);
     (iii) a Treaty Lender; or
     (iv) lending from a Facility Office located in and tax resident in a Specified Sovereign.
          If a New Lender fails to indicate its status in accordance with this Clause 5.04.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Qualifying Obligor) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category or categories apply (and the Administrative Agent, upon receipt of such notification, shall inform the Obligors’ Agent). For the avoidance of doubt, an Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 5.04.5(a).
          (b) No Administrative Agent will, for the purposes of the European Council Directive 2003/48/EC and in relation to payments made or received under any Credit Document by it in its capacity as Administrative Agent, be established in, change its place of establishment to, act through any office situated or established in, maintain any account used for making or receiving payments in relation to the Credit Documents in, or delegate any of its duties, trusts, powers, authorities and discretions vested in it under the Credit Documents to, any person established in or acting from Austria, Belgium or Luxembourg.
          (c) Notwithstanding Section 5.04.2(e), if:
     (i) a Lender assigns or transfers any of its rights, benefits or obligations under the Credit Documents or changes its Facility Office; and
     (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, a Qualifying Obligor would be obliged to make a payment to the new Lender or Lender acting through its new Facility Office under Clause 5.04 (Tax Gross Up and Indemnities) or Clause 2.10 (Increased Costs, Illegality, etc.),
then the new Lender or Lender acting through its new Facility Office is not entitled to receive payment under those Clauses in an amount greater than the Existing Lender or Lender acting through its previous Facility Office would have been entitled to receive if the assignment, transfer or change had not occurred. The relevant Obligor, however, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay to such new Lender or Lender acting through its new Facility Office any other increased costs under Section 2.10,

3.06 and 5.04.2 resulting from a change after the date of the respective assignment, to the extent such new Lender or Lender acting through its new Facility Office (A) was a Qualifying Lender at the time of such assignment or transfer (provided, however, that in the case of a U.S. Obligor, this clause (A) shall not be applicable), and (B) is entitled under the provisions of this Section 5.04 to payment of such amounts.
          (d) Upon request of the Obligors’ Agent, the Administrative Agent will promptly provide the Borrowers with an accurate and up-to-date list of the Lenders under the Facility and their respective Commitments.
          (e) Notwithstanding anything to the contrary contained in this Agreement, each assignee Lender, Participating Lender, or Participating Specified Foreign Currency Lender which is entitled to receive a payment from a U.S. Obligor shall provide the necessary Withholding Forms. No U.S. Obligor shall be obligated pursuant to Clause 5.04.5(b) to increase payments to be made to a assignee Lender, Participating Lender, or Participating Specified Foreign Currency Lender in respect of Taxes imposed by the United States (i) to the extent such increase payments are a result of such Assignee Lender, Participating Lender, or Participating Specified Foreign Currency Lender’s failure to provide the necessary Withholding Forms or (ii) in the case of a payment, other than interest, to a Lender that is required to provide the certificate described in (b) of the definition of Withholding Forms, to the extent that such forms do not establish a complete exemption from withholding of such Taxes. Each assignee Lender, Participating Lender, or Participating Specified Foreign Currency Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous Withholding Forms obsolete or inaccurate in any material respect, such assignee Lender, Participating Lender, or Participating Specified Foreign Currency Lender will deliver to the U.S. Obligors and the Administrative Agent two new accurate and complete original signed Withholding Forms, or such Lender shall immediately notify the U.S. Obligor of its inability to deliver any such Withholding Forms, in which case such Lender shall not be required to deliver any such Withholding Forms, except if the Lender’s inability to deliver such Withholding Forms is solely as a result of a change in circumstance of such Lender and not a change in circumstance of the U.S. Obligor.
          5.04.6 Filings
          At the reasonable request of a Borrower, each Lender shall promptly co-operate with such Borrower by submitting such forms and documents and completing such other procedural formalities as may be necessary for such Borrower to obtain authorisation to make that payment without having to make a Tax Deduction, provided such Lender is legally entitled to submit such forms and documents and complete such other procedural formalities. Each Lender which will become a Qualifying Lender only on completion of certain procedural requirements (whether to obtain the benefit of applicable Taxation treaties and legislation or otherwise) shall notify the Facility Agent and the Obligors’ Agent promptly on completion of all such formalities provided, however, that once all formalities have been completed, such Lender shall not lose its right to receive additional amounts, gross-up payments or indemnity payments under this Section 5.04 as a result of its failure to make such notifications.

          5.04.7 Stamp taxes
          The Obligors’ Agent shall pay and, within five Business Days of demand, indemnify each Lender or Administrative Agent against any cost, loss or liability that Lender or Administrative Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Credit Document except for any such Tax payable in connection with any document relating to the assignment or transfer by any Lender of any of its rights and/or obligations under any Credit Documents, other than relating to an assignment or transfer under Sections 2.13 or 13.12(b) or any other assignment or transfer that is requested by an Obligor.
          5.04.8 VAT
     (i) All amounts set out, or expressed in a Credit Document to be payable by any party to such agreement (a “Party”) to a Secured Creditor which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to sub-paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Secured Creditor to any Party under a Credit Document, that Party shall pay to the Secured Creditor (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Secured Creditor shall promptly provide an appropriate VAT invoice to such Party) unless the reverse charge procedure applies.
     (ii) If VAT is or becomes chargeable on any supply made by any Secured Creditor (the “Supplier”) to any other Secured Creditor (the “Recipient”) under a Credit Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.
     (iii) Where a Credit Document requires any Party to reimburse or indemnify a Secured Creditor for any cost or expense, the Party shall reimburse or indemnify (as the case may be) such Secured Creditor for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Creditor reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
     (iv) Any reference in this Section 5.04.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 (United Kingdom) and the A New Tax System (Goods and Services Tax) Act 1999 (Australia) as well as the equivalent meaning in any other jurisdiction where applicable).
          5.05. Public Offer. (a) Each Lead Arranger represents and warrants that: (i) it will, jointly with each other Joint Lead Arranger, on behalf of the Australian Borrower make invitations to become a “Lender” under this agreement publically in an electronic form on either the Bloomberg or Reuters screen; or (ii) as dealer, manager, or underwriter, in relation to the placement of debt interests issued under this agreement, will, jointly with each other Joint Lead Arranger, make invitations to become a “Lender” under this agreement within 30 days after the date of this agreement in a way consistent with 5.05(a)(i).
          (b) Each Australian Borrower represents and warrants that it does not know, or have reasonable grounds to suspect, that an Offshore Associate of any Australian Borrower will become a “Lender” under this agreement and agrees to notify the Joint Lead Arranger immediately if any proposed substitute Lender disclosed to it is known or suspected by it to be an Offshore Associate of the Australian Borrower.
          (c) Each Lender that became a Lender as a result of an invitation under Clause 5.05(a) represents and warrants that (i) an invitation to become “Lender” was made to it by the Joint Lead Arrangers under clause 5.05(a); and (ii) except as disclosed to the Australian Borrower and the Joint Lead Arrangers, it is not, so far as its relevant officers involved in the transaction on a day to day basis are actually aware, an Offshore Associate of the Australian Borrower.
          (d) Notwithstanding Section 5.04 (other than with respect to Section 5.04.3(b)) and any other Section in this Agreement, all payments made by an Australian Borrower under any Credit Document will be made free and clear of, and without any Tax Deduction; provided that if the Australian Borrower is required to make a Tax Deduction from such payments, then (i) the amount of the payment due from that Australian Borrower (or its applicable Obligor, as the case may be) shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no such Tax Deduction had been required, (ii) the Australian Borrower shall make such Tax Deduction and (iii) the Australian Borrower shall pay the full amount of such Tax Deduction to the relevant Governmental Authority in accordance with applicable law. The Australian Borrower (or its applicable Obligor) shall (within five Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of any payment made or required to be made by an Australian Borrower under any Credit Document.
          5.06. Net Payments. All payments made by the Obligors under Section 5.04 and under any other Credit Document will be made without setoff, counterclaim or other defense other than as relates to monies due and payable to an Obligor by a Defaulting Lender where the set-off, counterclaim or other defense is made or raised by an Obligor in relation to sums payable by an Obligor to that Defaulting Lender.
          SECTION 6. Conditions Precedent to the Effective Date and to Credit Events on the Effective Date. The occurrence of the Effective Date and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Effective Date, are subject at the time of the Effective Date and to the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

          6.01. Effective Date; Notes; TEG Letter. (a) On or prior to the Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Notes executed by the appropriate Borrowers in the amount, maturity and as otherwise provided herein.
          (b) On the date of execution of this Agreement by all parties hereto, the Administrative Agent shall have delivered the TEG Letter to the French Borrower.
          6.02. Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate, in the form of Exhibit F-1, dated the Effective Date and signed on behalf of each Borrower by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President of such Borrower, certifying on behalf of such Borrower that all of the conditions in Sections 6.05 through 6.08, inclusive, and 7.01 have been satisfied on such date.
          6.03. Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received (i) from Simpson Thacher & Bartlett LLP, special New York counsel to the Obligors, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Co-Collateral Agents, the Security Agent and each of the Lenders and dated the Effective Date covering the matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request as set forth in Exhibit E-1, (ii) from White & Case LLP, special England and Wales counsel to the Administrative Agent, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Co-Collateral Agents, the Security Agent and each of the Lenders and dated the Effective Date covering the matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request as set forth in Exhibit E-2, (iii) from Mallesons Stephen Jaques, special Australian counsel to the Administrative Agent, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Co-Collateral Agents, the Security Agent and each of the Lenders and dated the Effective Date covering the matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request as set forth in Exhibit E-3, (iv) from White & Case LLP, special German counsel to the Administrative Agent, a customary validity opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Co-Collateral Agents, the Security Agent and each of the Lenders and dated the Effective Date covering the matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request as set forth in Exhibit E-4, (v) from Allen & Overy LLP, special German counsel to the Obligors, an opinion on the valid existence, capacity of and due execution by each German Obligor in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Co-Collateral Agents, the Security Agent and each of the Lenders and dated the Effective Date as set forth in Exhibit E-5, (vi) from White & Case LLP, special French counsel to the Administrative Agent, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Co-Collateral Agents, the Security Agent and each of the Lenders and dated the Effective Date as set forth in Exhibit E-6 covering the matters relating to the enforceability and validity of the French law Security Documents, (vii) from Allen & Overy LLP, special French counsel to the Obligors, an opinion on the valid existence, capacity of and due execution by each French Obligor in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent and each of the Lenders and dated the Effective Date as set forth in Exhibit E-7, (viii) from Araoz y Rueda, special Spanish counsel to the Administrative Agent, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Co-Collateral Agents, the Security Agent and each of the Lenders and dated the Effective Date covering the matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request as set forth in Exhibit E-8 and (ix) without duplication, from such local counsel, reasonably acceptable to the Administrative Agent, in each jurisdiction where an Obligor is “located” for purposes of Section 9-307 of the UCC and/or organized, in each case, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Co-Collateral Agents, the Security Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request including but not limited to the enforceability of each Security Document, as applicable.
          6.04. Company Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate from each Obligor, dated the Effective Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President or any other Authorized Officer of such Obligor (or in the case of a German Obligor, the managing director (Geschäftsführer)), and, if applicable or customary in the jurisdiction of such Obligor, attested to by the Secretary or any Assistant Secretary of such Obligor, in the form of Exhibit F-2 with appropriate insertions, together with copies of the latest certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Obligor and, as applicable, the resolutions of such Obligor or in the case of the Australian Obligor, certified extracts of the minutes of a meeting of the Board of Directors or circulating resolutions of Directors (as the case may be), referred to in such certificate and incumbency certificates of such Obligor, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.
          (b) On the Effective Date, all Business and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Business proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, bankruptcy searches and copies of share registers, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.
          (c) On or before the Effective Date:
     (i) the Spanish Borrower shall deliver a copy of the PE-1 form duly processed by the Bank of Spain; and
     (ii) each German Obligor shall deliver a certified copy of its Articles of Association (Gesellschaftsvertrag/Satzung); a certified copy of the list of its shareholders

(Gesellschafterliste); and a certified copy of its commercial register excerpt (Handelsregisterauszug), such certification not being older than fourteen (14) days before the Effective Date.
          6.05. Fees, etc. On the Effective Date, the Borrowers shall have paid to the Agents (and their relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Agents (and/or their relevant affiliates) or such Lender to the extent then due.
          6.06. Consummation of the Refinancing. (a) On or prior to the Effective Date and concurrently with the incurrence of Loans and the use of such Loans to finance the Refinancing on such date, all Indebtedness of any Group Member under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated or incorporated herein as Existing Letters of Credit (or arrangements reasonably satisfactory to the Administrative Agent made with respect thereto) and the Administrative Agent shall have received such pay-off letters or other evidence that the Refinancing has occurred as the Administrative Agent may have reasonably requested.
          (b) On the Effective Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to any Group Member in connection with the security interests created with respect to any Existing Credit Agreement, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of any Group Member on which filings have been made and (z) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of any Group Member, in each case, to secure the obligations under any Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
          (c) On the Effective Date and after giving effect to the consummation of the Transaction, the Group shall have no outstanding Preferred Equity or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents, and (ii) certain other indebtedness existing on the Effective Date as listed on Schedule 8.20 (with the Indebtedness described in this sub-clause (ii) being herein called the “Existing Indebtedness”). On and as of the Effective Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction.

          (d) The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 6.06 have been satisfied on the Effective Date.
          6.07. Adverse Change, Approvals. (a) Since January 31, 2009, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have a Material Adverse Effect.
          (b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.
          6.08. Litigation. On the Effective Date, there shall be no actions, suits, claims, demands, investigations, inspections, audits, charges or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Document, or (ii) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.
          6.09. Collateral and Guaranty Requirements. (i) To the extent required to be satisfied on or prior to the Effective Date, the Collateral and Guaranty Requirements shall have been satisfied and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by the results of a search of each system that is, or is similar to, the UCC that filings made with respect to the Obligors in the jurisdictions contemplated by the applicable Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search (in each case to the extent such searches and copies are made available to such Obligors) are Permitted Liens or shall have been terminated and released or provisions satisfactory to the Administrative Agent for such termination and release shall have been made and (ii) the Administrative Agent shall have received from each Obligor the relevant completed Perfection Certificates (together with all attachments contemplated thereby) dated the Effective Date, in each case, signed by an Authorized Officer of such Obligor.
          6.10. Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (c).

          6.11. Solvency Certificate; Insurance Certificates, etc. On the Effective Date, the Administrative Agent shall have received:
     (i) a solvency certificate from an Authorized Officer (with actual knowledge of the financial affairs of such entities) of each of the Parent Guarantors in the form of Exhibit J hereto; and
     (ii) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Obligors, in form and substance reasonably satisfactory to the Administrative Agent and naming the Security Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Security Agent.
          6.12. Initial Borrowing Base Certificates; etc.; Excess Availability. (a) On the Effective Date, the Administrative Agent shall have received the initial Borrowing Base Certificate meeting the requirements of Section 9.01(j) from the chief financial officer of the Obligors’ Agent.
          (b) On the Effective Date, after giving effect to the Transaction (and the Credit Events hereunder), Excess Availability shall equal or exceed £28,000,000.
          6.13. Field Examinations; etc. On or prior to the Effective Date, Obligors’ Agent shall have provided to the Agents (i) an appraisal of the Inventory of the Australian and English Obligors from Hilco Appraisal Services and (ii) a collateral examination of the Accounts and Inventory of the Australian and English Obligors from KPMG LLP, in each case, in scope reasonably satisfactory to the Agents, and the results of such appraisal and collateral examination shall be in form and substance reasonably satisfactory to the Agents.
          6.14. Patriot Act. On or prior to 5 Business Days prior to the Effective Date, and to the extent reasonably requested by each Lender, such Lender shall have received from the Obligors, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
          6.15. Consent Letter. On the Effective Date, the Administrative Agent shall have received a letter from CT Corporation System, presently located at 111 Eighth Avenue, New York, New York, 10011, substantially in the form of Exhibit O, indicating its consent to its appointment by each Obligor as its agent to receive service of process as specified in Section 13.08.
          In determining the satisfaction of the conditions specified in this Section 6, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Effective Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Effective Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release any Obligor from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).
          SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Effective Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Effective Date), is subject, at the time of the Effective Date and at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
          7.01. No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).
          7.02. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan, the Facility Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.
          (b) Prior to the issuance of each Letter of Credit, the Facility Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).
          7.03. Borrowing Base Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof) that the Aggregate Exposure at such time would not exceed the Borrowing Base at such time. For purposes of this Section 7.03, the Borrowing Base will be based upon the Borrowing Base Certificate most recently delivered less any reserves then in effect on the date of the calculation of the Aggregate Exposure. The Borrowing Base Certificate will not be the basis for determining the amount of the Aggregate Exposure. Such amounts shall be determined as of each day.
          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Obligors’ Agent and the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Effective Date) and in this Section 7 (with respect to Credit Events on or after the Effective Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
          SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Obligor makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          8.01. Company Status. Each Group Member (i) is a duly organized and validly existing Company in good standing (or its equivalent, to the extent that such concept is applicable in the respective jurisdiction) under the laws of the jurisdiction of its incorporation or organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing or its equivalent in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of this clause (iii) for failures to do so or to be so qualified or authorized or to be in good standing which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          8.02. Power and Authority. Each Obligor has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents. Each Obligor has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and subject, further, to the qualifications included in the opinions delivered pursuant to Section 6.03.
          8.03. No Violation. Neither the execution, delivery or performance by any Obligor of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any Applicable Law, (ii) will conflict with or result in a default under any indenture or other agreement or instrument binding upon any Group Member or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any Group Member or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, (iii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Group Member pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Group Member is a party or by which it or any its property or assets is bound or to which it may be subject (including, without limitation, any Local Law Financing), or (iv) will violate any provision of the certificate or articles of incorporation, articles of association, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Group Member, except, in each case, to the extent that such contravention, conflict, violation, default or breach would not reasonably be expected to result in a Material Adverse Effect.
          8.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date, (y) filings which are necessary to perfect the security interests created under the Security Documents) and (z) those the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Group Member to authorize, or is required to be obtained or made by, or on behalf of, any Group Member in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.
          8.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The audited consolidated balance sheet of each Borrower as at the last day of full Fiscal Years ended February 3, 2007, February 2, 2008 and January 31, 2009 and the related consolidated statements of income and cash flows and changes in stockholders’ equity of each Borrower as for the Fiscal Years ended on such dates, copies of which are in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of each Borrower at the date of said financial statements and the results for the respective periods covered thereby. The unaudited consolidated balance sheet of as at the last day of their Fiscal Quarter ended August 1, 2009 and the related consolidated statements of income and cash flows and changes in stockholders’ equity of each Parent Guarantor and each Borrower as for the six month period ended on such date, copies of which were in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of each Parent Guarantor and each Borrower as at the date of said financial statements and the consolidated results of their operations for the period covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with local generally accepted accounting principles or with other local or internationally recognized accounting standards consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.
          (b) Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Effective Date no liabilities or obligations with respect to any Group Member of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
          (c) The Projections delivered to the Administrative Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Parent Guarantors or the Borrowers to be misleading in any material respect or which fail to take into account material information known to the Parent Guarantors or the Borrowers regarding the matters reported therein, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.
          (d) After giving effect to the Transaction since January 31, 2009 nothing has occurred that has had, or could reasonably be expected to have or result in, either indirectly or in the aggregate, a Material Adverse Effect.
          8.06. Litigation. Except as set forth on Schedule 8.06, there are no actions, suits, claims, demands, investigations, inspections, audits, charges, or proceedings by or before any Governmental Authority pending or, to the actual knowledge of an Authorized Officer of either Parent Guarantor or any other Obligor, threatened (i) with respect to the Transaction or any Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          8.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of either Parent Guarantor or any Borrower in writing to the any Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of either Parent Guarantor or any Borrower in writing to any Agent or any Lender was true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
          8.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used by the Borrowers (i) on the Effective Date, to effect the Refinancing, to pay fees and expenses incurred in connection with the Transaction and (ii) thereafter, for working capital, capital expenditures and general corporate purposes of the Obligors (including making intercompany Investments permitted under this Agreement in (including transfers and payments to Guarantors) Group Members for use by them for working capital, capital expenditures and general corporate purposes); provided that in no event may proceeds of the Loan be utilized to refinance any Indebtedness incurred in connection with the direct or indirect acquisition of the Borrowers and Guarantors by the Sponsor or its Affiliates other than in connection with the Transaction.

          (b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X. No Borrower owns any Margin Stock.
          8.09. Tax Returns and Payments. Each Group Member has timely filed or caused to be timely filed with the appropriate taxing authority all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, each Group Member. The Returns accurately reflect in all material respects all liability for taxes of each Group Member, as applicable, for the periods covered thereby. Each Group Member has paid all taxes and assessments payable by it which have become due, other than those (a) that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to cause a Material Adverse Effect. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of each Group Member, threatened by any authority regarding any taxes relating to any Group Member the extent of which would reasonably be expected to cause a Material Adverse Effect. As of the Effective Date, no Group Member has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of any Group Member, or is aware of any circumstances that would cause the taxable years or other taxable periods of any Group Member not to be subject to the normally applicable statute of limitations.
          8.10. Compliance with Pensions/ERISA. (a) The pension schemes of each Group Member are funded to the extent required by law or otherwise to comply in all material respects with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would have a Material Adverse Effect.
          (b) (i) Schedule 8.10(b) sets forth each Plan as of the Initial Borrowing Date; each Plan (and each related trust, insurance contract or fund) maintained by it is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; (ii) each Plan maintained by it which is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of sections 401(a) and 501(a) of the Code covering all tax law changes including the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service; (iii) no Reportable Event has occurred in relation to a Plan maintained by it; (iv) no Group Member has received written notice that a Plan maintained by it which is a Multiemployer Plan is insolvent or in reorganization; (v) no Plan maintained by it has an Unfunded Current Liability; (vi) no Group Member has received written notice that a Plan maintained by it which is subject to section 412 of the Code or section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of section 412 of the Code or section 303 or 304 of ERISA; (vii) neither an Obligor nor any Subsidiary of an Obligor nor any ERISA Affiliate has

incurred any material liability (including any direct, contingent or secondary liability) to or on account of any Plan or Multiemployer Plan pursuant to section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or section 436(f) of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan; (viii) no condition exists which presents a material risk to any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; (ix) no proceedings have been instituted to terminate or appoint a trustee to administer any Plan maintained by it which is subject to Title IV of ERISA; (x) using actuarial assumptions and computation methods consistent with Part I of subtitle E of Title IV of ERISA, the aggregate liabilities of the Obligors, Subsidiaries of the Obligors and ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event, would not be reasonably likely to result in a Material Adverse Effect; and (xi) no lien imposed under the Code or ERISA on the assets of an Obligor or any Subsidiary of an Obligor or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan or Multiemployer Plan maintained by any of them.
          (c) Each Non-U.S. Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither an Obligor nor any of Subsidiary of an Obligor has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan.
          (d) Except as set forth on Schedule 8.10(d), (a) no Group Member is or has at any time on or after April 27, 2004 been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993); and (b) no Group Member is or has at any time on or after April 27, 2004 been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.
          Notwithstanding anything to the contrary in this Section 8.10, the representations and warranties made in this Section 8.10 shall only be untrue if the effect of any or all conditions, violations, claims, restrictions, failures and non compliances of the types described above would have a Material Adverse Effect.
          8.11. Collateral Matters. (a) After taking the actions specified for perfection therein, each Security Document, when executed and delivered, will be effective under applicable law to create in favor of the Security Agent for the ratable benefit of the Secured Creditors a valid and enforceable security interest in the Collateral subject thereto (the enforceability of the security interest in which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and will, constitute a fully perfected Lien on and security interest in all right, title and interest of the Obligors in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights and obligations secured by Permitted Liens and subject to claims with a preference as a matter of law (it being understood that no representation is made under this clause as to the creation, perfection or priority of any Lien to the extent that such creation, perfection or priority is determined under the law of a jurisdiction outside of the jurisdiction governing the laws of the applicable Security Document purporting to create, perfect or establish the priority of any such Lien).
          (b) Each Mortgage, upon execution and delivery by the parties thereto, will create in favor of the Security Agent (or such other trustee as may be required or desired under local law), for the ratable benefit of the Secured Creditors, a legal, valid and enforceable security interest in and mortgage lien on the all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed or registered in the appropriate jurisdiction, the Mortgages will constitute a fully perfected security interest in and mortgage lien on all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person (but subject to (i) Liens or other encumbrances for which exceptions are taken in the policies of title insurance delivered in respect of the Mortgaged Properties, (ii) Permitted Liens and (iii) Permitted Encumbrances).
          (c) As of the Effective Date, there does not exist any Subsidiary of either Parent Guarantor which is not an Obligor other than Immaterial Subsidiaries. No Borrower is aware of any intellectual property that is owned by any Obligor that has not pledged its rights in such intellectual property under the Security Documents, other than intellectual property that is not material to any business of the Group.
          8.12. Properties. All Real Property owned or leased by any Group Member as of the Effective Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12. Each Group Member has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, free and clear of all Liens, other than Permitted Liens, except for any defects of title which would not reasonably be expected to have a Material Adverse Effect. Each Group Member has a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens except for any defects which would not reasonably be expected to have a Material Adverse Effect.
          8.13. Subsidiaries. On and as of the Initial Borrowing Date, no Parent Guarantor has any Subsidiaries other than those Subsidiaries listed on Schedule 8.13. Schedule 8.13 sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of either Parent Guarantor in each class of capital stock or other Equity Interests of each of its Subsidiaries and joint ventures and also identifies the direct owner thereof and which Subsidiaries are Obligors. All outstanding shares of Equity Interests of each Wholly-Owned Subsidiary of either Parent Guarantor and each Non-Wholly-Owned Subsidiary of either Parent Guarantor whose Equity Interests are pledged pursuant to the Collateral and Guaranty Requirements have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights except as expressly indicated in the applicable Collateral documentation. No Subsidiary of either Parent Guarantor has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.
          8.14. Compliance with Statutes, etc. Each Group Member is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business, the relationship with its employees and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.15. Investment Company Act. No Group Member is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          8.16. Insurance. Schedule 8.16 sets forth a listing of all insurance maintained by each Group member as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.
          8.17. Environmental Matters. (a) Each Group Member is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of either Parent Guarantor or any Borrower, threatened Environmental Claims against any Group Member or any Real Property owned, leased or operated by any Group Member (including any such claim arising out of the ownership, lease or operation by any Group Member of any Real Property formerly owned, leased or operated by any Group Member but no longer owned, leased or operated by any Group Member). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of any Group Member, or any Real Property owned, leased or operated by any Group Member (including any Real Property formerly owned, leased or operated by any Group Member but no longer owned, leased or operated by any Group Member) or, to the knowledge of any Group Member, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against any Group Member or any Real Property owned, leased or operated by any Group Member or (ii) to cause any Real Property owned, leased or operated by any Group Member to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by any Group Member under any applicable Environmental Law.
          (b) To the best knowledge of each Obligor, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by any Group Member or, to the knowledge of any Group Member, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.
          (c) Notwithstanding anything to the contrary in this Section 8.17, the representations and warranties made in this Section 8.17 and for all purposes of all Documents shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.18. Employment and Labor Relations. No Group Member is engaged in any unfair labor practice or has violated any applicable labour law that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice or labor law violation complaint pending against any Group Member or, to the knowledge of any Group Member, threatened against any of them, before the National Labor Relations Board or other Governmental Authority, and no grievance, arbitration or other proceeding arising out of or under any Collective Bargaining Agreement or any other similar collective agreement with any type of employees’ representative is so pending against any Group Member or, to the knowledge of any Group Member, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Group Member or, to the knowledge of any Group Member, threatened against any Group Member, (iii) no union representation question exists with respect to the employees of any Group Member, (iv) no equal employment opportunity charge or other claim of employment discrimination pending or, to the knowledge of any Group Member, threatened against any Group Member, (v) to the knowledge of any Group Member, no threatened or pending organizing activity or union, works council or any other type of employees’ representatives elections and (vi) no wage and hour department investigation that has been made of any Group Member and no violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with the hours worked by and payments made to employees of any Group Member, except (with respect to any matter specified in clauses (i)-(vi) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Group Member, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the Transaction will not give rise to a right of termination or right of renegotiation on the part of any union, works council or any other type of employees’ representatives under any Collective Bargaining Agreement to which any Group Member (or any predecessor) is currently a party or by which any Group Member (or any predecessor) is currently bound, unless otherwise expressly provided by applicable laws.
          8.19. Intellectual Property, etc. Each Group Member owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
          8.20. Indebtedness. Schedule 8.20 sets forth a list of all Indebtedness for borrowed money (including Contingent Obligations in respect of Indebtedness) of each Group Member as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans and the Letters of Credit), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Group Member which directly or indirectly guarantees such debt.

          8.21. Borrowing Base Calculation. The calculation of the Borrowing Base pursuant to the most recent Borrowing Base Certificate delivered pursuant to Section 9.01(j) is complete and accurate (excluding any errors that are immaterial in nature).
          8.22. Anti-Terrorism Law. (a) No Group Member is in violation (other than immaterial, unknowing or unintentional violations) of any legal requirement relating to any Applicable Laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act. No Group Member and, to the knowledge of each Borrower, no agent of any Group Member acting on behalf of any Group Member, as the case may be, is any of the following:
     (i) a Person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;
     (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (b) No Group Member and, to the knowledge of each Borrower, no agent of any Group Member acting on behalf of any Group Member, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          8.23. Solvency. (a) The Obligors, on a consolidated basis, are Solvent. No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Credit Documents with the intent to hinder, delay, or defraud either present or future creditors of any Obligor.
          (b) No Australian Obligor (i) is (or has stated that it is) insolvent under administration or insolvent (each as defined in the Corporations Act); (ii) is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to its property; (iii) is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Agent); (iv) has had an application or order made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (i), (ii) or (iii) above (and, in the case of an application or similar action, it is not stayed, withdrawn or dismissed within 30 days); (v) is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; (vi) is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which the Agent reasonably deduces it is so subject); or (vii) is otherwise unable to pay its debts when they fall due.
          (c) No (x) corporate action, legal proceeding or other procedure or step described in Section 11.01(e); or (y) creditors’ process described in Section 11.01(o), has been taken or, to the knowledge of either Parent Guarantor or any Borrower, threatened in relation to a Group Member; and none of the circumstances described in Sections 11.01(m) or 11.01(n) applies to a Group Member.
          8.24. Not a Trustee. The Obligors do not enter, and have not entered, into any Credit Document as trustee.
          8.25. Corporate Benefit. Each Obligor benefits by entering into the Credit Documents to which it is a party.
          8.26. No Immunity. No Obligor nor any of its Subsidiaries or their assets has immunity from the jurisdiction of a court or from legal process.
          8.27. Own Enquiries. The Obligors have relied on their own investigations and enquiries regarding the transactions contemplated by the Credit Documents and have not relied on any information, advice or opinion (including information, advice or opinions regarding interest rates, hedging arrangements or exchange rates) given or offered by or on behalf of the Administrative Agent or the Lenders even if in answer to any enquiry by or for it.
          8.28. New South Wales Resident. Each Australian Borrower is a resident in and managed and controlled from New South Wales, Australia.
          8.29. Centre of Main Interests. The Centre of Main Interest of each of the Obligors incorporated in the European Union, is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the regulations described in the definition of Centre of Main Interests) in any other jurisdiction.
          SECTION 9. Affirmative Covenants. Each Obligor hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Secured Obligations (other than indemnities and other contingent obligations which are not then due and payable) incurred hereunder and thereunder, are paid in full:

          9.01. Information Covenants. The Obligors’ Agent will furnish to each Lender:
          (a) Monthly Reports. Within 30 days after the end of each of the first two Fiscal Months in each Fiscal Quarter, (x) the consolidated balance sheets of each Parent Guarantor and its Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income and statement of cash flows for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, in each case setting forth comparative figures for the corresponding Fiscal Month in the prior Fiscal Year and comparable budgeted figures for such Fiscal Month as set forth in the respective budget delivered pursuant to Section 9.01(e) beginning with the budget delivered for the Fiscal Year beginning in 2010, all of which shall be certified by an Authorized Officer (with actual financial knowledge) of the Obligors’ Agent that they fairly present in all material respects in accordance with GAAP the financial condition of each Parent Guarantor and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (y) monthly sales figures of each Obligor, including same store sales, in each case setting forth comparative figures for the corresponding Fiscal Month in the prior Fiscal Year.
          (b) Quarterly Financial Statements. Within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year, (x) the consolidated and consolidating balance sheet of (i) each Parent Guarantor and its Subsidiaries and (ii) each Borrower as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(e), all of which shall be certified by an Authorized Officer (with actual financial knowledge) of the Obligors’ Agent that they fairly present in all material respects in accordance with the relevant GAAP the financial condition of (i) each Parent Guarantor and its Subsidiaries and (ii) each Borrower as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (y) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.
          (c) Annual Financial Statements. (i) Within 150 days (or, in the case of any Obligor organized in Spain or France, within 180 days) after the close of each Fiscal Year, (x) the consolidated balance sheet of each Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by Deloitte & Touche LLP or other independent certified public accountants of recognized international standing, together with a report of such accounting firm (which certificate shall be without a “going concern” or like qualification or exception and without any qualification of exception as to the scope of the audit) stating with limitations required by accounting rules or guidelines that its regular audit of the financial statements of such Borrower and its Subsidiaries was conducted in accordance with generally accepted auditing standards of the relevant jurisdiction, and (y) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.
          (ii) Within 120 days after the close of each Fiscal Year, (x) the consolidated and consolidating balance sheet of each Parent Guarantor and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by an Authorized Officer (with actual financial knowledge) of the Obligors’ Agent that they fairly present in all material respects in accordance with relevant GAAP the financial condition of each Parent Guarantor and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated and (y) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.
          (d) Management Letters. Promptly after either Parent Guarantor’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
          (e) Budgets. No later than 90 days following the first day of each Fiscal Year, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of operations and cash flow and balance sheets for each Parent Guarantor and its Subsidiaries on a consolidated, consolidating and combined basis) for each of the twelve months of such Fiscal Year prepared in detail and setting forth, with appropriate discussion, the principal assumptions upon which such budget is based. In addition, the Obligors’ Agent shall deliver along with the budgets referred to in this Section 9.01(e) a projected forecast of Excess Availability (including a borrowing base calculation net of outstanding Loans, Letters of Credit and Unrestricted cash) for each of the twelve months of such Fiscal Year.
          (f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(b) and (c), (x) a compliance certificate from the chief financial officer of the Obligors’ Agent in the form of Exhibit K certifying on behalf of the Obligors’ Agent that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth reasonably detailed calculations with respect to the Excess Availability for such period and (y) a completed Perfection Certificate Supplement substantially in the form of Exhibit G (together with all attachments contemplated thereby) dated the date of delivery of such financial statements, in each case signed by, an Authorized Officer of the Obligor, or the Obligors’ Agent (as the case may be) and certifying whether each Obligor has otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any changes to any Perfection Certificate since the Effective Date, or, if later, since the date of the most recently delivered Perfection Certificate Supplement.
          (g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days, after any Authorized Officer of any Group Member obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against any Group Member (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any Group Member shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or with any equivalent national securities exchange or similar governing body; provided that no such delivery shall be required hereunder with respect to each of the foregoing to the extent that such are publicly available via EDGAR or another publicly available reporting system and the Obligors’ Agent has advised the Administrative Agent of the filing thereof; provided, further that upon the request of the Administrative Agent, the Obligors’ Agent shall deliver to the Administrative Agent such copies or financial information that were filed with the SEC or such other similar national securities exchange or governing body.
          (i) Environmental Matters. Promptly after any Authorized Officer of any Group Member obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters with respect to which notice has not been given, could reasonably be expected to have a Material Adverse Effect:
     (i) any pending or threatened Environmental Claim against any Group Member or any Real Property owned, leased or operated by any Group Member;
     (ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by any Group Member that (a) results in noncompliance by any Group Member with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against any Group Member or any such Real Property;
     (iii) any condition or occurrence on any Real Property owned, leased or operated by any Group Member that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by any Group Member of such Real Property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by any Group Member as required by any Environmental Law or any Governmental Authority or other administrative agency; provided that in any event the Obligors’ Agent shall deliver to each Lender all notices received by any Group Member from any government or governmental agency under, or pursuant to, CERCLA or any similar law which identify any Group Member as potentially responsible parties for remediation costs or which otherwise notify any Group Member of potential liability under CERCLA or any similar law.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Group Member’s response thereto.
          (j) Borrowing Base Certificate. (i) On the Effective Date, (ii) not later than 5:00 P.M. (New York time) on or before the 10th Business Day of each calendar month thereafter (or no later than the Wednesday of each week during any period in which a Weekly Borrowing Base Period is in effect), a borrowing base certificate setting forth the Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit P (each, a “Borrowing Base Certificate”), which shall be prepared (A) as of September 26, 2009 in the case of the initial Borrowing Base Certificate and (B) as of the close of business of the preceding month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered weekly, as of the close of business of the Saturday preceding such delivery, in which case the calculation thereunder with respect to Inventory shall be based upon good faith estimates by Borrowers) and (iii) the Obligors’ Agent shall also furnish a Borrowing Base Certificate within five (5) Business Days after December 15 of each year (which shall roll forward the Qualified Obligors’ Inventory, credit card receivables and the total outstanding Loans), as of the close of business on the immediately preceding Saturday. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent or any Co-Collateral Agent. The Borrowers may, at their option, elect to furnish the Administrative Agent with a Borrowing Base Certificate on a more frequent basis than is otherwise required pursuant to this Section 9.01(j); provided that, if the Borrowers elect to deliver a Borrowing Base Certificate on a more frequent basis than is required by the other provisions of this Section 9.01(j), then the Obligors’ Agent shall continue to furnish a Borrowing Base Certificate on such basis from the date of such election through the remainder of the Fiscal Year in which such election was made.
          (k) Notice of Compliance Period. Promptly, and in any event within three Business Days after any Authorized Officer of the Obligors’ Agent or any other Borrower obtains knowledge thereof, notice of the commencement of a Dominion Period or a Compliance Period.
          (l) Field Examinations; Appraisals. Upon the request of the Security Agent (acting in consultation with the Co-Collateral Agents) (x) two appraisals of Inventory of the Qualified Obligors during each Fiscal Year and (y) two collateral examinations of the Inventory and Accounts of the Qualified Obligors in each Fiscal Year, in each case, in scope reasonably satisfactory to the Administrative Agent, and from a third-party appraiser and a third-party consultant reasonably satisfactory to the Administrative Agent, and completed at the cost of the Obligors; provided, that (I) during any period (i) commencing on the date on which Excess Availability is less than or equal to the greater of (A) £19,000,000 and (B) 17.5% of the lesser of (a) the Borrowing Base at such time and (b) the Total Commitments then in effect and (ii) ending on the first date thereafter on which Excess Availability has been greater than the greater of (A) £19,000,000 and (B) 17.5% of the lesser of (a) the Borrowing Base at such time and (b) the Total Commitments then in effect for 30 consecutive days, the Security Agent may request one additional request in respect of each of clauses (x) and (y) above and (II) during any period during which a Default under Section 11.01(a) and 11.01(e) or an Event of Default is in existence, the Security Agent may make unlimited additional requests in respect of clauses (x) and (y) above, in each case, as the Security Agent (acting in consultation with the Co-Collateral

Agents) in its reasonable discretion determines are necessary or appropriate, in each case at the cost of the Obligors.
          (m) Asset Sales, etc. Notice of any intended sale or other disposition of Collateral of any Qualified Obligor included in the Borrowing Base outside of the ordinary course of business, (x) if a Dominion Period then exists, (y) if a Compliance Period exists either before or after giving effect to such sale or disposition and the Net Sale Proceeds therefrom are in excess of £5,000,000 or (z) if the Net Sale Proceeds of which exceeds £10,000,000, in each case at least five (5) Business Days prior to the date of consummation of such sale or disposition; and
          (n) Patriot Act Information. Promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
          (o) Deposit Account Information. Immediately upon the occurrence of a Dominion Period, the Obligors, upon the request of any Co-Collateral Agent, shall deliver to the Co-Collateral Agents a schedule of all deposit accounts and securities accounts, that to the knowledge of the Authorized Officers of the Obligors, are maintained by the Obligors, which Schedule includes, with respect to each depository, (i) the name and address of such depository, (ii) the account number(s) maintained with such depository, and (iii) a contact person at such depository.
          (p) Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent and each of the Co-Collateral Agents prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking or expropriation of any material portion of the Collateral (including any Mortgaged Property or any part thereof) or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Insurance Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of Section 5.02(d) and the Security Documents.
          (q) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to any Group Member as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
At the request of the Obligors’ Agent and with the consent of the Administrative Agent (not to be unreasonably withheld), any of the delivery requirements relating to written financial information set forth in this Section 9.01 may be satisfied by the Obligors’ Agent’s delivering such financial information in electronic format to the Administrative Agent and the Administrative Agent’s posting such information to a secure address on the world wide web (the “Information Website”) such as IntraLinks or Syntrack. The accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Obligors physical delivery of specific financial information provided for in this Section 9.01. The Obligors’ Agent shall give the Administrative Agent and each Lender (or, if applicable, the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website.
          9.02. Books, Records and Inspections; Annual Meetings. Each Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP or other local or internationally recognized accounting standards and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Each Obligor will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and any Co-Collateral Agent and, following the occurrence and continuation of an Event of Default, any Lender (a) to visit and inspect, under guidance of officers of such Group Member, any of the properties of such Group Member, (b) to examine the books of account of such Group Member and discuss the affairs, finances and accounts of such Group Member with, and be advised as to the same by, its and their officers and independent accountants and (c) to verify Eligible Credit Card Receivables and/or Eligible Inventory, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent, any such Co-Collateral Agent or any such Lender may reasonably request. At a date to be mutually agreed upon between the Administrative Agent and the Obligors’ Agent occurring on or prior to the 120th day after the close of each Fiscal Year, the Obligors’ Agent will, at the request of the Administrative Agent, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of the Group Members for the previous Fiscal Year and the budgets presented for the current Fiscal Year.
          9.03. Maintenance of Property; Insurance. (a) Each Obligor will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of such Obligor and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance (or, to the extent consistent with business practices in effect on the Effective Date, a program of self-insurance) on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Group Members, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.
          (b) Each Obligor will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Security Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by each Obligor and/or such Subsidiaries) (i) shall be endorsed to the Security Agent’s satisfaction for the benefit of the Security Agent (including, without limitation, by naming the Security Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Security Agent, and (iii) shall be deposited with the Security Agent.
          9.04. Existence; Conduct of Business. Each Obligor will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done, all things necessary to preserve, renew and keep in full force and effect (x) its existence and (y) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, its material rights, franchises, licenses, permits, copyrights, patents, know-how, trademarks and trade names material to the conduct of its business; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by any Group Member in accordance with Section 10.02 or (ii) the withdrawal by any Group Member of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.05. Compliance with Statutes, etc. Each Obligor will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business, the relationship with its employees and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.06. Compliance with Environmental Laws. Each Obligor will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by any Group Member, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.07. Pension Schemes. (a) Each Obligor will, and will procure that each other Group Member will, ensure that all pension schemes of any Group Member are funded to the extent required by law or otherwise comply in all material respects with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would have a Material Adverse Effect.
          (b) ERISA. As soon as possible and, in any event, within fifteen (15) days after an Obligor, any Subsidiary of an Obligor or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Obligors’ Agent will deliver to the Administrative Agent written notice setting forth the full details as to such occurrence and the action, if any, that an Obligor, any Subsidiary of an Obligor or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Obligor, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan or Multiemployer Plan participant and any notices received by such Obligor, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Plan or Multiemployer Plan participant with respect thereto: (i) that a Reportable Event has occurred (except to the extent that the Obligors’ Agent has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); (ii) that a contributing sponsor (as defined in section 4001(a)(13) of ERISA) of a Plan is subject to the advance reporting requirement of PBGC Regulation section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; (iii) that an accumulated funding deficiency, within the meaning of section 412 of the Code or section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under section 412 of the Code or section 303 or 304 of ERISA with respect to a Plan; (iv) that a Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability; (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; or (vii) that an Obligor, any Subsidiary of an Obligory or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under section 436(f) of the Code. The Obligors’ Agent will deliver to the Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Upon written request of the Administrative Agent, the Obligors’ Agent will deliver to the Administrative Agent a copy of each funding waiver request filed with the Internal Revenue Service or any other government agency with respect to any Plan and all communications received by an Obligor, any Subsidiary of an Obligor or any ERISA Affiliate from the Internal Revenue Service or any other government agency with respect to each Plan of the Obligor, any Subsidiary of the Obligor or any ERISA Affiliate. Upon written request of the Administrative Agent, the Obligors’ Agent will also deliver to the Administrative Agent a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan, other than a Multiemployer Plan, (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any notices delivered to the Administrative Agent pursuant to the first sentence hereof, upon written request of the Administrative Agent copies of any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by an Obligor, any Subsidiary of the Obligor or any ERISA Affiliate with respect to any Plan or Non-U.S. Plan received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Administrative Agent no later than fifteen (15) Business Days after the date such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by an Obligor, Subsidiary of an Obligor or the ERISA Affiliate, as applicable.
          If, at any time after the Initial Borrowing Date, an Obligor, any Subsidiary of an Obligor or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan which is not set forth in Schedule 8.10, as may be updated from time to time, then the Obligors’ Agent shall deliver to the Agent an updated Schedule 8.10 as soon as possible and, in any event, within fifteen (15) Business Days after such Obligor, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Schedule 8.10 shall supersede and replaced the existing Schedule 8.10.
          The Obligor and each of its applicable Subsidiaries shall ensure that all Non-U.S. Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect upon the business, operations, condition (financial or otherwise) or prospects of the Obligor or any Subsidiary of an Obligor.
          (c) With respect to any defined benefit pension scheme in which an Obligor incorporated in the United Kingdom participates or has participated and which has its main administration in the United Kingdom or is primarily for the benefit of employees in the United Kingdom (a “UK Scheme”), the Obligors’ Agent shall immediately notify the Administrative Agent (i) of any material change in the rate of contribution to any UK Scheme, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise; (ii) of any investigation or proposed investigation by the Pensions Regulator which is reasonably likely to lead to an issue of a Financial Support Direction or Contribution Notice to any Obligor; and (iii) if any Obligor receives a Financial Support Direction or Contribution Notice from the Pensions Regulator.
          9.08. End of Fiscal Years; Fiscal Quarters. Each Obligor will cause its and each of its Subsidiaries’ (other than Immaterial Subsidiaries) Fiscal Years to end on the Saturday closest to the last day of January, provided, that, notwithstanding the foregoing, each Group Member organized in Spain shall cause its Fiscal Year to end on January 31.
          9.09. Performance of Obligations. Each Obligor will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          9.10. Payment of Taxes. Each Obligor will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Group Member not otherwise permitted under Section 10.01(i) except where the failure to make payment would not reasonably be expected to result in a Material Adverse Effect; provided that no Obligor nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with relevant GAAP.
          9.11. Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 8.08.
          9.12. Information Regarding Collateral. The Obligors’ Agent and the other Borrowers will furnish to the Administrative Agent prompt written notice of:
     (a) With respect to any Obligor that is required to provide Collateral under the laws of any United States jurisdiction, any change in any Obligors’ (A) legal name, (B) organizational identity, (C) organizational identification number, (D) organizational structure, (E) in the case of any Obligor that is not a registered organization for purposes of Section 9-307 of the UCC, its place of business or, if it has more than one place of business, its chief executive office, or (F) in the case of any Obligor organized under the laws of North Dakota or South Dakota, its federal Taxpayer Identification Number.
     (b) With respect to any Obligor that is required to provide Collateral under the laws of England and Wales, under the laws of Spain, under the laws of France, under the laws of Germany or under the laws of Australia, any change (A) in such Obligor’s corporate name, (B) in the location of such Obligor’s chief executive office, its principal place of business, registered office, any office in which it maintains books or records relating to Collateral (other than de-minimis portions of Collateral) owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), or (C) in such Obligors’ identity or corporate structure.
     (c) Within 20 Business Days (or such other shorter time period as the Administrative Agent may reasonably agree) prior to change referred to in clause (a) above, the Obligors agree to make, or to provide to the Administrative Agent all the information required to enable it to make, all filings under the UCC (or the analogous legislation in any other relevant jurisdiction) or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
     (d) Promptly upon, and in any event within ten Business Days after, any Obligor acquires any fee owned (or the equivalent) Real Property the Fair Market Value of which is equal to or greater than £5,000,000, notice of such acquisition, together with the Obligors’ Agent’s good faith determination of the Fair Market Value of any such fee owned (or equivalent) Real Property.
          9.13. Additional Subsidiaries; Ownership of Subsidiaries. (a) Except as otherwise permitted by Section 10.02, or pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, each Parent Guarantor will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law).
          (b) If any Subsidiary of either Parent Guarantor is formed or acquired after the Effective Date, the Obligors’ Agent will cause (x) the Collateral and Guaranty Requirements to the extent applicable to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Obligor and (y) evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by the results of a search of each system that is, or is similar to, the UCC that filings made with respect to such Subsidiary in the jurisdictions contemplated by the applicable Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search (in each case to the extent such searches and copies are made available to such Subsidiary) are Permitted Liens or shall have been terminated and released.
          9.14. Further Assurances. (a) Each Obligor will, and will cause each other Group Member to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing, registration and recording of financing statements, fixture filings, mortgages, charges, debenture, deeds of trust, charge or real property mortgage forms and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guaranty Requirements to be and remain satisfied at all times (including, without limitation, the Incremental Security Documents), together with the related opinions, all at the expense of the Obligors. The Obligors also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (b) On each date after the Effective Date upon which any Obligor enters into any Security Documents pursuant to preceding Section 9.13 or this Section 9.14, the Obligors’ Agent on behalf of the respective Obligor entering into such Security Documents on such date shall deliver to the Administrative Agent a completed Perfection Certificate Supplement (together with all attachments contemplated thereby) dated the date of entry into such Security Documents; in each case, signed by an Authorized Officer of the Obligors’ Agent, it being understood and agreed that the respective Perfection Certificate Supplement need only speak to the respective Obligor then entering into the respective Security Documents.
          (c) At the reasonable request of (i) any Obligor, (ii) the Administrative Agent or (iii) any Secured Creditor that was not a Secured Creditor on the Effective Date, each Obligor and each Secured Creditor shall enter into any amendments to the Security Documents or take any other actions for the purpose of naming such new Secured Creditor as a Secured Creditor thereunder.
          9.15. Retention of Financial Consultant. Upon the occurrence of a Specified Default, upon the request of the Co-Collateral Agents, the Obligors (at their sole cost and expense) shall retain a business and financial consultant mutually acceptable to the Obligors’ Agent and the Co-Collateral Agents (a “Financial Consultant”) on such terms, including the scope of work and term of engagement, as are reasonably acceptable to the Co-Collateral Agents.
          9.16. Permitted Acquisitions. (a) Subject to the provisions of this Section 9.16 and the requirements contained in the definition of Permitted Acquisition, each Obligor may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Obligors’ Agent shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the Obligors’ Agent with respect to the financial covenant contained in Sections 10.07 (determined, for purposes of this Section 9.16 only, as if a Compliance Period is then in existence) for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenant would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Permitted Acquisitions theretofore consummated during the then Fiscal Year of the Obligors’ Agent, does not exceed the Permitted Acquisition Basket Amount for such Fiscal Year; (vi) the Payment Conditions are satisfied (both immediately before and after giving effect to the respective Permitted Acquisition; and (vii) the Obligors’ Agent shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (v) and (vi); provided that if on the date a binding contract for an otherwise Permitted Acquisition is entered into the conditions in clauses (i) and (iv) would have been met had such Permitted Acquisition been consummated on such date, then such acquisition shall be deemed a Permitted Acquisition.
          (b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors in accordance with the Collateral and Guaranty Requirements.
          (c) The Obligors’ Agent will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.13, 9.14 and 10.12, to the reasonable satisfaction of the Administrative Agent.
          (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each Obligor that the certifications pursuant to this Section 9.16 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.
          9.17. Maintenance of Company Separateness. Except with respect to Group Members listed on Schedule 9.17 hereto, each Obligor will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate Company records and (iii) the maintenance of separate bank accounts in its own name. No Obligor nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Company existence of any Obligor or any of its Subsidiaries being ignored, or in the assets and liabilities of any Obligor or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.
          9.18. Holding Company Obligations. Each Parent Guarantor will each (a) carry on business solely as a holding company of the Group and will not carry on any other business other than the holding of shares and other equity interests in its Subsidiaries and the making of loans to its Subsidiaries, the maintenance of a head office and related activities (including the provisions of consultancy, advisory and/or treasury services to Group Members and the entry into, and the performance of its obligations and the exercise of its rights under, the Credit Documents; and (b) not incur any Indebtedness other than as permitted by Sections 10.04(iv), 10.04(v), 10.04(xiii) and 10.04(xviii) under the Credit Documents.
          SECTION 10. Negative Covenants. Each Obligor hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Secured Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          10.01. Liens. Each Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of any Obligor or any Group Member, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to any Obligor or any Group Member), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies other than Liens on Borrowing Base Collateral that are not required to be paid pursuant to Section 9.10;
     (ii) Liens in respect of property or assets of any Group Member imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such Group Member’s property or assets or materially impair the use thereof in the operation of the business of the Group or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
     (iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 10.01, but only to the respective date, if any, set forth in such Schedule 10.01 for the removal, replacement and termination of any such

Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 10.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of any Group Member;
     (iv) Liens created by or pursuant to this Agreement and the Security Documents;
     (v) Liens on Inventory and Accounts owned by Group Members other than Qualified Obligors and created by or pursuant to the Local Law Financing Documents to the extent permitted by Section 10.04(ix);
     (vi) (x) licenses, sublicenses, leases or subleases granted by any Obligor to other Persons not materially interfering with the conduct of the business of the Group and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which a Group Member is a party;
     (vii) Liens upon assets of any Group Member subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of any Group Member;
     (viii) Liens placed upon fixed or capital assets acquired after the Effective Date and used in the ordinary course of business of any Group Member and placed at the time of the acquisition thereof by such Group Member or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such fixed or capital assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of any Group Member;
     (ix) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Group;
     (x) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
     (xi) Liens arising out of the existence of judgments or awards that do not constitute an Event of Default under Section 11.01(i);
     (xii) statutory and common law landlords’ liens under leases to which any Group Member is a party;

     (xiii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);
     (xiv) Permitted Encumbrances;
     (xv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of an Obligor in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition (other than, in each case, on the Inventory and Eligible Credit Card Receivables of a Qualified Obligor), provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(vi), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of a Group Member;
     (xvi) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements or the receivables arising from the trading of these goods in the ordinary course of business;
     (xvii) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets or receivables arising from the trading of these goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (xviii) bankers’ Liens, Liens in favor of securities intermediaries, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit or securities accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements including Liens arising under the general business conditions of a German credit institution with which any Group Member maintains a banking relationship;
     (xix) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
     (xx) Liens on deposit account or securities accounts in connection with overdraft protection and netting services;

     (xxi) Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
     (xxii) Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;
     (xxiii) Liens securing letters of credit to the extent permitted under Section 10.04(xii);
     (xxiv) Liens, right of set-off or netting arising by operation of law or by contract to substantially the same effect by virtue of the provision to any Group Member of clearing bank facilities or overdraft facilities permitted under this Agreement or as otherwise required by the relevant clearing bank under its standard terms and conditions for operation of the relevant accounts and including any cash pooling, net balance or balance transfer arrangements entered into by any Group Member in respect of bank accounts of Group Members in the ordinary course of its banking arrangements;
     (xxv) any Lien constituted or subsisting to comply with the requirements under § 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) and under § 7d of the German Social Security Code IV (Sozialgesetzbuch IV) former versions (until 31 December 2007), § 7b of the German Social Security Code IV former version (from 1 January until 31 December 2008) and under § 7e of the German Social Security Code IV current version (since 1 January 2009);
     (xxvi) Liens on securities which are the subject of repurchase agreements as described in clause (v) of the definition of “Cash Equivalents” incurred in the ordinary course of business;
     (xxvii) Liens incurred in connection with sale-leaseback transactions of fixed or capital assets permitted under Section 10.04, so long as such Liens shall not extend to any other property or assets of the Obligors; and
     (xxviii) additional Liens (other than on Borrowing Base Collateral) of any Group Member not otherwise permitted by this Section 10.01 that do not secure obligations in excess of £10,000,000 in the aggregate for all such Liens at any time.
          In connection with the granting of Liens of the type described in clauses (iii), (v), (vii), (viii), (x), (xv), (xxiv) and (xxviii) of this Section 10.01 by any Group Member, the Administrative Agent and the Security Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
          10.02. Consolidation, Merger, or Sale of Assets, etc. Each Obligor will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger (including any “fusion” implemented in accordance with articles L.236-1 to L.236.24 of the French Code de commerce or any

“transmission universelle du patrimoine”) or consolidation or de-merger, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions or acquire any Acquired Entity or Business (or agree to do any of the foregoing at any future time), except that:
     (i) Group Members may sell assets to the extent required by Applicable Law, provided such assets are not material to the business of the Group;
     (ii) Group Members may (x) sell inventory in the ordinary course of business or (y) liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;
     (iii) Group Members may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;
     (iv) Group Members may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and such Group Member receives at least Fair Market Value, (x) the consideration received by such Group Member consists of at least 75% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(e) and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) shall not exceed £15,000,000 in any Fiscal Year (for this purpose, using the Fair Market Value of property other than cash); provided, that notwithstanding the foregoing limitations, Group Members may consummate the substantially current purchase and sale or exchange of assets used or useful in the business conducted by the Group Members on the Effective Date so long as (x) the assets acquired by the Group Members are located in the same jurisdiction as the assets sold by the Group Members, (y) each such sale is in an arm’s length transaction and the respective Group Member receives at least Fair Market Value and (z) the Security Agent shall have a perfected Lien on the assets acquired pursuant to such purchase or exchange at least to the same extent for the assets sold pursuant to such transaction (immediately prior to giving effect thereto) subject to no other Lien other than Permitted Liens;
     (v) each Group Member may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));
     (vi) each Group Member may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

     (vii) each Group Member may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Group, in each case so long as no such grant otherwise affects the Security Agent’s security interest in the asset or property subject thereto;
     (viii) transfers of assets (i) among the Obligors, (ii) by any Group Member that is not an Obligor to any Obligor and (iii) by any Group Member that is not an Obligor to any other Group Member that is not an Obligor in each case shall be permitted, so long as any assets so transferred shall be subject to any security interests granted to the Security Agent for the benefit of the Secured Creditors at least to the same extent as would have been required had the transferee originally owned such assets;
     (ix) (i) any Obligor may be merged, consolidated or liquidated with or into any other Obligor organized in the same jurisdiction, (ii) any Group Member that is not an Obligor may be merged, consolidated or liquidated with or into any Obligor organized in the same jurisdiction and (iii) any Group Member that is not an Obligor may be merged, consolidated or liquidated with or into any other Group Member that is not an Obligor organized in the same jurisdiction (so long as a Wholly-Owned Subsidiary of a Group Member is the surviving Person of any such merger, consolidation or liquidation); provided that any such merger, consolidation or liquidation shall only be permitted pursuant to this clause (ix), so long as (A) any security interests granted to the Security Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation or liquidation), (B) if any Person subject to any such merger, consolidation or liquidation is a Borrower, the surviving Person also shall be a Borrower and (C) if the Person to be merged, consolidated or liquidated into another Person as contemplated above is party to the Guaranty, the nature and scope of the obligations of such Person under such Guaranty are substantially identical to the nature and scope of the obligations of such other Person under such Guaranty;
     (x) Permitted Acquisitions may be consummated in accordance with the requirements of Section 9.16;
     (xi) Group Members may sell non-core assets acquired in connection with Permitted Acquisitions which are not used in the business of the Group;
     (xii) Group Members may undertake sale-leaseback transactions of fixed or capital assets, to the extent not otherwise prohibited hereunder;
     (xiii) Group Members may undertake bulk sales or other dispositions of the Obligors’ Inventory not in the ordinary course of business in connection with store closings, at arm’s length;
     (xiv) Group Members may incur Permitted Liens; and
     (xv) Group Members may undertake exchanges or swaps of equipment, store leases or other Real Property having substantially equivalent value; provided that, upon the completion of any such exchange or swap, (i) the Security Agent, for its own benefit and the benefit of other Secured Creditors, has a first priority lien (subject only to Permitted Liens having priority by operation of Applicable Law) in such equipment, store leases or other Real Property received by the Obligors at least to the same extent as the assets exchanged or swapped pursuant to such transaction (immediately prior to giving effect thereto) subject to no other Lien other than Permitted Liens, and (ii) all Net Sale Proceeds, if any, received in connection with any such exchange or swap of equipment are applied to the Loans if then required in accordance with Section 5.02.
To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to an Obligor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Security Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
          Notwithstanding anything to the contrary contained above in this Section 10.02 or elsewhere in this Agreement, at any time when a Dominion Period is in effect, no Borrowing Base Collateral may be sold, transferred or otherwise disposed of by any Borrower or any Obligor that is not a Borrower (other than sales of inventory in the ordinary course of business) unless the Obligors’ Agent delivers a pro forma Borrowing Base Certificate to the Administrative Agent prior to the sale, transfer or other disposal of such Collateral demonstrating compliance with the Borrowing Base.
          10.03. Dividends. Each Obligor will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to each Obligor or any of its Subsidiaries, except that:
     (i) any Subsidiary of an Obligor may pay cash Dividends or make other distributions of property to an Obligor or to any Wholly-Owned Subsidiary of such Obligor;
     (ii) any Non-Wholly-Owned Subsidiary of an Obligor may pay cash Dividends or make other distributions of property to its shareholders, members or partners generally, so long as such Obligor or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
     (iii) the Obligors may pay cash Dividends to the respective Parent Guarantor, so long as the proceeds thereof are promptly used by such Parent Guarantor to pay operating expenses incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses;
     (iv) the Obligors may pay cash Dividends to the Parent Guarantors at the times and in the amounts necessary to enable such Parent Guarantor to pay its tax obligations;

provided that (x) the amount of cash Dividends paid pursuant to this clause (iv) to enable such Parent Guarantor to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by such Parent Guarantor at such time for the respective period and (y) any refunds received by such Parent Guarantor shall promptly be returned by such Parent Guarantor to the respective Borrower;
     (v) any Obligor may pay cash Dividends to its respective direct or indirect holders of Equity Interests to the extent such funds are used by a Parent Guarantor to pay management fees to the Sponsor or its Affiliates to the extent permitted by Section 10.06(viii);
     (vi) any Obligor may pay cash Dividends or make other distributions of property to its respective direct or indirect holders of Equity Interests if the Payment Conditions are satisfied;
     (vii) any Obligor may pay cash Dividends or make other distributions of property to its respective direct or indirect holders of Equity Interests from amounts received by such Obligors as Dividends originating from a Propco in an aggregate amount not to exceed £50,000,000 plus an additional £25,000,000 per Fiscal Year as long as the Payment Conditions are satisfied both before and after giving effect to such payments; and
     (viii) during any Dominion Period, the Obligors may pay cash Dividends from cash accounts which constitute Excluded Accounts by virtue of clause (z) of the definition thereof.
          10.04. Indebtedness. Each Obligor will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
     (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (ii) Existing Indebtedness outstanding on the Effective Date and listed on Schedule 8.20 (as reduced by any repayments of principal thereof), and any subsequent extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and, provided further, that any Intercompany Debt listed on Schedule 8.20 made by an Obligor to any Group Member that is not an Obligor (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as permitted pursuant to this Section 10.04(ii)) (x) may only be extended, refinanced, renewed, replaced or refunded if the Intercompany Debt so extended, refinanced, renewed, replaced or refunded has the same obligor(s) and obligee(s) as the Intercompany Debt being extended, refinanced, renewed, replaced or refunded and (y) shall be subject to the requirements of clauses (w), (x) and (y) appearing in the proviso to Section 10.05(vii);

     (iii) Indebtedness of Group Members evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 10.01(vii) and Section 10.01(viii);
     (iv) Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(vii); provided that clause (f) of the Collateral and Guaranty Requirements are satisfied and any such Indebtedness owed by an Obligor shall be subordinated to the Secured Obligations on terms no less favorable to the Lenders than those set forth in the Intercompany Subordination Agreement;
     (v) Indebtedness consisting of guaranties by the Obligors of each other’s Indebtedness to the extent that the guaranteed Indebtedness is otherwise permitted under this Agreement;
     (vi) Indebtedness of any Obligor acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) such Indebtedness was not incurred in connection with, or secured by, any Borrowing Base Collateral;
     (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;
     (viii) Indebtedness of Group Members with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Group Member or in connection with judgments that do not result in a Default or an Event of Default;
     (ix) Indebtedness of Group Members (other than Qualified Obligors) under the Local Law Financing Documents in an aggregate principal amount not to exceed £28,000,000;
     (x) Indebtedness of any Group Member which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(v);
     (xi) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest;
     (xii) Indebtedness relating to letters of credit obtained in the ordinary course of business (including, for avoidance of doubt, any private label letters of credit issued by Parent), provided that the security for any such documentary letter of credit may be secured only by Liens attaching to the related documents of title and not the Inventory represented thereby;
     (xiii) Indebtedness of any Parent Guarantor to Parent or any of Parent’s Subsidiaries (other than any Group Member); provided that such Indebtedness (x) does not require the payment in cash of principal or interest at a rate in excess of 10% per annum prior to the Maturity Date and (y) is subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent;
     (xiv) Indebtedness of the Obligors under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Group Members against fluctuations in currency values or commodity prices in connection with the business of the Group, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
     (xv) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;
     (xvi) Indebtedness that is discharged on the day on which it is incurred and arises pursuant to the operation of cash pooling, net balance or balance transfer arrangements made available to Group Members;
     (xvii) Indebtedness incurred in connection with sale leaseback transactions permitted hereunder;
     (xviii) Indebtedness due to the Sponsor Group; provided that such Indebtedness does not require the payment in cash of principal or interest at a rate in excess of 10% per annum prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent; and
     (xix) additional Indebtedness incurred by Group Members in an aggregate principal amount not to exceed £25,000,000 at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 10.01(xxviii).
          10.05. Advances, Investments and Loans. Each Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Investment, except that the following shall be permitted:
     (i) Group Members may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of such Group Member;
     (ii) Group Members may acquire and hold cash and Cash Equivalents;

     (iii) Group Members may hold the Investments held by them on the Effective Date and described on Schedule 10.05(iii) and undertake refinancings thereof on substantially the same terms or capitalize any such existing Investments that constitute intercompany loans to a Group Member, provided that any increase in such Investments made shall be permitted only if permitted under the other provisions of this Section 10.05;
     (iv) Group Members may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (v) Group Members may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed £2,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);
     (vi) Group Members may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of common Equity Interests of the Parent (so long as no cash is actually advanced by any Group Member in connection with the acquisition of such obligations);
     (vii) (I) any Obligor may make intercompany loans and advances to any other Obligor, (II) any Obligor may make intercompany loans and advances to any Group Member that is not an Obligor, (III) any Group Member that is not an Obligor may make intercompany loans and advances to any Obligor and to any other Group Member that is not an Obligor and (IV) any Group Member may make intercompany loans and advances to any Affiliate of a Group Member (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) (such intercompany loans and advances referred to in preceding clauses (I) through (IV), collectively, the “Intercompany Loans”), provided that (t) unless the Payment Conditions are satisfied both before and after giving effect to such Intercompany Loan, at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (II) of this clause (vii), when added to the amount of contributions, acquisitions of Equity Interests, capitalizations and forgivenesses theretofore made pursuant to subclause (II) of Section 10.05(viii) (for this purposes, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), exceed £5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (u) unless the Payment Conditions are satisfied both before and after giving effect to such Intercompany Loan, at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (IV) of this clause (vii), when added to the amount of contributions, acquisitions of Equity Interests, capitalizations and forgivenesses theretofore made pursuant to subclause (IV) of Section 10.05(viii) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), exceed £5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (v) no Intercompany Loan may be made pursuant to subclauses (II) or (IV) above at any time that a Default or an Event of Default has occurred and its continuing, (w) unless otherwise agreed by the Administrative Agent, each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by an Obligor shall be pledged to the Security Agent pursuant to terms of the applicable Security Document, (y) each Intercompany Loan made by any Group Member that is not an Obligor to an Obligor shall be subject to the subordination provisions contained in the Intercompany Subordination Agreement and (z) any Intercompany Loans made to any Obligor pursuant to this clause (vii) shall cease to be permitted by this clause (vii) if such Obligor ceases to constitute an Obligor;
     (viii) (I) Obligors may make capital contributions to, or acquire Equity Interests of, other Obligors, (II) Obligors may make capital contributions to, or acquire Equity Interests of, Group Members that are not Obligors, (III) Group Members that are not Obligors may make cash capital contributions to, or acquire Equity Interests of, other Group Members that are not Obligors and (IV) Group Members may make capital contributions to, or acquire Equity Interests of, any Affiliate of a Group Member (other than to the Sponsors, Sponsor Related Parties or any other Stockholder of the Parent); provided that (v) unless the Payment Conditions are satisfied both before and after giving effect to such capital contribution or acquisition of Equity Interests, the aggregate amount of contributions, acquisitions of Equity Interests, capitalizations and forgiveness on and after the Effective Date made pursuant to preceding subclause (II) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to Group Members that are not Obligors pursuant to subclause (II) of Section 10.05(vii) (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equal to £5,000,000, (w) unless the Payment Conditions are satisfied both before and after giving effect to such capital contribution or acquisition of Equity Interests, the aggregate amount of contributions, acquisitions of Equity Interests, capitalizations and forgiveness on and after the Effective Date made pursuant to preceding subclause (IV) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to Affiliates of Group Members pursuant to subclause (IV) of Section 10.05(vii) (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equal to £5,000,000, (x) no contribution, capitalization or forgiveness may be made pursuant to preceding subclauses (II) and (IV) at any time that a Default or an Event of Default has occurred and its continuing, (y) in the case of any contribution pursuant to preceding subclause (I) or (II), any security interest granted to the Security Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken and (z) any Investment made in or to made to any Obligor pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Obligor ceases to constitute an Obligor;
     (ix) Group Members may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);
     (x) Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;
     (xi) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.16;
     (xii) Group Members may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(iv);
     (xiii) Group Members may make investments made in accordance with the investment policy set forth as Schedule 10.05(xiii) hereto;
     (xiv) Group Members may capitalize or forgive (i) any Indebtedness owed to any Obligor by other Obligors or (ii) provided that the Payment Conditions are met (both immediately before and after such capitalization or forgiveness), any Indebtedness owed to any Obligor by Persons other than Obligors not to exceed £5,000,000 in the aggregate;
     (xv) Group Members may make payments in respect of earnest money required in connection with Permitted Acquisitions;
     (xvi) Group Members may make loans or provide credit to other Group Members arising as a result of the operation of cash pooling, net balance or balance transfer arrangements made available to Group Members;
     (xvii) Group Members may make guarantees of Indebtedness of Group Members that are not Obligors not in excess of £5,000,000 in the aggregate at any time outstanding;
     (xviii) Group Members may enter into Interest Rate Protection Agreements and Other Hedging Agreements permitted by Section 10.04(xiv); and
     (xix) in addition to Investments permitted by clauses (i) through (xviii) of this Section 10.05, Group Members may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed £10,000,000.
          10.06. Transactions with Affiliates. Each Obligor will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of each Obligor or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to such Obligor or such Subsidiary as would reasonably be obtained by such Obligor or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
     (i) Dividends may be paid to the extent provided in Section 10.03;
     (ii) loans may be made and other transactions may be entered into among the Group Members to the extent permitted by Sections 10.02, 10.04 and 10.05;
     (iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of Group Members;
     (iv) Each Parent Guarantor may issue common Equity Interests and Qualified Preferred Stock;
     (v) Group Members may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Group Members in the ordinary course of business;
     (vi) Subsidiaries of each Parent Guarantor may pay management fees, licensing fees and similar fees to any Obligor;
     (vii) the payment and performance under (i) leases to which a Group Member is a party with any Propco, (ii) intercompany licensing agreements relating to intellectual property set forth on Schedule 10.06(a), (iii) intercompany services agreements relating to provision of financial, accounting, marketing, procurement, information technology and other business services set forth on Schedule 10.06(b), (iv) intercompany payables relating to insurance claims and (v) private label letters of credit for which Parent serves as issuer;
     (viii) so long as no Default or Event of Default then exists or would result therefrom, each Parent Guarantor may pay management fees to the Sponsor and its Affiliates in accordance with the terms of the applicable Advisory Agreement as in effect on the Effective Date; and
     (ix) each Parent Guarantor may reimburse the Sponsor and its Affiliates for their reasonable out-of-pocket expenses incurred in connection with their providing management services to the Group.

          Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall any Group Member pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clauses (vi), (vii) and (viii) of this Section 10.06.
          10.07. Consolidated Fixed Charge Coverage Ratio. During each Compliance Period, each Parent Guarantor shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements are available to be less than 1.10:1.00, (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period for which financial statements first become available during such Compliance Period to be less than 1.10:1.00 or (iii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending during such Compliance Period (or before such Compliance Period and after the Test Period referenced in clause (i) above) to be less than 1.10:1.00. Within three Business Days after the beginning of a Compliance Period (or if the deadline for delivery of the financial statements for the applicable Fiscal Month or Fiscal Quarter in accordance with Section 9.01(a) or (b) has not expired, within three Business Days of such deadline), the Obligors’ Agent shall provide to Administrative Agent a compliance certificate (whether or not a Compliance Period is in effect on the date such compliance certificate is required to be delivered) calculating the Fixed Charge Coverage Ratio for the Test Period ended immediately prior to the beginning of such Compliance Period based on the most recent financial statements delivered pursuant to Section 9.01(a) or (b).
          10.08. Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. Each Obligor will not, and will not permit any of its Subsidiaries to:
     (i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (i) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document;
     (ii) amend, modify or change any provision of any Management Agreement, Employment Agreement or Advisory Agreement unless such amendment, modification or change could not reasonably be expected to be adverse in any material respect to the interests of the Lenders or is mandated under Applicable Law; or
     (iii) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any change of control or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance, capital contribution or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due any) Indebtedness incurred pursuant to Sections 10.04(xiii) and 10.04(xviii); provided that notwithstanding anything to the contrary in this Section 10.08(iii), any Group Member may prepay, repay, redeem or repurchase any such Indebtedness so long as prior to and after giving effect to such payment, prepayment, redemption or repurchase, the Payment Conditions are satisfied.
          10.09. Limitation on Certain Restrictions on Subsidiaries. Each Obligor will not, and will not permit any Group Member to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Group Member to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by any Group Member, or pay any Indebtedness owed to any Group Member, (b) make loans or advances to any Group Member or (c) transfer any of its properties or assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Local Law Financing Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Obligor, (v) customary provisions restricting assignment of any licensing agreement (in which any Group Member is the licensee) or other contract entered into by any Group Member in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset and (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (vi), (vii), (xv) or (xvi).
          10.10. Limitation on Issuance of Equity Interests. (a) Each Obligor will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity to a Person who is not an Obligor or Subsidiary of an Obligor or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of any Group Member, as the case may be; provided that notwithstanding the foregoing, each Parent Guarantor may issue Qualified Preferred Stock.
          (b) No Parent Guarantor will permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of either Parent Borrower or any of their respective Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Group Members to the extent required under applicable law, (iv) for issuances by Subsidiaries of each Parent Guarantor which are newly created or acquired in accordance with the terms of this Agreement, (v) Non-Wholly Owned Subsidiaries may issue Equity Interests and (vi) as may be required by Applicable Law.
          10.11. Business; etc. Each Obligor will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Group as of the Effective Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.
          10.12. Limitation on Creation of Subsidiaries. (a) Each Obligor will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary (other than Non-Wholly Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 10.12(b) and other then Immaterial Subsidiaries), provided that each Obligor and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Collateral Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Security Agent, (iii) each such new Wholly-Owned Subsidiary executes any Security Documents required under the Collateral and Guaranty Requirements, and (iv) each such new Wholly-Owned Subsidiary to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.13. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were an Obligor on the Effective Date.
          (b) In addition to Subsidiaries of each Parent Guarantor created pursuant to preceding clause (a), each Parent Guarantor and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Effective Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 10.05, provided that (i) all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Obligor which owns same as, and to the extent, required by the Collateral and Guaranty Requirement, and (ii) each such Non-Wholly Owned Subsidiary shall take the actions specified in Section 10.12(a) to the same extent that such Non-Wholly Owned Subsidiary would have been required to take if it were a Wholly-Owned Subsidiary of any Parent Guarantor.
          10.13. No Additional Deposit Accounts; etc. The Qualified Obligors will not, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Core Concentration Accounts set forth on Part C of Schedule 10.13, (b) the Collection Accounts set forth on Part A of Schedule 10.13, (c) the Disbursement Accounts set forth on Part B of Schedule 10.13, (d) the other Deposit Accounts set forth on Part D of Schedule 10.13, (e) any Excluded Accounts set forth on Part E of Schedule 10.13 and (f) any securities accounts set forth in Part F of Schedule 10.13; provided that any such Obligor may open a new Core Concentration Account, Collection Account, Disbursement Account, other Deposit Account, Excluded Account or securities account not set forth in such Schedule 10.13, so long as prior to opening any such account (i) such Obligor have delivered an updated Schedule 10.13 to the Administrative Agent listing such new account and (ii) in the case of any new Core Concentration Account, Collection Account, other Deposit Account (other than Excluded Accounts and Disbursement Accounts) or securities account, the financial institution with which such account is opened, together with the applicable Obligor which has opened such account and the Security Agent have executed and delivered to the Administrative Agent a Cash Management Control Agreement reasonably acceptable to the Administrative Agent (or in the case of a securities account, such other control agreement as may be reasonably satisfactory to the Administrative Agent).
          SECTION 11. Events of Default.
          11.01. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
          (a) Payments. Any Borrower shall (i) default in the payment when due of any principal of or any Loan or any Note or Unpaid Drawing or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan, Note or any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or
          (b) Representations, etc. Any representation, warranty or statement made or deemed made by any Obligor herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date made or deemed made; or
          (c) Covenants. Any Obligor shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 5.03(e), 5.03(f) or Section 10, (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(j) and such default shall continue unremedied for a period of one day, (iii) default in the due performance or observance of any term, covenant or agreement contained in Section 9.01(g)(i), 9.08, 9.11, 9.14 or 9.16 and such default shall continue unremedied for a period of five days, or (iv) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those as provided in Sections 11.01(a) and 11.01(b)) and such default (in the case of this clause (ii) shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or
          (d) Default Under Other Agreements. (a) (i)  Any Group Member shall (x) default in any payment of any Indebtedness (other than the Secured Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Secured Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration is required other than, in any case, voluntary prepayments or terminations permitted under this Agreement), any such Indebtedness to become due prior to its stated maturity (except with respect to secured

Indebtedness to the extent the same become due as a result of sale or transfer of the property or assets securing such Indebtedness), or (ii) any Indebtedness (other than the Secured Obligations) of Group Member shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or other prepayments permitted by this Agreement, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.01(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least £15,000,000; or
          (e) Bankruptcy, etc. Any Group Member shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Group Member, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extender credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Group Member, to operate all or any substantial portion of the business of any Group Member, or any Group Member commences any other proceeding under any reorganization, arrangement, adjustment or moratorium of debt, relief of debtors, dissolution, bankruptcy, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Group Member (including, without limitation, under the Companies Act 2006 (United Kingdom) or the Insolvency Act 1986 as amended (United Kingdom), the Corporations Act (Australia), where the following proceedings are commenced against any member of the Group which conducts business in France (a “French Group Member”): any procédure d’alerte, de sauvegarde, de règlement amiable, de conciliation (including a jugement d’homologation de conciliation), de redressement, cession totale de l’entreprise, règlement ou liquidation judiciaire, de constatation de l’insolvabilité or a conciliateur, administrateur judiciaire, liquidateur or mandataire ad hoc is appointed in respect of a French Group Member), or there is commenced against any Group Member any such proceeding which remains undismissed for a period of 45 days after the filing thereof, or any Group Member is adjudicated insolvent (with respect to an Australian Obligor, as defined in the Corporations Act) or bankrupt; or any order of relief or other order approving any such case is sought in such proceeding (including the entry of an order of relief against it or for the appointment of a receiver, controller (as defined in the Corporations Act) receiver-manager, trustee, monitor, custodian or similar official for it or for any substantial part of its property) is entered; or any Group Member makes a general assignment for the benefit of creditors; or any French Group Member is in a state of “cessation des paiements”; or any French Group Member is in a state of “cessation des paiements”; or any Company action is taken by any Obligor for the purpose of effecting any of the foregoing; where the following proceedings are commenced against any member of the Group which has a permanent establishment in Spain (a “Spanish Group Member”): any “concurso”, “administración judicial”, “disolución”, “liquidación”, “intervención judicial o administrativo” or any actions are taken by a Spanish Group Member or by any third party for the declaration of insolvency (“concurso”) (in the event of a third party action unless a frivolous action) of a Spanish Group Member or any action is taken by any Spanish Group Member to obtain the protection in pre-insolvency scenarios granted by Article 5.3 of the Spanish Insolvency Law 22/2003, of 9 July as drafted by the Spanish Royal Decree 3/2009, of 27 March, or any Spanish Group Member is insolvent in accordance with Article 2 of Spanish Insolvency Law 22/2003, of 9 July or is obliged to initiate the proceedings for its compulsory winding-up; or any German Obligor is over-indebted (überschuldet) or unable to pay its debts (zahlungsunfähig) in the meaning of Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung); or
          (f) Pension Plans. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64,         .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan or Multiemployer Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, any Obligor or a Subsidiary of an Obligor or any ERISA Affiliate has incurred or is reasonably likely to incur any liability to or on account of a Plan or Multiemployer Plan under section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or section 436(f) of the Code, a “default” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan or Multiemployer Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect; or
          (g) Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Security Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Security Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01) (except as a result of the sale, release or other disposition of the applicable Collateral in a transaction permitted under the Credit Documents), or any Obligor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or
          (h) Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or
          (i) Judgments. One or more judgments or decrees shall be entered against any Group Member involving in the aggregate for any Group Member a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 45 consecutive days, and the aggregate amount of all such judgments equals or exceeds £15,000,000; or
          (j) Change of Control. A Change of Control shall occur; or
          (k) Denial of Liability. (a) Any Obligor shall deny its obligations under this Agreement, any Note or any other Credit Document, (b) any law, rule or regulation shall purport to render invalid, or preclude enforcement of, any material provision of this Agreement or any other Credit Document or impair performance of any Obligor’s obligations hereunder or under any other Credit Document or (c) any dominant authority asserting or exercising de jure or de facto governmental or police powers shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of any Obligor to pay any amount required to be paid hereunder or under any other Credit Document; or
          (l) Governmental Action. Any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or other assets of any Obligor or any of its Subsidiaries, or shall have assumed custody or control of such property or other assets or of the business or operations of any Obligor or any of its Subsidiaries, or shall have taken any action for the dissolution or disestablishment of any Obligor or any of its Subsidiaries or any action that would prevent any Obligor, any of its Subsidiaries or any of their respective officers from carrying on the business of such Obligor or such Subsidiary or a substantial part thereof and, in each case, such action, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or
          (m) English Insolvency. (a) A member of the Group incorporated in England and Wales is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness; (b) The value of the assets of any member of the Group incorporated in England and Wales is less than its liabilities (taking into account contingent and prospective liabilities); or (c) A moratorium is declared in respect of any indebtedness of any member of the Group incorporated in England and Wales. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium; or
          (n) Australian Insolvency. A member of the Group incorporated in Australia is (i) is (or has stated that it is) insolvent under administration or insolvent (each as defined in the Corporations Act); (ii) is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller (as defined in the Corporations Act) appointed to its property; (iii) is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Agent); (iv) has had an application or order made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (i), (ii) or (iii) above (and, in the case of an application or similar action, it is not stayed, withdrawn or dismissed within 30 days); (v) is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; (vi) is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which the Agent reasonably deduces it is so subject); or (vii) is otherwise unable to pay its debts when they fall due; or
          (o) Creditors’ Process. Any expropriation, attachment, sequestration, distress or execution affects any material asset or assets of a member of the Group incorporated in England and Wales or Australia and is not discharged within 28 days;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Obligor (provided that, if an Event of Default specified in Section 11.01(e) shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below, shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all the Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Secured Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrowers to pay (and the Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.01(e) with respect to any Borrower, they will pay) to the Security Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Security Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrowers and then outstanding; (v)  enforce and/or exercise, as Security Agent, all of the Liens and security interests and other rights and remedies created pursuant to the Security Documents; (vi) enforce each Guaranty; and (vii) apply any cash collateral held by the Administrative Agent pursuant to Section 11.02 to the repayment of the Secured Obligations.
          11.02. Application of Proceeds. (a) All moneys collected by the Administrative Agent, the Security Agent or any other Secured Creditor (x) upon any sale or other disposition of the Collateral or any portion thereof or any other enforcement of remedies under the Security Documents, (y) after acceleration of the Loans pursuant to Section 11.01 and (z) upon any distribution in connection with an insolvency or liquidation proceeding with respect to any Obligor, together with all other moneys received by the Security Agent hereunder, shall be applied as follows:
     (i) first, to the payment of all amounts owing the Security Agent, each Co-Collateral Agent and the Administrative Agent of the type described in clauses (iv), (v) and (vi) of the definition of “Secured Obligations”;
     (ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Agent of the type described in clauses (v) and (vi) of the definition of “Secured Obligations”;
     (iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 11.02(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;
     (iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 11.02(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed;
     (v) fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), inclusive, an amount equal to the outstanding Tertiary Obligations shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Tertiary Obligations or, if the proceeds are insufficient to pay in full all such Tertiary Obligations, its Pro Rata Share of the amount remaining to be distributed; and
     (vi) sixth, to the extent proceeds remain after application pursuant to the preceding clauses (i) through (v), inclusive, and following the Termination Date, to the relevant Obligor or to whomever may be lawfully entitled to receive such surplus.
          (b) For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations, Secondary Obligations or Tertiary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations, Secondary Obligations or Tertiary Obligations, as the case may be, (y) “Primary Obligations” shall mean (i) in the case of the Credit Document Obligations, all principal of, premium, fees and interest on, all Loans, all Unpaid Drawings, the Stated Amount of all outstanding Letters of Credit and all Fees and (ii) in the case of the Hedging Obligations and Cash Management Obligations, all amounts due under each Secured Hedging Agreement that is a Qualified Secured Hedging Agreement and each Secured Cash Management Agreement that is a Qualified Secured Cash Management Agreement (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities); provided that such Primary Obligations in respect of such Qualified Secured Hedging Agreements and such Qualified Secured Cash Management Agreements shall not exceed an aggregate of £30,000,000 and (z) “Secondary Obligations” shall mean all Secured Obligations other than Primary Obligations and Tertiary Obligations.
          (c) When payments to Secured Creditors are based upon their respective Pro Rata Shares (other than in respect of Tertiary Obligations), the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 11.02 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.
          (d) Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Security Documents, agrees and acknowledges that if the Lender Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this Agreement (which shall only occur after all outstanding Loans under this Agreement and Unpaid Drawings have been paid in full), such amounts shall be paid to the Administrative Agent under this Agreement and held by it, for the equal and ratable benefit of the Lender Creditors, as cash security for the repayment of Secured Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under this Agreement, and after the application of all such cash security to the repayment of all Secured Obligations owing to the Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Security Agent for distribution in accordance with Section 11.02(a) hereof.
          (e) All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors, (y) if to the Hedging Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Hedging Creditors or, in the absence of such a Representative, directly to the Hedging Creditors and (z) if to the Cash Management Creditors, directly to the Cash Management Creditors.
          (f) For purposes of applying payments received in accordance with this Section 11.02, the Security Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Representative or, in the absence of such a Representative, upon the Hedging Creditors and (iii) Cash Management Creditors for a determination (which the Administrative Agent and the

Secured Creditor agree (or shall agree) to provide upon request of the Security Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors, the Other Creditors or the Cash Management Creditors, as the case may be. Unless it has received written notice from a Secured Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Security Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from a Hedging Creditor or Cash Management Creditor to the contrary, the Security Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements or Secured Cash Management Agreements are in existence.
          (g) It is understood that the Obligors shall remain severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.
          SECTION 12. The Agents.
          12.01. Appointment. The Lenders (including in their capacity as Issuing Lenders and the Lead Arrangers) hereby irrevocably designate and appoint the Agents to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their respective duties hereunder by or through their officers, directors, agents, employees or affiliates.
          12.02. Nature of Duties. (a) The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. No Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          (b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arrangers are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the

Lead Arrangers shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
          12.03. Lack of Reliance on the Agents. Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Obligors in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Obligors and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Obligors or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Obligors or the existence or possible existence of any Default or an Event of Default.
          12.04. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          12.05. Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.
          12.06. Indemnification. To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders and as if all references to Affiliated Lenders in the definition of Required Lenders were deleted) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          12.07. Agents in their Individual Capacities. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “Supermajority Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include such Agent in its respective individual capacities. Each Agent and its respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Obligor or any Affiliate of any Obligor (or any Person engaged in a similar business with any Obligor or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Obligor or any Affiliate of any Obligor for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          12.08. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          12.09. Resignation by, and Removal of, the Administrative Agent. (a) The Administrative Agent (for purposes of this Section 12.09(a) through (e), the term “Administrative Agent” also shall include DBNY in its capacity as Security Agent hereunder and pursuant to the Security Documents) may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.01(e) then exists, the Borrowers. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Fronting Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Specified Foreign Currency Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Fronting Lender, as the case may be, with respect to any Letters of Credit issued by it, or Specified Foreign Currency Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below. If the Administrative Agent shall become (and for so long as it remains) subject to any event or proceeding described in clause (iii) of the definition of Defaulting Lender, the Administrative Agent may be removed by the Borrowers or the Required Lenders; provided that (x) in the case of a removal by the Borrowers, the Administrative Agent shall be contemporaneously replaced as Administrative Agent by one or more of the other Agents or a Person approved by the Required Lenders and reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed and (y) in the case of a removal by the Required Lenders, the Administrative Agent shall be contemporaneously replaced by a successor Administrative Agent designated by the Required Lenders, which successor Administrative Agent shall be reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrowers’ approval shall not be required if a Default or an Event of Default then exists).
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and under the other Credit Documents who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrowers’ approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed, provided that the Borrowers’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (e) Upon a resignation or removal of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent hereunder and under the other Credit Documents.
          (f) The Co-Collateral Agent may resign at any time upon written notice to the Borrowers and the Administrative Agent and such resignation shall become effective immediately upon the delivery of such written notice.
          (g) Upon a resignation or removal of the Co-Collateral Agent pursuant to Section 12.09(f), the Co-Collateral Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Co-Collateral Agent for all of its actions and inactions while serving as the Co-Collateral Agent hereunder and under the other Credit Documents.
          12.10. Collateral Matters. (a) Each Lender (including in its capacity as an Issuing Lender) authorizes and directs the Security Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Security Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
          (b) The Lenders hereby authorize and direct the Security Agent, at its option and in its discretion or upon request of a Borrower, to release or subordinate (as the case may be) any Lien granted to or held by the Security Agent upon any Collateral (i) upon termination of the Total Commitment (and all Letters of Credit) and payment and satisfaction of all of the Secured Obligations (other than inchoate indemnification obligations and other contingent obligations not due and payable) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than an Obligor unless such respective Obligor is not required to give a security interest in the assets being transferred) upon the sale or other disposition thereof in compliance with Section 10.05, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Security Agent’s authority to release particular types or items of Collateral pursuant to Section 12.10.
          (c) The Security Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Obligor or is cared for, protected or insured or that the Liens granted to the Security Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Security Agent in this Section 12.10, in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Security Agent may act in any manner it may deem appropriate, in its sole discretion, given the Security Agent’s own interest in the Collateral as one of the Lenders and that the Security Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          (d) The Security Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents, trustees or third parties appointed by the Security Agent. The Security Agent (and any such sub-agent, trustee or third party) may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory and indemnification provisions of this Section 12 and Section 13.01 shall apply to any such sub-agent, trustee or third party and to their respective Affiliates to the same extent that such provisions apply to the Security Agent.
          (e) Each Lender authorizes and directs the Security Agent and the Administrative Agent to enter into the intercreditor agreements, third party holder (tiers détenteur) appointment agreements and related documents in respect of the Secured Hedging Arrangements and the Secured Cash Management Arrangements and this Section 12.10(e), it being understood that such intercreditor agreements and/or other documents shall contain an acknowledgement that the Hedging Creditors and Cash Management Creditors are bound by and restate the authorizations set forth in Section 12.11.
          (f) Each Lender authorizes and directs the Security Agent and the Administrative Agent to enter into acknowledgments and other agreements with the financial institutions providing the cash pooling arrangements which recognize such financial institution’s right to net out balances in the deposit accounts included in the cash pooling arrangements will be senior to the security interest of the Security Agent in such deposit accounts. It is understood and agreed that the Collection Accounts and Concentration Accounts will not be permitted to be subject to such cash pooling arrangements.
          12.11. Lower Ranking Share Pledges. (a) The Lenders (including in their capacity as Issuing Lenders) hereby mandate the Security Agent to execute in their name and for their account, simultaneously with the execution of each Incremental Commitment Agreement, Qualified Secured Hedging Agreement and Qualified Cash Management Agreement (as applicable), any Incremental Security Document and/or Hedging/Cash Management Security Document to the extent necessary to allow each Incremental Lender, Hedging Creditor and Cash Management Creditor to benefit from the Incremental Security Documents and the Hedging/Cash Management Security Document (as applicable).
          (b) Specifically, the Secured Creditors in their capacity as beneficiaries of the French Share Pledge, expressly authorize the granting of second ranking pledges and, if applicable, of lower ranking pledges on the French Pledged Shares to the benefit of the Incremental Lenders, the Hedging Creditors and the Cash Management Creditors in accordance with the terms of such lower ranking pledge agreements. Each Incremental Lender (and each Hedging Creditor and Cash Management Creditor in the relevant intercreditor agreement or similar agreement), in its capacity as beneficiary of lower ranking pledge agreements, expressly authorizes the granting of pledges ranking lower than the pledge of which it is the beneficiary on the French Pledged Shares, in favor of other Incremental Lenders, Hedging Creditors and the Cash Management Creditors which would execute Incremental Commitment Agreements, Qualified Secured Hedging Agreements and Qualified Cash Management Agreements (as applicable) after the date on which it executed the Incremental Commitment Agreement(s) to which it is a party.

          12.12. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Obligor, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
          12.13. Co-Collateral Agent. If a Co-Collateral Agent proposes an adjustment or revision to Borrowing Base eligibility standards, advance rates applicable to the Borrowing Base or Reserves, or makes any other proposal regarding a determination or action which may be made by the Co-Collateral Agents pursuant to this Agreement or any Security Document, the other Co-Collateral Agent shall respond to such proposal within three Business Days of its receipt of such written proposal. In the event that the Co-Collateral Agents do not agree on eligibility standards or Reserves or any other action or determination which may be made by the Co-Collateral Agents pursuant to the Agreement or any Security Documents, the Administrative Agent shall nevertheless undertake such action with respect thereto as any Co-Collateral Agent may request (subject to the other provisions of this Agreement); provided that the amount of Reserves established or increased or eligibility reduced by any Co-Collateral Agent in the event of any such disagreement may not exceed £5,000,000 in the aggregate at any time outstanding for all such disagreements; and further provided that the Administrative Agent may not, without the prior consent of such Co-Collateral Agent, reduce or eliminate any such Reserves established under this sentence; and further provided that if the Co-Collateral Agents subsequently agree on the establishment or amount of Reserves to be imposed after their initial disagreement, the Reserves so established upon such agreement shall not be subject to the first proviso hereof and shall not be included in calculating the amount of Reserves or eligibility reductions permitted under such first proviso.
          SECTION 13. Miscellaneous.
          13.01. Payment of Expenses, etc. (a) The Borrowers hereby agree to: (a) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (including Expenses) of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants and the fees and expenses in connection with the appraisals and collateral examinations required pursuant to, and subject to the limits set forth in, Section 9.01(l)) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any actual or proposed amendment, waiver or consent relating hereto or thereto, of the Agents and their respective Affiliates in connection with their syndication efforts with respect to this Agreement and of the Agents and, after the occurrence of an Event of Default, each of the Issuing Lenders and the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel (limited to one local counsel in each relevant jurisdiction (or two in the case of a conflict preventing only one local counsel acting)) and consultants for the Agents and, after the occurrence of an Event of Default, counsel (limited to one local counsel in each relevant jurisdiction (or two in the case of a conflict preventing only one local counsel acting)) for each of the Issuing Lenders and Lenders); (b) pay and hold the Administrative Agent, the Facility Agent, each of the Issuing Lenders, the Security Agent, each Co-Collateral Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters (including as a result of any assignment pursuant to Section 13.04(b), whether by Assumption Agreement or otherwise, if the Australian Borrower do anything which causes them to become resident outside New South Wales where that change causes duty to be payable on an assignment of debt) and save the Administrative Agent, the Facility Agent, each of the Issuing Lenders, the Security Agent, each Co-Collateral Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Facility Agent, such Issuing Lender, such Security Agent or such Lender) to pay such taxes; and (c) indemnify the Administrative Agent, the Facility Agent, the Security Agent, each Co-Collateral Agent, each Issuing Lender and each Lender, (each, an “Indemnified Person”) and each of their respective officers, directors, employees, representatives, agents and Affiliates from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions (including removal or remedial actions), judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Facility Agent, the Security Agent, any Co-Collateral Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Obligor) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by any Obligor or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by any Obligor at any location, whether or not owned, leased or operated by any Obligor, the non-compliance by any Obligor with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against any Obligor or any Real Property at any time owned, leased or operated by any Obligor, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, actions, suits, disbursements, judgments, costs or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final judgment)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. Subject to Section 9.01(l), in addition, the Obligors agree to reimburse the Administrative Agent for all reasonable third party administrative, audit and monitoring expenses incurred in connection with the Borrowing Base and determinations thereunder.
          (b) To the full extent permitted by applicable law, each Obligor shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          13.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Facility Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Obligor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, the Facility Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, the Facility Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of any Obligor against and on account of the Secured Obligations and liabilities of the Obligors to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Secured Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Secured Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          13.03. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication, facsimile transmission or electronic mail) and mailed, telecopied, transmitted or delivered: if to any Obligor, to such Obligor as set forth on Schedule I hereto; if to any Lender, at its address, facsimile number or electronic mail address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; if to the Facility Agent, at the Notice Office, if to the Security Agent at 60 Wall Street, New York, New York 10005, Attention: Scottye D. Lindsey, facsimile number (646) 736-7095; if to the Co-Collateral Agents, at Deutsche Bank AG New York Branch, 60 Wall Street, New York, New York 10005, Attention: Scottye D. Lindsey,

facsimile number (646) 736-7095 and Bank of America, N.A., 100 Federal Street, Boston MA 02110, Attention: Christine Hutchinson, facsimile number (617) 434-4312; or, as to any Obligor or the Administrative Agent, the Facility Agent, the Security Agent or any Co-Collateral Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address, facsimile number or electronic mail address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, faxed, mailed electronically or sent by overnight courier, be effective when deposited in the mails or overnight courier, as the case may be, or sent by telecopier or electronic mail, except that notices and communications to the Administrative Agent, the Security Agent and any Co-Collateral Agent, shall not be effective until received by the Administrative Agent, the Security Agent or such Co-Collateral Agent, as the case may be.
          13.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither Parent Guarantor nor any Borrower may assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders which consent will not be given unless the assignee or transferee is a member of the same “wholly-owned group” as, or an Associate of, each of the Borrowers for the purposes of section 128F of the Australian Tax Act and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under any or all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such

Lender had not sold such participation; provided that nothing herein shall require any notice to any Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant shall also be entitled to the benefits of Section 13.02 as though it were a Lender, provided such participant agrees to be subject to Section 13.06 as though it were a Lender.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Secured Obligations (or, if the Commitments have terminated, outstanding Secured Obligations) hereunder to (i) (A) its parent company and/or any Affiliate of such Lender or (B) to one or more other Lenders or any Affiliate of any such other Lender (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)); provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least £5,000,000, in each case in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Secured Obligations (or, if the Commitments have terminated, outstanding Secured Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (t) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (u) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at such Borrower’s reasonable expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (v) any assignment of any Commitment (or related extensions of credit) shall require the consents (not to be unreasonably withheld, delayed or conditioned) of each Issuing Lender and, unless such assignment is to a Person that will not be a Participating Specified Foreign Currency Lender, the Fronting Lender, (w) the consent of the Administrative Agent, the Fronting Lender (unless such assignment is to a Person that will not be a Participating Specified Foreign Currency Lender) and, so long as no Default or Event of Default then exists, the Obligors’ Agent shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (x) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (y) each assignment by any Participating Specified Foreign Currency Lender shall require a Specified Foreign Currency Participation Settlement with respect to such Participating Specified Foreign Currency Lender unless the Fronting Lender agrees in its sole discretion that the respective assignee shall succeed such Participating Specified Foreign Currency Lender as a

Participating Specified Foreign Currency Lender itself, in which case such assignee shall acquire the Specified Foreign Currency Participation of the respective assignor and (z) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. A Lender may only assign all or a portion of its Commitments hereunder if that assignment would result in at least two Lenders under this Agreement.
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Obligors’ Agent), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
          (d) An assignment of rights will only be effective vis-à-vis third parties if the assignment is notified (signifié) to each French Obligor by a bailiff (huissier) in accordance with article 1960 of the French Code Civil.
          (e) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06 and any others expressly stated to survive as to such assigning Lender.
          13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Facility Agent, the Security Agent, any Co-Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Obligor and the Administrative Agent, the Facility Agent, the Security Agent, any Co-Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Facility Agent, the Security Agent, any Co-Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Obligor in any case shall entitle any Obligor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Facility Agent, the Security Agent, any Co-Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.
          13.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Facility Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Secured Obligations hereunder, the Facility Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Secured Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Secured Obligation then owed and due to such Lender bears to the total of such Secured Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Secured Obligations of the respective Obligor to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          13.07. Calculations; Computations. (a) Except as otherwise expressly provided herein, terms of an accounting or financial nature shall be construed, and all financial statements shall be prepared and related computations and determinations shall be made, in accordance with GAAP, as in effect from time to time; provided that, if any Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such terms shall be construed, or computations or determinations made, on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          (b) All computations of interest, Commitment Commission and other Fees (other than Drawing Fees) hereunder shall be made on the basis of a year of 360 (save in the case of amounts denominated in Pounds Sterling or Australian Dollars where a year shall be 365 days) days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.
          13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER

AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY OTHER CREDIT DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OBLIGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OBLIGOR HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION, WITH A REGISTERED ADDRESS BEING 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OBLIGOR AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH OBLIGOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH OBLIGOR, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH OBLIGOR. EACH OBLIGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH OBLIGOR AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OBLIGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH OBLIGOR IN ANY OTHER JURISDICTION.
          (b) EACH OBLIGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF

OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          13.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Obligors’ Agent and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart hereof.
          13.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) each Obligor, the Administrative Agent, the Facility Agent, each of the Co-Collateral Agents and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Sections 6 and 7 are met to the satisfaction of the Administrative Agent. Unless the Administrative Agent has received actual notice from any Lender that the conditions described in clause (ii) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release any Obligor from any liability for failure to satisfy one or more of the applicable conditions contained in Sections 6 and 7). The Administrative Agent will give each Parent Guarantor, the Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.
          13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          13.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Obligors party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Parent Guarantor (other than the Borrowers) may be released from, the Guaranty and the relevant Security Documents, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender except that, for the purposes of succeeding clauses (i), (ii) and (iii) (but, in the case of such clause (iii), only to the extent relating to such clause (i) or (ii)), a Defaulting Lender shall have a separate vote to the extent otherwise provided therein; provided that for the purposes of succeeding clauses (ii) and (iii) (but, in the case of such clause (iii), only to the extent relating to such clause (ii)), to the extent a Defaulting Lender does not accept or reject in writing to the Administrative Agent a written amendment, waiver or modification proposal on or prior to the expiry of the period of time granted to all Lenders required to consent to such proposal such Defaulting Lender shall be deemed to have consented to the respective written amendment, waiver or modification proposal) (with Secured Obligations being directly affected in the case of the following clauses (i) and (vii)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all Security Documents, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments are included on the Effective Date), (v) consent to the assignment or transfer by any Obligor of any of their rights and obligations under this Agreement or any other Credit Document to which it is a party, (vi) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the Commitments are included on the Effective Date) or (vii) amend the priority of payments set forth in Section 11.02 hereof; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (4) without the consent of the Security Agent, amend, modify or waive any provision relating to the rights or obligations of the

Security Agent, (5) without the consent of the Facility Agent, amend, modify or waive any provision relating to the rights or obligations of the Facility Agent or (6) without the consent of the Supermajority Lenders and each Co-Collateral Agent, (w) change the definition of the term Borrowing Base or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased (provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves or to add Inventory or Eligible Credit Card Receivables acquired in a Permitted Acquisition to the Borrowing Base as provided herein), (x) amend the definition of Dominion Period or the definition of Availability Condition, (y) increase the advance rates applicable to the Borrowing Base over those in effect on the Effective Date (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Credit Card Receivables and Eligible Inventory, in each case by the Co-Collateral Agents in accordance with the terms hereof, will not be deemed such an increase in advance rates) or decrease the frequency of Borrowing Base Certificate deliveries required pursuant to Section 9.01(j) or (z) amend, modify or waive any provision of Section 10.13.
          (b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment and/or repay each outstanding Loan of such Lender and/or cash collateralize its applicable Percentage of the Letter of Credit of Outstandings in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrowers shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
          (c) Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the Borrowers, the Administrative Agent, the Security Agent and each Incremental Lender may, in accordance with the provisions of Section 2.14, as applicable, enter into an Incremental Commitment Agreement, provided that after the execution and delivery by the Borrowers, the Administrative Agent, the Security Agent and each such Incremental Lender of such Incremental Commitment Agreement, such Incremental Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

          13.13. Survival. All indemnities set forth in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 and any others expressly stated to survive the execution, delivery and termination of this Agreement shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Secured Obligations.
          13.14. Domicile of Loans. Each Lender may transfer and carry its Loans and/or participations in outstanding Letters of Credit at, to or for the account of any office, Subsidiary or Affiliate of such Lender, provided that each Lender shall carry all Loans made to the French Borrower through (i) a credit institution (établissement de crédit) licensed for such purpose by the relevant French banking and financial authorities or (ii) a credit institution (établissement de crédit) or a financial institution (établissement financier), in each case having its registered office in a member state of the European Union or in a state which is a party to the European Economic Area agreement if such credit institution or financial institution has otherwise complied with articles L.511-22 and L.522-23 of the French Code monétaire et financier, as applicable and/or participations in outstanding Letters of Credit. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer, unless such transfer has been made in order to comply with the proviso in the immediately preceding sentence).
          13.15. Register. The Borrowers hereby designate the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b) (including as contemplated by Section 2.13). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. Any provision of Incremental Commitments pursuant to Section 2.14 shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Commitment Agreement. The Obligors agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 (absent gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment)).
          13.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Agent, each Lender and each Issuing Lender agrees that it will not disclose any Confidential Information to any Person without the prior consent of the Obligors’ Agent; provided that nothing herein shall prevent any Agent, Issuing Lender or any Lender from disclosing any such information (a) to the extent required pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the respective Agent, Issuing Lender or Lender, to the extent permitted by law, agrees to inform the Obligors’ Agent promptly thereof), (b) to the extent required upon the request or demand of any regulatory authority having jurisdiction over such Agent, Issuing Lender or Lender or any of their respective Affiliates (in which case, the respective Agent, Issuing Lender or Lender to the extent permitted, agrees to inform the Obligors’ Agent promptly thereof; although no such notice to the Obligors’ Agent shall be required in connection with ordinary course reviews by any such regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the respective Agent, Issuing Lender or Lender or any of its Affiliates, (d) to the extent that such information is received by the respective Agent, Issuing Lender or Lender from a third party that is not to its knowledge subject to confidentiality obligations to any Obligor, (e) to the extent that such information is independently developed by any of the Agents, any Issuing Lender or Lender without using any such Confidential Information obtained from the Obligors’ Agent or any other Obligor, (f) to the Agents’, any Issuing Lender’s or any Lender’s respective Affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any of its Affiliates or any of their respective obligations, in each case who are instructed that they shall be bound by terms no less restrictive than this paragraph (or language substantially similar to this paragraph), (h) to market data collectors in each case, who are instructed that they shall be bound by terms no less restrictive than this paragraph, or (i) for purposes of establishing a “due diligence” defense, provided that the respective Agent, Issuing Lender or Lender will, to the extent permitted, promptly provide the Obligors’ Agent with the opportunity to seek a protective order or other measure ensuring confidential treatment of the Confidential Information used to establish such defense.
          (b) The Obligors hereby acknowledge and agree that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to any Obligor (including, without limitation, any non-public customer information regarding the creditworthiness of any Obligor), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.
          13.17. Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the

Obligors that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Obligors and other information that will allow such Lender to identify the Obligors in accordance with the Patriot Act.
          13.18. Judgment Currency. (a) The Obligors’ obligations hereunder and under the other Credit Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Security Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Security Agent, such Issuing Lender or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Obligor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by a nationally known third party dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).
          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
          (c) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
          13.19. European Monetary Union. The following provisions of this Section 13.19 shall come into effect on and from the date on which the United Kingdom becomes a Participating Member State. Each obligation under this Agreement which has been denominated in Pounds Sterling shall be redenominated into Euros in accordance with the relevant EMU Legislation. However, if and to the extent that the relevant EMU Legislation provides that an amount which is denominated in Pounds Sterling can be paid by the debtor either in Euros or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any amount denominated or owing in Pounds Sterling hereunder either in Euros or in Pounds Sterling. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Pounds Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as the Administrative Agent may from time to time specify and (ii) except as expressly provided in this Section 13.19, this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in the United Kingdom, provided that this Section 13.19 shall not reduce or increase any actual or contingent liability arising under this Agreement.
          13.20. Australian Code of Banking Practice. The parties agree that the Australian Code of Banking Practice does not apply to this Agreement and the transactions in connection with it.
          13.21. Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements. On or prior to the date on which any Obligor shall enter into any Secured Hedging Agreement or any Secured Cash Management Agreement, the Obligors’ Agent shall, if it wishes that the respective Secured Hedging Agreement or Secured Cash Management Agreement be treated as pari passu with the Credit Document Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth Section 11.02, notify the Administrative Agent in writing whether (x) such Secured Hedging Agreement is to be a “Qualified Secured Hedging Agreement” or (y) such Secured Cash Management Agreement is to be a “Qualified Secured Cash Management Agreement”. If the Obligors’ Agent shall fail to deliver such notice within the time period described above, such Secured Hedging Agreement or Secured Cash Management Agreement shall not constitute a Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be. Each Borrower, each Guarantor and the Security Agent, each Hedging Creditor (pursuant to the relevant intercreditor agreement) and each Cash Management Creditor (pursuant to the relevant intercreditor agreement) (as applicable) shall execute and deliver to the Administrative Agent and the Security Agent such additional Security Documents and/or amendments to the Security Documents which are necessary to ensure that all Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements are secured by each relevant Security Document (the “Hedging/Cash Management Security Documents”). The parties hereto understand and agree that the provisions of this Section 13.21 are made for the benefit of the Hedging Creditors and the Cash Management Creditors which become parties to Secured Hedging Agreements or Secured Cash Management Agreements, and agree that any amendments or modifications to the provisions of this Section 13.21 shall not be effective with respect to any Secured Hedging Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of respective amendment or modification of this Section 13.21 (without the written consent of the relevant parties thereto).
          Notwithstanding any such designation of a Secured Hedging Agreement as a Qualified Secured Hedging Agreement or a Secured Cash Management Agreement as a Qualified Secured Cash Management Agreement, no provider or holder of any such Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Credit Documents, including without limitation, as to any matter relating to the Collateral or the release of Collateral or guarantors. The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Obligors under any such Qualified Secured Hedging Agreement and/or Qualified Secured Cash Management Agreement or the amount of any Hedge Product Reserve and/or Bank Product Reserve, and shall be entitled in all cases to rely on the applicable Secured Party (or Affiliate thereof) and the applicable Obligor party to such agreement for the calculation thereof. Such Secured Party (or Affiliate thereof) party to any such Qualified Secured Cash Management Agreement agrees to provide the Administrative Agent, the Security Agent and the Co-Collateral Agents with the maximum exposure under such agreements at the time of such designation as a Qualified Secured Cash Management Agreement (and the Co-Collateral Agents shall reserve for such amounts). Such Secured Party (or Affiliate thereof) party to any Qualified Secured Hedging Agreement agrees to provide the Administrative Agent, the Security Agent and the Co-Collateral Agents with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent, the Security Agent or the Co-Collateral Agents shall reasonably request, and in any event, at least weekly (unless otherwise agreed to by the Administrative Agent and the Co-Collateral Agents). The applicable Secured Party (or Affiliate thereof) understands and agrees that the amount of exposures secured under any such Qualified Secured Hedging Agreement and/or Qualified Secured Cash Management Agreement shall be limited (as Primary Obligations) to the exposures as notified pursuant to the preceding two sentences.
          13.22. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their stockholders and/or their respective affiliates. Each Obligor agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Obligor, its respective stockholders or its respective affiliates, on the other. The Obligors acknowledge and agree that: (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Obligor, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Obligor, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Obligor, its respective management, stockholders, creditors or any other Person. Each Obligor acknowledges and agrees that such Obligor has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, in connection with such transaction or the process leading thereto.
          13.23. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Obligors shall be required to take the actions (if any) specified in Schedule 13.23 as promptly as practicable, and in any event within the time periods set forth in Schedule 13.23. The provisions of Schedule 13.23 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.
All conditions precedent, representations and covenants contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.23 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 13.23 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Obligors to each of the Lenders that the actions required pursuant to this Section 13.23 will be, or have been, taken within the relevant time periods referred to in this Section 13.23 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.23, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.
          SECTION 14. Nature of Obligations.
          14.01. Nature of Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all Secured Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, Letters of Credit and other Secured Obligations pursuant to this Agreement and each other Credit Document (including, without limitation, all fees, indemnities, taxes and other Secured Obligations in connection therewith or in connection with the related Commitments) shall constitute the several direct obligations of each of the Obligors subject to the Agreed Security Principles. In addition to the direct (and several) obligations of the Obligors with respect to Obligations as described above, all such Secured Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guaranty.
          14.02. Independent Obligation. The obligations of each Obligor with respect to the Secured Obligations are independent of the Secured Obligations of each other Obligor under the Guaranty of such Secured Obligations, and a separate action or actions may be brought and prosecuted against each Obligor, whether or not any other Obligor is joined in any such action or actions. Each Obligor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Obligor or other circumstance which operates to toll any statute of limitations as to any Obligor shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Obligor.

          14.03. Authorization. Each of the Obligors authorizes the Administrative Agent, the Security Agent, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to, to the maximum extent permitted by applicable law and the Credit Documents:
     (a) exercise or refrain from exercising any rights against any other Obligor or any Guarantor or others or otherwise act or refrain from acting;
     (b) release or substitute any other Obligor, endorsers, or other obligors;
     (c) settle or compromise any of the Secured Obligations of any other Obligor, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;
     (d) apply any sums paid by any other Obligor or any other Person, howsoever realized to any liability or liabilities of such other Obligor or other Person regardless of what liability or liabilities of such other Obligor or other Person remain unpaid; and/or
     (e) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Obligor or any other Person.
          14.04. Reliance. It is not necessary for the Administrative Agent, the Security Agent, any Issuing Lender or any Lender to inquire into the capacity or powers of any Obligor, or any other Obligor or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Secured Obligations made or created in reliance upon the professed exercise of such powers shall constitute the obligations of the respective Obligors hereunder.
          14.05. Contribution; Subrogation. No Obligor shall exercise any rights of contribution or subrogation with respect to any other Obligor as a result of payments made by it hereunder, in each case unless and until (i) the Total Commitment and all Letters of Credit have been terminated and (ii) all of the Secured Obligations have been paid in full in cash; provided that so long as no Event of Default exists (it being understood solely for this purposes an Event of Default will not exist if any Obligor makes the full payment owing by another Obligor), the foregoing shall not restrict the right of any Obligor to request reimbursement from any other Obligor in respect of payments made by it hereunder in respect of such other Obligor’s obligations hereunder or the right of such other Obligor to repay the party requesting repayment.
          14.06. Waiver. Each Borrower waives any right to require the Administrative Agent, the Security Agent, the Issuing Lenders or the Lenders to (i) proceed against any other Borrower, any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s, the Security Agent’s, any Issuing Lender’s or Lenders’ power whatsoever. Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Borrower, any Guarantor or any other party or on or arising out of any defense of any other Borrower, any Guarantor or any other party other than payment in full in cash of the Secured Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower, any Guarantor or any other party, or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of the Secured Obligations.
          14.07. Lender’s Rights and Obligations. The obligations of each Issuing Lender and Lender under this Agreement bind each of them severally. Failure by an Issuing Lender or Lender to perform its obligations under this Agreement does not affect the obligations of any other party under this Agreement. No Issuing Lender or Lender is responsible for the obligations of any other Issuing Lender or Lender under this Agreement. The rights, powers and remedies of each Issuing Lender and Lender in connection with this Agreement are separate and independent rights, powers and remedies and any debt arising under this Agreement to or for the account of an Issuing Lender or Lender from an Obligor is a separate and independent debt.
          SECTION 15. Loans; Intra-Lender Issues.
          15.01. Specified Foreign Currency Participations. Notwithstanding anything to the contrary contained herein, all Loans which are denominated in Australian Dollars, Pounds Sterling or Euros (each, a “Specified Foreign Currency Loan”) shall be made solely by the Lenders (including the Fronting Lender) who are not Participating Specified Foreign Currency Lenders. Subject to Section 15.07, each Lender acceptable to the Fronting Lender (in its sole discretion) that does not have Specified Foreign Currency Funding Capacity (a “Participating Specified Foreign Currency Lender”) at the time such Lender becomes a “Lender” hereunder shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from the Fronting Lender, and the Fronting Lender shall sell and be deemed to sell to each such Participating Specified Foreign Currency Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a “Specified Foreign Currency Participation”) in each Loan which is a Specified Foreign Currency Loan funded by the Fronting Lender in an amount equal to such Participating Specified Foreign Currency Lender’s Percentage of the Borrowing that includes such Loan (it being understood and agreed that whether or not a Person should become a Participating Specified Foreign Currency Lender shall be made by the Administrative Agent in it sole discretion). Such purchase and sale of a Specified Foreign Currency Participation shall be deemed to occur automatically upon the making of a Specified Foreign Currency Loan by the Fronting Lender, without any further notice to any Participating Specified Foreign Currency Lender. The purchase price payable by each Participating Specified Foreign Currency Lender to the Fronting Lender for each Specified Foreign Currency Participation purchased by it from the Fronting Lender shall be equal to 100% of the principal amount of such Specified Foreign Currency Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Loan and (ii) such Participating Specified Foreign Currency Lender’s Percentage), and such purchase price shall be payable by each Participating Specified Foreign Currency Lender to the Fronting Lender in accordance with the settlement procedure set forth in Section 15.02. The Fronting Lender and the Administrative Agent shall record on their books the amount of the Loans made by the Fronting Lender and each Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation and funded Specified Foreign Currency Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Specified Foreign Currency Lender pursuant to this Section 15.01. This Section 15 shall not affect the obligations of any Lender that does not have Specified Foreign Currency Funding Capacity and that is not a Participating Specified Foreign Currency Lender to make Specified Foreign Currency Loans in accordance with the terms and conditions set forth in the other Sections of this Agreement.
          15.02. Settlement Procedures for Specified Foreign Currency Participations. Each Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation in the Specified Foreign Currency Loans shall be in an amount equal to its Percentage of all such Specified Foreign Currency Loans. However, in order to facilitate the administration of the Specified Foreign Currency Loans made by the Fronting Lender and the Specified Foreign Currency Participations, settlement among the Fronting Lender and the Participating Specified Foreign Currency Lenders with regard to the Participating Specified Foreign Currency Lenders’ Specified Foreign Currency Participations shall take place in accordance with the following provisions:
     (a) The Fronting Lender and the Participating Specified Foreign Currency Lenders shall settle (a “Specified Foreign Currency Participation Settlement”) by payments in respect of the Specified Foreign Currency Participations as follows: So long as any Specified Foreign Currency Loans are outstanding, Specified Foreign Currency Participation Settlements shall be effected upon the request of the Fronting Lender through the Administrative Agent on such Business Days as requested by the Fronting Lender and as the Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Specified Foreign Currency Lender requesting such Specified Foreign Currency Participation Settlement (each such date on which a Specified Foreign Currency Participation Settlement occurs herein called a “Specified Foreign Currency Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (New York time) at least one Business Day prior to the requested Specified Foreign Currency Participation Settlement Date; provided that the Fronting Lender shall have the option but not the obligation to request a Specified Foreign Currency Participation Settlement Date and, in any event, shall not request a Specified Foreign Currency Participation Settlement Date prior to the occurrence of an Event of Default; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Secured Obligations have yet been declared due and payable under Section 11.01 and (z) the Administrative Agent has actual knowledge of such cure or waiver, all prior to the Administrative Agent’s giving notice to the Participating Specified Foreign Currency Lenders of the first Specified Foreign Currency Participation Settlement Date under this Agreement, then the Administrative Agent shall not give notice to the Participating Specified Foreign Currency Lenders of a Specified Foreign Currency Participation Settlement Date based upon such cured or waived Event of Default. If on any Specified Foreign Currency Participation Settlement Date the total principal amount of the Specified Foreign Currency Loans made or deemed made by the Fronting Lender during the period ending on (but excluding) such Specified Foreign Currency Participation Settlement Date and commencing on (and including) the immediately preceding Specified Foreign Currency Participation Settlement Date (or the Effective Date in the case of the period ending on the first Specified Foreign Currency

Participation Settlement Date) (each such period herein called a “Specified Foreign Currency Participation Settlement Period”) is greater than the principal amount of Specified Foreign Currency Loans repaid during such Specified Foreign Currency Participation Settlement Period to the Fronting Lender, each Participating Specified Foreign Currency Lender shall pay to the Fronting Lender (through the Administrative Agent), no later than 11:00 a.m. (New York time) on such Specified Foreign Currency Participation Settlement Date, an amount equal to such Participating Specified Foreign Currency Lender’s ratable share of the amount of such excess. If in any Specified Foreign Currency Participation Settlement Period the outstanding principal amount of the Specified Foreign Currency Loans repaid to the Fronting Lender in such period exceeds the total principal amount of the Specified Foreign Currency Loans made or deemed made by the Fronting Lender during such period, the Fronting Lender shall pay to each Participating Specified Foreign Currency Lender (through the Administrative Agent) on such Specified Foreign Currency Participation Settlement Date an amount equal to such Participating Specified Foreign Currency Lender’s ratable share of such excess. Specified Foreign Currency Participation Settlements in respect of Specified Foreign Currency Loans shall be made in the respective Available Currency in which such Specified Foreign Currency Loan was funded on the Specified Foreign Currency Participation Settlement Date for such Specified Foreign Currency Loans.
     (b) If any Participating Specified Foreign Currency Lender fails to pay to the Fronting Lender on any Specified Foreign Currency Participation Settlement Date the full amount required to be paid by such Participating Specified Foreign Currency Lender to the Fronting Lender on such Specified Foreign Currency Participation Settlement Date in respect of such Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation (such Participating Specified Foreign Currency Lender’s “Specified Foreign Currency Participation Settlement Amount”) with the Fronting Lender, the Fronting Lender shall be entitled to recover such unpaid amount from such Participating Specified Foreign Currency Lender, together with interest thereon (in the same respective currency or currencies as the relevant Specified Foreign Currency Loans) at the relevant Euro Rate plus 2.00%. Without limiting the Fronting Lender’s rights to recover from any Participating Specified Foreign Currency Lender any unpaid Specified Foreign Currency Participation Settlement Amount payable by such Participating Specified Foreign Currency Lender to the Fronting Lender, the Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Specified Foreign Currency Lender an amount equal to such Participating Specified Foreign Currency Lender’s unpaid Specified Foreign Currency Participation Settlement Amount owing to the Fronting Lender and apply such withheld amount to the payment of any unpaid Specified Foreign Currency Participation Settlement Amount owing by such Participating Specified Foreign Currency Lender to the Fronting Lender.
          15.03. Obligations Irrevocable. The obligations of each Participating Specified Foreign Currency Lender to purchase from the Fronting Lender a participation in each Specified Foreign Currency Loan made by the Fronting Lender and to make payments to the Fronting Lender with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

     (a) any lack of validity or enforceability of this Agreement or any of the other Credit Documents or of any Loans, against the Borrowers or any other Obligor;
     (b) the existence of any claim, setoff, defense or other right which the Borrowers or any other Obligor may have at any time against the Administrative Agent, any Participating Specified Foreign Currency Lender, or any other Person, whether in connection with this Agreement, any Specified Foreign Currency Loans, the transactions contemplated herein or any unrelated transactions;
     (c) any application or misapplication of any proceeds of any Specified Foreign Currency Loans;
     (d) the surrender or impairment of any security for any Specified Foreign Currency Loans;
     (e) the occurrence of any Default or an Event of Default;
     (f) the commencement or pendency of any events specified in Section 11.01(e), in respect of any Obligor or other Group Member or any other Person; or
     (g) the failure to satisfy the applicable conditions precedent set forth in Section 6 or 7.
          15.04. Recovery or Avoidance of Payments. In the event any payment by or on behalf of any Borrower or any other Obligor received by the Administrative Agent or the Fronting Lender with respect to any Specified Foreign Currency Loan made by the Fronting Lender is thereafter set aside, avoided or recovered from the Administrative Agent or the Fronting Lender in connection with any insolvency proceeding or due to any mistake of law or fact, each Participating Specified Foreign Currency Lender shall, upon written demand by the Administrative Agent, pay to the Fronting Lender (through the Administrative Agent) such Participating Specified Foreign Currency Lender’s Percentage of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by the Fronting Lender or the Administrative Agent upon the amount required to be repaid by it.
          15.05. Indemnification by Lenders. Each Participating Specified Foreign Currency Lender agrees to indemnify the Fronting Lender (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder or under any other Credit Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Fronting Lender in any way relating to or arising out of any Specified Foreign Currency Loans or any action taken or omitted by the Fronting Lender in connection therewith; provided that no Participating Specified Foreign Currency Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Fronting Lender (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the foregoing, each Participating Specified Foreign Currency Lender agrees to reimburse the Fronting Lender promptly upon demand for such Participating Specified Foreign

Currency Lender’s ratable share of any costs or expenses payable by the Borrowers to the Fronting Lender in respect of the Specified Foreign Currency Loans to the extent that the Fronting Lender is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section 15.05 shall survive payment in full of all Specified Foreign Currency Loans.
          15.06. Specified Foreign Currency Loan Participation Fee. In consideration for each Participating Specified Foreign Currency Lender’s participation in the Specified Foreign Currency Loans made by the Fronting Lender, the Fronting Lender agrees to pay to the Administrative Agent for the account of each Participating Specified Foreign Currency Lender, as and when the Fronting Lender receives payment of interest on its Specified Foreign Currency Loans, a fee (the “Specified Foreign Currency Participation Fee”) at a rate per annum equal to the Applicable Margin on such Specified Foreign Currency Loans minus 0.25% on the unfunded Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender in such Specified Foreign Currency Loans of the Fronting Lender. The Specified Foreign Currency Participation Fee in respect of any unfunded Specified Foreign Currency Participation in a Specified Foreign Currency Loan shall be payable to the Administrative Agent in the Available Currency in which the respective Specified Foreign Currency Loan was funded when interest on such Specified Foreign Currency Loan is received by the Fronting Lender. If the Fronting Lender does not receive payment in full of such interest, the Specified Foreign Currency Participation Fee in respect of the unfunded Specified Foreign Currency Participation in such Specified Foreign Currency Loans shall be reduced proportionately. Any amounts payable under this Section 15.06 by the Administrative Agent to the Participating Specified Foreign Currency Lenders shall be paid in the Available Currency in which the respective Specified Foreign Currency Loan was funded (or, if different, the currency in which such interest payments are actually received).
          15.07. Defaulting Lenders; etc. Notwithstanding anything to the contrary contained above, (x) no Lender may become a Participating Specified Foreign Currency Lender at any time it is a Defaulting Lender, and (y) if any Participating Specified Foreign Currency Lender at any time becomes a Defaulting Lender or if the Fronting Lender reasonably determines that the credit quality of any then existing Participating Specified Foreign Currency Lender has suffered a material adverse change, the Fronting Lender shall have the right to, by notice to the affected Lender, (i) terminate such Lender’s status as a Participating Specified Foreign Currency Lender for Loans and (ii) declare a Specified Foreign Currency Participation Settlement Date to occur with respect to such affected Lender.

          SECTION 16. Parallel Debt and Special Appointment of Security Agent.
          16.01. Parallel Debt owed to Security Agent. (a) Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent as creditor in its own right and not as a representative of the other Secured Creditors amounts equal to any amounts owing from time to time by that Obligor to any Secured Creditor under any Credit Document as and when those amounts are due for payment under the relevant Credit Document.
          (b) Each Obligor and the Security Agent acknowledge that the obligations of each Obligor under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Obligor to any Secured Creditor under any Credit Document (its “Corresponding Debt”) nor shall the amounts for which each Obligor is liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:
     (i)  the Parallel Debt of each Obligor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and
     (ii)  the Corresponding Debt of each Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.
          (c) The Security Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The security granted under the Credit Documents to the Security Agent to secure the Parallel Debt is granted to the Security Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.
          (d) All monies received or recovered by the Security Agent pursuant to this Section 16.01, and all amounts received or recovered by the Security Agent from or by the enforcement of any security granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.
          (e) Without limiting or affecting the Security Agent’s rights against the Obligors (whether under Section 16.01 or under any other provision of the Credit Documents), each Obligor acknowledges that:
     (i) nothing in this Section 16.01 shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Credit Document, except in its capacity as Lender; and
     (ii) for the purpose of any vote taken under any Credit Document, the Security Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
          16.02. Appointment of Security Agent for German Security. (a) For the purposes of German Security (as defined below) in addition to the provisions set out in

Section 12.10, the specific provisions set out in paragraphs (b) to (f) of this Section 16.02 shall prevail.
          (b) With respect to German Security (where “German Security” means any security interest created under the Security Documents which are governed by German law), the Security Agent shall in case of German Security constituted by non–accessory (nicht akzessorische) security interests, hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of the Secured Creditors.
          (c) In the case of German Security constituted by accessory (akzessorische) security interests created by way of pledge or other accessory instruments, hold (with regard to its own rights under Section 16.01), administer and, as the case may be, enforce or release such German Security in the name of and for and on behalf of the Secured Creditors and in its own name on the basis of the abstract acknowledgement of indebtedness pursuant to Section 16.01, but in each case for the account of the Secured Creditors.
          (d) For the purposes of performing its rights and obligations as Security Agent under any accessory (akzessorische) German Security, each Secured Creditor hereby authorises the Security Agent to act as its agent (Stellvertreter), and releases the Security Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch). At the request of the Security Agent, each Secured Creditor shall provide the Security Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Secured Creditor hereby ratifies and approves all acts previously done by the Security Agent on such Secured Creditor’s behalf.
          (e) The Security Agent accepts its appointment as administrator of the German Security on the terms and subject to the conditions set out in this Agreement and the Secured Creditor, the Security Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Creditor shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.
          (f) Each Secured Creditor hereby instructs the Security Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Secured Creditor. The Security Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.
          SECTION 17. Guaranty.
          17.01. Guaranty. (a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Secured Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of the Secured Obligations.
          Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Secured Obligations against such Guarantor without proceeding against any Obligor, or against any security for the Secured Obligations, or under any other guaranty covering all or a portion of the Secured Obligations. This Guaranty is a guaranty of prompt payment and performance and not of collection.
          (b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Secured Obligations whether or not due or payable by the Borrowers or any other Obligor upon the occurrence in respect of the Borrowers or any other Obligor of any of the events specified in Section 11.01(e) of this Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Secured Obligations to the Secured Creditors, or order, on demand, subject in each case to the applicable guaranty limitations set forth below.
          17.02. Liability of Guarantors Absolute. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of any Borrower whether executed by such Guarantor, any other Obligor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by any Obligor or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Secured Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Obligor, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays any Obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 17.05 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Secured Obligations or of any security therefor.
          17.03. Obligations of Guarantors Independent. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or any Obligor, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or any Obligor and whether or not any other Guarantor, any other guarantor or any Obligor be joined in any such action or actions. Each Guarantor waives (to the fullest extent permitted by Applicable Law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Obligor or other circumstance which operates to toll any statute of limitations as to such Obligor shall operate to toll the statute of limitations as to each Guarantor.
          17.04. Waivers by Guarantors. (a) Each Guarantor hereby waives (to the fullest extent permitted by Applicable Law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor or any Obligor) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Secured Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.
          (b) Each Guarantor waives any right to require the Secured Creditors to: (i) proceed against any Obligor, any other Guarantor, any other guarantor of the Secured Obligations or any other party; (ii) proceed against or exhaust any security held from any Obligor, any other Guarantor, any other guarantor of the Secured Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of any Obligor, any other Guarantor, any other guarantor of the Secured Obligations or any other party other than payment in full in cash of the Secured Obligations, including, without limitation, any defense based on or arising out of the disability of any Obligor, any other Guarantor, any other guarantor of the Secured Obligations or any other party, or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Obligor other than payment in full in cash of the Secured Obligations. The Secured Creditors may, at their election, foreclose on any collateral serving as security held by the Administrative Agent, the Security Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by Applicable Law), or exercise any other right or remedy the Secured Creditors may have against any Obligor or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against any Obligor, any other guarantor of the Secured Obligations or any other party or any security.
          (c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of each Obligor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from each Obligor on an ongoing basis information relating thereto and each Obligor’s ability to pay and perform its respective Secured Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (x) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of any Obligor or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of any Obligor or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the

Secured Obligations hereunder and (y) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.
          (d) Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation (a) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Obligor under the Credit Documents or the obligation of such Guarantor hereunder or (b) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.
          (e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 17.03 and in this Section 17.04 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any Applicable Law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.
          17.05. Rights of Secured Creditors. Subject to Section 17.04, any Secured Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:
     (a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Secured Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Secured Obligations as so changed, extended, increased, accelerated, renewed or altered;
     (b) take and hold security for the payment of the Secured Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Secured Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (c) exercise or refrain from exercising any rights against any Obligor, any other Credit Party, any Subsidiary thereof, any other guarantor of the Borrowers or others or otherwise act or refrain from acting;
     (d) release or substitute any one or more endorsers, Guarantors, other guarantors, any Obligor or other obligors;
     (e) settle or compromise any of the Secured Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Obligor to creditors of such Obligor other than the Secured Creditors;
     (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Obligor to the Secured Creditors regardless of what liabilities of such Obligor remain unpaid;
     (g) consent to or waive any breach of, or any act, omission or default under, any of the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Credit Documents or any of such other instruments or agreements;
     (h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against any Obligor to recover full indemnity for any payments made pursuant to this Guaranty; and/or
     (i) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).
          No invalidity, illegality, irregularity or unenforceability of all or any part of the Secured Obligations, the Credit Documents or any other agreement or instrument relating to the Secured Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Secured Obligations.
          17.06. Continuing Guaranty. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of any Obligor or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          17.07. Subordination of Indebtedness Held by Guarantors. Any indebtedness of any Obligor now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of such Obligor to the Secured Creditors; and such indebtedness of such Obligor to any Guarantor, if the Administrative Agent or the Security Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness of such Obligor to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of any Obligor to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Secured Obligations have been irrevocably paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Secured Obligations, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Secured Creditors to be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Secured Obligations thereafter existing.
          17.08. Guaranty Enforceable by Administrative Agent or Security Agent. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that the Guaranty in this Section 17 may be enforced only by the action of the Administrative Agent or the Security Agent, in each case acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Security Agent for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood and agreed that the agreement in this Section 17.08 is among and solely for the benefit of the Secured Creditors and that, if the Required Lenders so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Secured Creditor.
          17.09. Expenses. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of the Security Agent, the Administrative Agent and each other Secured Creditor in connection with the enforcement of this Guaranty and the protection of the Secured Creditors’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) employed by the Security Agent, the Administrative Agent and each other Secured Creditor).

          17.10. Benefit and Binding Effect. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.
          17.11. Set Off. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (as defined in this Agreement), each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Secured Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 17.11 are subject to the sharing provisions set forth in Section 13.06 of this Agreement.
          17.12. Reinstatement. If any claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Secured Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, any Obligor), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any Note or any other instrument evidencing any liability of any Obligor, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
          17.13. Contribution. At any time a payment in respect of the Secured Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Secured Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Secured Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Secured Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Secured Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Secured Obligations (the aggregate amount of such deficit, the “Aggregate Deficit

Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Secured Obligations have been irrevocably paid in full in cash and the Total Commitment and all Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 17.13 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Secured Obligations and any other obligations owing under this Guaranty. As used in this Section 17.13: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Secured Obligations arising under this Guaranty) on such date. Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Agreement pursuant to Section 18 of this Agreement shall thereafter have no contribution obligations, or rights, pursuant to this Section 17.13, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 17.13, each Guarantor who makes any payment in respect of the Secured Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Secured Obligations have been irrevocably paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.
          17.14. Limitations for US Guarantors. This Section 17.14 shall apply to any guarantee (hereafter a “United States Guarantee”) which is granted by any Guarantor incorporated under the laws of the United States of America or any State or territory thereof (a “US Guarantor”). Each Guarantor and each Secured Creditor (by its acceptance of the benefits of the Guaranty in this Section 17) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of the Guaranty in this Section 17) hereby irrevocably agrees that the Secured Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Secured Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
          17.15. Limitations for French Guarantors. (a) The obligations and liabilities of any Obligor incorporated in France under the Credit Documents shall not include any obligation or liability which if incurred would (i) constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Code de commerce or (ii) a violation of article L.225-216 of the French Code de commerce.
          (b) The obligations and liabilities of any French Obligor under any Credit Document for the Secured Obligations of any guaranteed party which is not a Subsidiary of such French Obligor shall be limited, at any time, to an amount equal to the aggregate of all amounts borrowed (directly or indirectly) under this Agreement by such guaranteed party to the extent directly or indirectly on-lent to such French Obligor under intercompany loan arrangements and outstanding at the date a payment is to be made by such French Obligor under the relevant Credit Document, it being specified that any payment made by such French Guarantor under Section 17.01 in respect of the obligations of such guaranteed party shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor under the intercompany loan arrangements referred to above.
          (c) The obligations and liabilities of each French Obligor under any Credit Document for the Secured Obligations of any guaranteed party which is its Subsidiary shall not, in relation to amounts due by such Obligor as Borrower, be limited and shall therefore cover all amounts due by such guaranteed party as Borrower and shall cover, in relation to amounts due by such Obligor as Guarantor, all amounts due by such Obligor as Guarantor subject to the limitations set out in paragraphs (a) and (b) above as if the same applied mutatis mutandis to such Obligor. It is understood that the limitations set forth in this Section 17.15 shall also apply to such French Obligor’s obligations under the Guaranty to repay any amounts owed under Sections 13.01, 13.02 and 14.05 which are not attributable to such Obligor.
          (d) Notwithstanding anything to the contrary contained herein or in any other Credit Document, it is acknowledged that such French Obligor is not acting jointly and severally with the other Obligors and shall not be considered as “co-débiteur solidaire” as to its obligations pursuant to the guarantee or any obligation under any Credit Document.
          17.16. Limitations for German Guarantors. (a) The restrictions in this Section 17.16 shall apply to any guarantee and indemnity (hereinafter the “Guarantee”) granted by a Guarantor incorporated under the laws of Germany as a limited liability company (“GmbH”) (a “German Guarantor”) to secure liabilities of its direct or indirect shareholder(s) (upstream) or an entity affiliated with such shareholder (verbundenes Unternehmen) within the meaning of section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (excluding, for the avoidance of doubt purposes any direct or indirect Subsidiary of such Guarantor). It is understood and agreed that the limitations set forth in this Section 17.16 shall also apply to any German Obligor’s obligations under the Guaranty to repay any amounts owed under Sections 13.01, 13.02 and 14.05 which are not attributable to such Obligor.

          (b) The restrictions in this Section 17.16 shall not apply to the extent the German Guarantor secures any indebtedness under any Credit Documents in respect of (i) loans to the extent they are on-lent or otherwise (directly or indirectly) passed on to the relevant German Guarantor or its Subsidiaries and such amount on-lent or otherwise passed on is not repaid or (ii) bank guarantees or letters of credit that are issued under the Credit Documents for the benefit of any of the creditors of the German Guarantor or the German Guarantor’s Subsidiaries or any other benefit granted under the Credit Documents.
     17.16.1 Restrictions on Payment. (a) The parties to this Agreement agree that if payment under the Guarantee or enforcement of the Guarantee under the Security Documents to which a German Guarantor is a party would (i) cause the amount of a German Guarantor’s net assets, as calculated pursuant to Section 17.16.2 (Net Assets) below, to fall below the amount of its registered share capital (Stammkapital), or (ii) increase an existing shortage of its registered share capital (Vertiefung einer Unterbilanz), in each case in violation of section 30 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaft mit beschränkter Haftung) (“GmbHG”) (such events are hereinafter referred to as a “Capital Impairment”), then the Secured Creditors shall, subject to paragraphs (b) to (c) below, demand such payment or enforcement from such German Guarantor only to the extent such Capital Impairment would not occur.
     (b) If the relevant German Guarantor does not notify the Administrative Agent in writing (the “Management Notification”) within 10 (ten) Business Days after the Administrative Agent notified such German Guarantor of its intention to demand payment under the Guarantee that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur), then the restrictions set out in paragraph (a) above shall not apply.
     (c) If the relevant German Guarantor does not provide an Auditors’ Determination (as defined in Section 17.16.4 (Auditors’ Determination) below) within 30 (thirty) Business Days from the date on which the Administrative Agent received the Management Notification then the restrictions set out in paragraph (a) above shall not apply and the Administrative Agent shall not be obliged to assign or make available to the German Guarantor any net proceeds realized.
     17.16.2 Net Assets. The calculation of net assets (the “Net Assets”) shall only take into account the sum of the values of the assets of the relevant German Guarantor determined in accordance with applicable law and court decisions and, if there is no positive going concern (positive Fortführungsprognose) based on the lower of book value (Buchwert) and liquidation value (Liquidationswert) (consisting of all assets which correspond to those items listed in section 266 subsection (2) A, B and C of the German Commercial Code (Handelsgesetzbuch) “HGB”) less the relevant German Guarantor’s liabilities (consisting of all liabilities and liability reserves which correspond to those items listed in accordance with section 266 subsection (3) B, C and D HGB).
     For the purposes of calculating the Net Assets, the following balance sheet items shall be adjusted as follows:

     (a) the amount of any increase in the registered share capital of the relevant German Guarantor which was carried out after the relevant German Guarantor became a party to this Agreement without the prior written consent of the Administrative Agent shall be deducted from the amount of the registered share capital of the relevant German Guarantor;
     (b) loans or other contractual liabilities incurred by the relevant German Guarantor in breach of the Credit Documents shall not be taken into account as liabilities.
     17.16.3 Mitigation. (a) The relevant German Guarantor shall realize, to the extent legally permitted and commercially reasonable in a situation where it does not have sufficient Net Assets to maintain its registered share capital, all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if such asset is not necessary for the German Guarantor’s business (betriebsnotwendig).
     (b) The limitations on demanding payment under this Guarantee set out in this Section 17.16 shall not apply if and to the extent that the German Guarantor has not taken a specific measure which the Security Agent has reasonably requested and which the relevant German Guarantor is legally permitted to take in order to avoid demanding payment under the Guarantee causing a Capital Impairment of the relevant German Guarantor (including without limitation, setting off-claims), provided that it is commercially justifiable to take such measures.
     17.16.4 Auditors’ Determination. (a) If the relevant German Guarantor claims that a Capital Impairment would occur on payment under this Guarantee, the German Guarantor may (at its own cost and expense) arrange for the preparation of a balance sheet by a firm of recognized auditors (the “Auditors”) in order to have such Auditors determine whether (and, if so, to what extent) any payment under this Guarantee would cause a Capital Impairment (the “Auditors’ Determination”).
     (b) The Auditors’ Determination shall be prepared, taking into account the adjustments set out in Section 17.16.2 (Net Assets) above, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as constantly applied by the relevant German Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. Subject to Section 17.6.6 (No waiver) below, such Auditors’ Determination shall be binding on the relevant German Guarantor and the Administrative Agent.
     (c) Even if the relevant German Guarantor arranges for the preparation of an Auditors’ Determination, the relevant German Guarantor’s obligations under the mitigation provisions set out in Section 17.16.3 (Mitigation) above shall continue to exist.

     17.16.5 Improvement of Financial Condition. If, after it has been provided with an Auditors’ Determination which prevented it from demanding any or only partial payment under this Guarantee, the Administrative Agent has reasonable grounds to believe that the financial condition of the relevant German Guarantor as set out in the Auditors’ Determination has substantially improved (in particular, if the relevant German Guarantor has taken any action in accordance with the mitigation provisions set out in Section 17.16.3 (Mitigation) above), the Administrative Agent may, at the relevant German Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the relevant German Guarantor by applying the same principles that were used for the preparation of the Auditors’ Determination by the Auditors who prepared the Auditors’ Determination pursuant to paragraph (a) of Section 17.16.4 (Auditors’ Determination) above in order for such Auditors to determine whether (and, if so, to what extent) the situation leading to a Capital Impairment has been cured as a result of the improvement of the financial condition of the relevant German Guarantor. The Administrative Agent may demand payment under this Guarantee to the extent that the Auditors determine that the Capital Impairment has been cured.
     17.16.6 Reimbursement. Any managing director (Geschäftsführer) of the German Guarantor may request reimbursement from the Finance Parties (pro rata) for such net proceeds received by the relevant Finance Party from the realisation of the security and/or guarantee provided hereunder if such managing director is required to reimburse the German Guarantor pursuant to section 64, sentence 3 GmbHG due to a final non-appealable (rechtskräftig) court decision (other than a court decision based on omission (Versäumnisurteil) or recognisance (Anerkenntnis)) which states that either the granting or the enforcement of any Security Document or a payment under this Guarantee led to the illiquidity (Zahlungsunfähigkeit) of the German Guarantor, such request to be made within one month from the date of service (Zustellung) on such managing director the German Guarantor of such final court decision.
     17.16.7 No waiver. Notwithstanding any limitation under this Guarantee, the Administrative Agent shall be entitled to further pursue in court payment claims under this Guarantee granted by the respective German Guarantor if it disagrees with the Auditor’s Determination by claiming in court that demanding payment under the German Guarantee against the relevant German Guarantor does not violate §§ 30, 31 GmbHG and would not constitute an unlawful payment within the meaning of § 64 sentence 3 GmbHG. The agreement of the Administrative Agent to abstain from demanding any or part of the payment under this Guarantee in accordance with the provisions above shall constitute neither a waiver (Verzicht) of any right granted under this Agreement or any other Credit Document to the Administrative Agent or any Secured Creditor nor a definite defense (Einwendung) of the relevant German Guarantor against any of the guaranteed obligations.
     17.16.8 GmbH & Co KG. The aforementioned provisions shall apply to a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) mutatis mutandis and all references to net assets shall be construed as a reference to the aggregated net assets of the general partner and the limited partnership.

          17.17. Limitations for Spanish Guarantors. (a)The obligations and liabilities of any Obligor incorporated in Spain under the Guaranty shall  not include any obligation or liability which, if incurred,  it would result in such guarantee constituting unlawful financial assistance within the meaning of: (i) Article 81 of the Spanish Joint Stock Company Law (Ley de Sociedades Anonimas); or (ii) Article 40.5 of the Spanish Limited Liabilities Company Law (Ley de Sociedades de Responsabilidad Limitada), as applicable.
     (b) The obligations and liabilities of any Spanish Obligor under the any Credit Document (except any Security Document executed by such Spanish Obligor) shall further be limited to the higher of: (i) the net assets (“patrimonio neto”) calculated in respect of the latest financial statements of the Spanish Obligor calculated in accordance with the applicable law which have been filed with the commercial registry; (ii) the  amounts borrowed directly  by the Spanish Obligor plus any amounts  borrowed under this Agreement by other Borrowers and  on-lent to the Spanish Borrower under any intercompany finance agreement; (iii) the amount that would cause the Spanish Obligor to reduce its share capital below the statutory legal amount for the valid incorporation under Spanish law of such Spanish Obligor; and (iv) the amount that would cause the Spanish Obligor to fall in an event which could force it to file a voluntary insolvency petition based on current insolvency (“insolvencia actual”).
          17.18. Payments. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrowers under Sections 5.03 and 5.04 of this Agreement and shall be made in accordance with Section 13.18.
          17.19. Application of Payments for Australian Guarantors.
          (a) Suspense Account. A Secured Creditor may place in a suspense account any payment it receives from an Australian Guarantor for as long as it thinks prudent and need not apply it towards satisfying the Secured Obligations or other money payable under this Guaranty.
          (b) Remaining Money. Each Secured Creditor agrees to pay any money remaining after the Secured Obligations are discharged either to the relevant Australian Guarantor (which the Secured Creditor may do by paying it into an account in the relevant Australian Guarantor’s name) or to another person entitled to it. In doing so, it does not incur any liability to the Australian Guarantor. A Secured Creditor is not required to pay an Australian Guarantor interest on any money remaining after the Secured Obligations are discharged.
          (c) Credit from Date of Receipt. An Australian Guarantor is only credited with money from the date the Secured Creditor actually receives it.
          17.20. Additional Guarantors. It is understood and agreed that any Subsidiary that is required to execute a counterpart of this Guaranty after the date hereof pursuant to Collateral and Guaranty Requirements shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof to the Administrative Agent or executing a Joinder Agreement substantially in the form of Exhibit I and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Guaranty and the Collateral and Guaranty Requirements as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.
          17.21. Right to prove.
          (a) Appointment of Attorneys. Each Australian Guarantor irrevocably appoints the Administrative Agent and each of its Authorized Officers individually as its attorney and agrees to formally approve all action taken by an attorney under Section 17.20(b).
          (b) Attorneys’ Powers. Each attorney may:
     (i) do anything which the Australian Guarantor may lawfully do to exercise its right of proof after an insolvency event occurs in respect of an Australian Borrower or any other Australian Guarantor in connection with a matter not connected with its rights as “Guarantor” under this Guaranty. (These things may be done in the Australian Guarantor’s name or the attorney’s name and they include signing and delivering documents, taking part in legal proceedings and receiving any dividend arising out of the right of proof);
     (ii) delegate its powers (including this power) and may revoke a delegation; and
     (iii) exercise its powers even if this involves a conflict of duty and even if it has a personal interest in doing so.
          (c) Application of Insolvency Dividends. The attorney need not account to the relevant Australian Guarantor for any dividend received on exercising the right of proof under Section 17.20(b)(i) except to the extent that any dividend remains after the Secured Creditors have received all of the Secured Obligations and all other amounts payable under this guaranty.
          17.22. Secured Money Limitations. Notwithstanding anything to the contrary in this Agreement or in the other Credit Documents, and solely for purposes of this Guaranty and the obligations guaranteed by the Obligors (other than the Australian Obligors) hereunder, the definition of Secured Obligations shall assume that the Security Documents governed by Australian law and New York law secure the “Secured Obligations” (as defined in a manner consistent with the Security Documents governed by a law other than that of Australia) of the Australian Obligors instead of the “Secured Money” (as defined in the applicable Security Documents) of the Australian Obligors.
          SECTION 18. Release of Liens and Guaranties. A Guarantor shall automatically be released from its obligations under the Credit Documents and all security interests in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which Guarantor ceases to be a Subsidiary of either Parent Guarantor; provided that no Borrower shall be released; provided further that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent did not provide otherwise. Upon any sale or other transfer by any Obligor of any Collateral (other than a sale or transfer of Collateral to any Obligor, unless the respective transferee is not required to grant a security interest upon the Collateral so transferred to it) that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest granted under any Credit Document in any Collateral pursuant to Section 13.12 of this Agreement, the security interest in such Collateral shall be automatically released. In connection with any termination or release pursuant to this Section, the Security Agent shall promptly execute and deliver to any Obligor, at such Obligor’s expense, all documents that such Obligor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Security Agent.
          SECTION 19. Security Trust Provisions. Each party hereto agrees and consents to the provisions set forth in Schedule 19 attached hereto.
* * *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

UK HOLDCO TOYS “R” US (UK) LIMITED, as UK HOLDCO
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Director

UK BORROWER: TOYS “R” US LIMITED, as the UK Borrower
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Director

Signature page to Toys Facility Agreement

UK GUARANTORS: TOYS “R” US HOLDINGS (UK) LIMITED, as a Guarantor
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Director

TOYS “R” US HOLDINGS LIMITED, as a Guarantor
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Director

TOYS “R” US PROPERTIES LIMITED, as a Guarantor
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Director

TOYS “R” US FINANCIAL SERVICES LIMITED, as a Guarantor
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Director

AUSTRALIAN BORROWER:

EXECUTED by TOYS “R” US (AUSTRALIA) PTY LTD in accordance with Section 127(1) of the Corporation’s Act 2001 (Cwlth) by authority of its directors:

/s/ John Campradt	/s/ Jeanne M. Kemp

Signature of director	Signature of director/
company secretary

John Campradt	Jeanne Kemp

Name of director	Name of director/
company secretary

AUSTRALIAN GUARANTOR:

EXECUTED by BABIES “R” US (AUSTRALIA) PTY LTD in accordance with Section 127(1) of the Corporation’s Act 2001 (Cwlth) by authority of its directors:

/s/ John Campradt	/s/ Jeanne M. Kemp

Signature of director	Signature of director/
company secretary

John Campradt	Jeanne Kemp

Name of director	Name of director/
company secretary

GERMAN BORROWER: TOYS “R” US GMBH, as the German Borrower
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Director

GERMAN GUARANTOR: TOYS “R” US OPERATIONS GMBH, as a Guarantor
By:	/s/ Wolfgang Link
	Name:	Wolfgang Link
	Title:	Managing Director

TOYS “R” US LOGISTIK GMBH, as a Guarantor
By:	/s/ Wolfgang Link
	Name:	Wolfgang Link
	Title:	Managing Director

FRENCH BORROWER: TOYS “R” US SARL, as the French Borrower
By:	/s/ Gilles Mollard
	Name:	Gilles Mollard
	Title:	Co-Gerant

SPANISH BORROWER: TOYS “R” US IBERIA, S.A., as the Spanish Borrower
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Director

EUROPEAN PARENT GUARANTOR: TOYS “R” US EUROPE, LLC, as the European Parent Guarantor
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Senior Vice President

AUSTRALIAN PARENT GUARANTOR: TRU AUSTRALIA HOLDINGS, LLC, as the Australian Parent Guarantor
By:	/s/ Robert Zarra
	Name:	Robert Zarra
	Title:	Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Administrative Agent, Co-Collateral Agent and Security Agent
By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Vice President

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

signature page to Toys Facility Agreement

BANK OF AMERICA, N.A., Individually and as Co-Collateral Agent
By:	/s/ Christine Hutchinson
	Name:	Christine Hutchinson
	Title:	Principal

signature page to Toys Facility Agreement

CITIBANK, N.A., Individually and as a Documentation Agent
By:	/s/ Brendan Mackay
	Name:	Brendan Mackay
	Title:	Vice President

signature page to Toys Facility Agreement

GOLDMAN SACHS LENDING PARTNERS LLC, as a Documentation Agent
By:	/s/ Alexis Maged
	Name:	Alexis Maged
	Title:	Authorized Signatory

signature page to Toys Facility Agreement

GOLDMAN SACHS BANK (EUROPE) PLC, as a Lender
By:	/s/ Mark Watson
	Name:	Mark Watson
	Title:	Authorized Signatory

signature page to Toys Facility Agreement

DEUTSCHE BANK AG, LONDON BRANCH, as the Facility Agent
By:	/s/ David Mills
	Name:	David Mills
	Title:	Director

By:	/s/ Carrie Martin
	Name:	C. Martin
	Title:	VP

signature page to Toys Facility Agreement